$150,000,000.00

CREDIT AGREEMENT

Among

GLOBAL INDUSTRIES, LTD.,
AND
GLOBAL OFFSHORE MEXICO, S. DE R.L. DE C.V.

as Borrowers,

THE LENDERS NAMED IN THIS CREDIT AGREEMENT

as Lenders,

and

CREDIT LYONNAIS NEW YORK BRANCH

as Administrative Agent,

CREDIT LYONNAIS SECURITIES,

as Lead Arranger and Book Runner

March 9, 2004

TABLE OF CONTENTS

                                                                                                                        Page

ARTICLE I..... DEFINITIONS AND ACCOUNTING TERMS                                            1

            Section 1.01..... Certain Defined Terms                                                                       1

            Section 1.02..... Computation of Time Periods                                                           23

            Section 1.03..... Accounting Terms                                                                            23

            Section 1.04..... Classes and Types of Advances                                                       23

            Section 1.05..... Miscellaneous                                                                                  23

ARTICLE II..... THE ADVANCES                                                                                      23

            Section 2.01..... The Advances                                                                                  23

            Section 2.02..... Method of Borrowing                                                                       25

            Section 2.03..... Fees                                                                                                 28

            Section 2.04..... Reduction of the Commitments                                                          29

            Section 2.05..... Repayment                                                                                        29

            Section 2.06..... Interest                                                                                              29

            Section 2.07..... Prepayments                                                                                      31

            Section 2.08..... Funding Losses                                                                                  32

            Section 2.09..... Increased Costs                                                                                 33

            Section 2.10..... Payments and Computations                                                              34

            Section 2.11..... Taxes                                                                                                35

            Section 2.12..... Sharing of Payments, Etc                                                                   37

            Section 2.13..... Lender Replacement                                                                          37

           Section 2.14..... Applicable Lending Offices                                                                 38

            Section 2.15..... Letters of Credit                                                                                39

ARTICLE III..... CONDITIONS PRECEDENT                                                                    43

            Section 3.01..... Conditions Precedent to Effectiveness                                                43

            Section 3.02..... Conditions Precedent to Each Borrowing                                           47

            Section 3.03..... Determinations Under Section 3.01                                                    48

ARTICLE IV..... REPRESENTATIONS AND WARRANTIES                                            48

            Section 4.01..... Existence                                                                                           48

            Section 4.02..... Power                                                                                               48

            Section 4.03..... Authorization and Approvals                                                              49

            Section 4.04..... Enforceable Obligations                                                                     49

            Section 4.05..... Financial Statements                                                                          49

            Section 4.06..... True and Complete Disclosure                                                           49

            Section 4.07..... Litigation; Compliance with Laws                                                       49

            Section 4.08..... Use of Proceeds                                                                                50

            Section 4.09..... Investment Company Act                                                                   50

            Section 4.10..... Public Utility Holding Company Act                                                   50

            Section 4.11..... Taxes                                                                                                50

            Section 4.12..... Pension Plans                                                                                    51

            Section 4.13..... Condition of Property; Casualties                                                      51

            Section 4.14..... Insurance                                                                                          52

            Section 4.15..... No Burdensome Restrictions; No Defaults                                         52

            Section 4.16..... Environmental Condition                                                                    52

            Section 4.17..... Title to Property, Etc                                                                         53

            Section 4.18..... Security Interests                                                                               53

            Section 4.19..... Subsidiaries; Corporate Structure                                                      53

            Section 4.20..... Citizenship                                                                                        53

            Section 4.21..... Labor Relations                                                                                53

            Section 4.22..... Intellectual Property                                                                          54

            Section 4.23..... Solvency                                                                                          54

ARTICLE V..... AFFIRMATIVE COVENANTS                                                                54

            Section 5.01..... Compliance with Laws, Etc                                                              55

            Section 5.02..... Maintenance of Insurance                                                                 55

            Section 5.03..... Preservation of Existence, Etc                                                           58

            Section 5.04..... Payment of Taxes, Etc                                                                      58

            Section 5.05..... Reporting Requirements                                                                    59

            Section 5.06..... Maintenance of Property                                                                   61

            Section 5.07..... Inspection                                                                                         61

            Section 5.08..... Use of Proceeds                                                                               61

            Section 5.09..... Nature of Business                                                                            61

            Section 5.10..... Books and Records                                                                          61

            Section 5.11..... New Subsidiaries                                                                              62

            Section 5.12..... New Vessels                                                                                     63

            Section 5.13..... Operation of Mortgaged Vessels                                                       63

            Section 5.14..... Appraisal Reports                                                                             64

            Section 5.15..... Further Assurances in General                                                           65

            Section 5.16..... Post-Closing Requirements                                                               65

ARTICLE VI..... NEGATIVE COVENANTS                                                                      66

            Section 6.01..... Liens, Etc                                                                                         66

            Section 6.02..... Debts, Guaranties and Other Obligations                                           68

            Section 6.03..... Merger or Consolidation; Asset Sales                                               69

            Section 6.04..... Investments                                                                                      70

            Section 6.05..... Transactions With Affiliates                                                              70

            Section 6.06..... Compliance with ERISA                                                                  70

            Section 6.07..... Restricted Payments                                                                        70

            Section 6.08..... Maintenance of Ownership of Subsidiaries                                       71

            Section 6.09..... Agreements Restricting Liens and Distributions                                 71

            Section 6.10..... Other Debt                                                                                      71

            Section 6.11..... Limitation on Changes in Fiscal Periods                                            71

            Section 6.12..... Mortgaged Vessels                                                                          71

            Section 6.13..... Leverage Ratio                                                                                73

            Section 6.14..... Minimum Net Worth                                                                        73

            Section 6.15..... Minimum Interest Coverage Ratio                                                    73

            Section 6.16..... Minimum Consolidated EBITDA                                                     73

            Section 6.17..... Capital Expenditures                                                                       73

            Section 6.18..... Acquisitions                                                                                    74

            Section 6.19..... Collateral Coverage Test                                                                 74

ARTICLE VII..... REMEDIES                                                                                             74

            Section 7.01..... Events of Default                                                                             74

            Section 7.02..... Optional Acceleration of Maturity                                                    76

            Section 7.03..... Automatic Acceleration of Maturity                                                  77

            Section 7.04..... Non-exclusivity of Remedies                                                            77

            Section 7.05..... Right of Set‑off                                                                               77

            Section 7.06..... Application of Proceeds                                                                  78

ARTICLE VIII..... THE ADMINISTRATIVE AGENT AND THE ISSUING BANK         79

            Section 8.01..... Appointment; Nature of Relationship                                               79

            Section 8.02..... Powers                                                                                           79

            Section 8.03..... General Immunity                                                                            79

            Section 8.04..... No Responsibility for Loans, Recitals, etc                                        79

            Section 8.05..... Action on Instructions of Lenders                                                    80

            Section 8.06..... Employment of Agents and Counsel                                                80

            Section 8.07..... Reliance on Documents; Counsel                                                    80

            Section 8.08..... Reimbursement and Indemnification                                                80

            Section 8.09..... Notice of Default                                                                            81

            Section 8.10..... Rights as a Lender                                                                          81

            Section 8.11..... Lender Credit Decision                                                                   81

            Section 8.12..... Successor Administrative Agent and Issuing Bank                           82

            Section 8.13..... Other Titles                                                                                    82

            Section 8.14..... Collateral Matters                                                                           82

ARTICLE IX..... BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS  84

            Section 9.01..... Successors and Assigns                                                                  84

            Section 9.02..... Participations                                                                                  84

            Section 9.03..... Assignments                                                                                   85

            Section 9.04..... Dissemination of Information                                                           86

            Section 9.05..... Tax Treatment                                                                                86

ARTICLE X..... MISCELLANEOUS                                                                                 86

            Section 10.01..... Amendments, Etc                                                                         86

            Section 10.02..... Notices, Etc                                                                                 87

            Section 10.03..... No Waiver; Remedies                                                                  87

            Section 10.04..... Costs and Expenses                                                                     87

            Section 10.05..... Binding Effect                                                                              87

            Section 10.06..... Indemnification                                                                            88

            Section 10.07..... Execution in Counterparts                                                            88

            Section 10.08..... Survival of Representations, Etc                                                   88

            Section 10.09..... Severability                                                                                  88

            Section 10.10..... Usury Not Intended                                                                     88

            Section 10.11..... Judgment Currency                                                                      89

            Section 10.12..... Forbearance Agreements                                                             90

            Section 10.13..... Governing Law                                                                            90

            Section 10.14..... Consent to Jurisdiction; Process Agent                                         90

            Section 10.15..... Waiver of Jury                                                                             90

EXHIBITS:

Exhibit A        -Form of Assignment and Acceptance

Exhibit B        -Form of Compliance Certificate

Exhibit C        -Form of Guaranty

Exhibit D        -Form of Vessel Mortgage

Exhibit E        -Form of Notice of Borrowing

Exhibit F        -Form of Notice of Conversion or Continuation

Exhibit G        -Form of Pledge Agreement

Exhibit H-1    -Form of Revolving Note (Company)

Exhibit H-2    -Form of Revolving Note (Mexican Borrower)

Exhibit I         -Form of Security Agreement

Exhibit J         -Form of Swingline Note

Exhibit K        -Form of Mortgage

Exhibit L        -Form of Commitment Increase Agreement

SCHEDULES:

Schedule 1              -Notice Information for Lenders

Schedule 1.01(a)     -Permitted Bonds Obligations

Schedule 1.01(b)     -Revolving Commitments

Schedule 1.01(c)     -List of Guaranties

Schedule 1.01(d)     -List of Pledge Agreements

Schedule 4.16          -Environmental Disclosures

Schedule 4.17          -Mortgaged Vessels and Mortgaged Real Estate

Schedule 4.19          -Subsidiaries/Corporate Structure

Schedule 6.01          -Existing Liens

Schedule 6.02          -Existing Debt

CREDIT AGREEMENT

        This Credit Agreement dated as of March 9, 2004, is among (a) Global Industries, Ltd., a Louisiana corporation (the "Company"), and Global Offshore Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the "Mexican Borrower", and together with the Company, the "Borrowers"), (b) the Lenders (as defined below), and (c) Credit Lyonnais New York Branch, as Administrative Agent (as defined below) for the Lenders.

The Borrowers, the Lenders, and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Certain Defined Terms.  As used in this Agreement, the terms defined above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acceptable Security Interest" in any Property means a Lien (a) which exists in favor of the Administrative Agent for the benefit of the Lenders; (b) which is superior to all other Liens except Permitted Prior Liens; (c) which secures the Obligations of (i) in the case of Global Collateral, the Loan Parties other than the Mexican Subsidiaries and (ii) in the case of Mexican Collateral, the Mexican Subsidiaries; and (d) which is perfected and enforceable against all Persons in preference to any rights of any Person therein (other than rights in respect of Permitted Prior Liens).

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires from a third party that is not a Subsidiary any going concern business or all or substantially all of the assets of any Person that is not a Subsidiary, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from a third party that is not a Subsidiary (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that is not a Subsidiary which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a Person other than a corporation that is not a Subsidiary.

"Administrative Agent" means CLNY in its capacity as contractual representative of the Lenders pursuant to Article VIII, and not in its individual capacity as a Lender, and any successor administrative agent pursuant to Section 8.12.

"Advance" means a Revolving Advance or a Swingline Advance and "Advances" means the Revolving Advances and the Swingline Advances collectively.

"Affiliate" of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

"Agreed Currencies" means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Australian Dollars, British Pounds Sterling, Canadian Dollars, Japanese Yen, Malaysian Ringgit, Thai Baht and the Euro, and (iii) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders.  For the purposes of this definition, each of the specific currencies referred to in clause (ii) above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g. "Australian Dollars" means the lawful currency of Australia.

"Agreement" means this Credit Agreement dated as of March 9, 2004 among the Borrowers, the Lenders, and the Administrative Agent, as it may be amended or modified and in effect from time to time.

"Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate in effect for such day and (b) the sum of the Federal Funds Rate in effect for such day plus ½ of 1% per annum.

"Applicable Lending Office" means, with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender listed on Schedule 1 or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Company and the Administrative Agent from time to time.

"Applicable Margin" means, at any time with respect to each Type of Advance, each category of Letter of Credit, and the Revolving Commitment Fee, the percentage rate per annum as set forth below for the Level in effect at such time:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V	LEVEL VI	LEVEL VII
Eurodollar Advances and Financial Letters of Credit	4.00%	3.75%	3.50%	3.25%	3.00%	2.75%	2.50%
Base Rate Advances	3.00%	2.75%	2.50%	2.25%	2.00%	1.75%	1.50%
Revolving Commitment Fee	0.80%	0.75%	0.70%	0.65%	0.60%	0.55%	0.50%
Performance and Documentary Letters of Credit	3.00%	2.8125%	2.625%	2.4375%	2.25%	2.0625%	1.875%

"Appraisal Report" means the initial appraisal report delivered pursuant to Section 3.01(e) and the additional appraisal reports delivered pursuant to Section 5.14.

"Arranger" means Credit Lyonnais Securities.

"Assignment and Acceptance" has the meaning set forth in Section 9.03(a).

"Base Rate Advance" means an Advance in Dollars which bears interest as provided in Section 2.06(a).

"Borrowing" means a Revolving Borrowing, a Swingline Borrowing or a Mandatory Revolving Borrowing.

"Borrowing Date" means a date on which any Advance is made hereunder.

"Business Day" means, (a) with respect to any Borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and on which dealing in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities.

"Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, but excluding any capital expenditures required under Section 6.03(b)(iii) hereof.

"Capitalized Lease" of a Person means any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"Cash Collateral Account" means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to Sections 2.15(e), 2.15 (h), 7.02(b) or 7.03(b) to be maintained with the Administrative Agent in accordance with Section 2.15(g).

"Casualty Event" means, with respect to any Mortgaged Vessel, any accident, occurrence, event or any condemnation or taking resulting in the loss of or to, or any damage to, any Mortgaged Vessel or any of its equipment.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

"Change in Control" means (a) the direct or indirect acquisition after the Closing Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934), or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) other than a Permitted Holder (as defined below), of beneficial ownership of issued and outstanding shares of voting stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 35% of the combined voting power of all then-issued and outstanding voting stock of the Company or (b) during any period of 12 consecutive months, beginning with and after the Closing Date, individuals who at the beginning of such 12-month period were directors of the Company (together with new directors elected by, or nominated for election by, such directors or directors elected under this parenthetical clause) shall cease for any reason to constitute a majority of the board of directors of the Company at any time during such period.  A "Permitted Holder" is (i) William Dore, (ii) any trust, corporation, partnership or other entity, 80% or more of the controlling interest of which is held by William Dore, (iii) Kay Dore, former spouse of William Dore, or (iv) any Person related to William Dore, his spouse or Kay Dore, former spouse of William Dore, either as a direct-line descendant or ancestor or as a relative with ancestors in common (adopted persons shall be considered the natural born children of their adoptive parents), in each case to whom such individual has transferred capital stock of the Borrower.

"Class" has the meaning set forth in Section 1.04.

"CLNY" means Credit Lyonnais New York Branch.

"Closing Date" means March 9, 2004.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Collateral" means the Global Collateral and the Mexican Collateral.

"Collateral Coverage Amount" means an amount equal to (a) the aggregate Orderly Liquidation Value of all Mortgaged Vessels as determined by the most recent Appraisal Report delivered pursuant to Section 5.14 divided by (b) 1.4.

"Collateral Shortfall Amount" means the amount of Letter of Credit Obligations at such time, less the amount on deposit in the Cash Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations.

"Confidential Information Memorandum" means the Confidential Information Memorandum dated March 2004 (together with all amendments and supplements thereto) and furnished to the Lenders in connection with the syndication of the Revolving Commitments hereunder.

"Commitments Increase Agreement" means a Commitment Increase Agreement executed by a Lender in substantially the form of the attached Exhibit L.

"Commitments" means (a) as to any Lender, its Revolving Commitment, and (b) as to the Swingline Bank, its Swingline Commitment.

"Compliance Certificate" means a Compliance Certificate signed by a Responsible Officer of the Company in substantially the form of the attached Exhibit B.

"Computation Date" has the meaning set forth in Section 2.15(h).

"Consolidated Debt" means all Debt of the Company and its Subsidiaries calculated on a consolidated basis at any time.

"Consolidated EBITDA" means, for any Person and its Subsidiaries calculated on a consolidated basis for any period:

        (a)    Consolidated Net Income for such period plus

        (b)    to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) foreign, federal, state, and local taxes on Net Income net of credits, (iii) depreciation expense, (iv) amortization expense, (v) non-operating, non-cash charges, (vi) fees and expenses incurred in connection with this Agreement, (vii) losses in the equity of the Company's former unconsolidated subsidiary, CCC Fabricaciones y Construcciones S.A. de C.V., and (viii) up to $40,000,000.00 of costs and expenses incurred by the Company in connection with the GTM Settlement minus

        (c)     to the extent included in determining Consolidated Net Income, extraordinary non-operating gains, non-cash charges related to the impairment of assets and other gains in connection with the sale or disposal of assets, each net of related income taxes, all determined in accordance with GAAP.

"Consolidated Interest Expense" means, for any Person and its Subsidiaries calculated on a consolidated basis for any period, without duplication, the sum of (a) interest expense, including the interest component of Capitalized Leases and the net amount payable under any Rate Hedging Agreement, (b) the interest component of Synthetic Leases, (c) commitment, facility, usage and similar fees payable in connection with any Debt, and (d) letter of credit fees for Financial Letters of Credit, all determined in accordance with GAAP.

"Consolidated Net Income" means, for any Person and its Subsidiaries calculated on a consolidated basis for any period, net income after taxes for such period, as determined in accordance with GAAP.

"Consolidated Net Worth" means, for the Company and its Subsidiaries calculated on a consolidated basis at any time, all amounts which would be included under shareholders' equity.

"Consolidated Total Net Cash" means the sum of (i) accounts in accordance with GAAP classified as unrestricted (A) cash or cash equivalents, (B) marketable securities, or (C) other Liquid Investments less (ii) the sum of (A) the aggregate outstanding principal amount of the Revolving Advances plus (B) the Letter of Credit Exposure plus (C) the aggregate outstanding principal amount of the Swingline Advances.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Continue", "Continuation", and "Continued" each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

"Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock (or other ownership interests and including any options, warrants or similar rights to purchase such capital stock) of such Person having ordinary voting power which gives the direct or indirect holder of such stock or ownership interests the power to elect a majority of the Board of Directors (or other applicable governing body) of such Person.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Convert", "Conversion", and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

"Credit Documents" means this Agreement, the Notes, the Guaranties, the Letter of Credit Documents, the Security Documents, any Financial Contracts between the Company or any of its Subsidiaries and any Lender or any Affiliate of any Lender and each other agreement, instrument or document executed by the Company, any of its Subsidiaries or any of its officers at any time in connection with this Agreement.

"Debt," for any Person, means without duplication:

        (a)    indebtedness of such Person for borrowed money;

        (b)    obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (c)    obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade);

        (d)    Capitalized Lease Obligations;

        (e)    all obligations of such Person in respect of letters of credit, bank guarantees or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

        (f)    all obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property;

        (g)    Net Mark-to-Market Exposure of Financial Contracts;

        (h)    Synthetic Lease Obligations;

        (i)    Sale and Leaseback Transactions;

        (j)    indebtedness or obligations of others, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property on or in respect of any Property now or hereafter owned or acquired by such Person, the amount of such Debt being deemed to be the lesser of the value of such Property and the amount of the obligation so secured;

        (k)   Contingent Obligations in respect of the Debt of another Person referred to in clauses (a) through (i) of this definition; and

        (l)    the incurrence of withdrawal liability under Title IV of ERISA by such person or a "commonly controlled entity" with respect to a Multiemployer Plan and Unfunded Liabilities.

"Debt Incurrence" means any issuance for cash or Liquid Investments by the Company or any of its Subsidiaries of any Debt after the Closing Date not permitted pursuant to Section 6.02.

"Debt Incurrence Proceeds" means, with respect to any Debt Incurrence, all cash and Liquid Investments received by the Company or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Documentary Letter of Credit" means a letter of credit qualifying as a "commercial letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(3) or any successor U.S. Comptroller of the Currency regulation.

"Dollars" and "$" means the lawful money of the United States of America.

"Dollar Amount" of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount of Dollars if such currency is any currency other than Dollars, in each case on or as of the most recent Computation Date.

"Domestic Subsidiary" means each Subsidiary of the Company organized in a state, province, or territory of the United States of America.

"Eligible Currency" means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market, and (e) as to which an Equivalent Amount may be readily calculated.  If, after the designation by the Lenders of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded, or (iii) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency.

"Environment" or "Environmental" shall have the meanings set forth in 43 U.S.C. §  9601(8) (1988).

"Environmental Claim" means any third party (including any governmental agency or employee) action, lawsuit, claim, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

"Environmental Law" means all Legal Requirements relating to protection of the Environment, including without limitation CERCLA, the Submerged Lands Act, the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act of 1972, the Oil Pollution Act of 1990, and the Act to Prevent Pollution from Ships relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants or contaminants or to hazardous or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

"Environmental Permit" means any permit, license, order, approval, registration or other authorization required under Environmental Law.

"Equity Issuance" means any issuance of equity securities (including any preferred equity securities) by the Company or any of its Subsidiaries other than equity securities issued (a) to the Company or one of its Subsidiaries; (b) pursuant to employee or director and officer benefit or dividend reinvestment plans or stock option or purchaser plans in the ordinary course of business; and (c) as consideration in connection with any investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Company or any of its Subsidiaries.

"Equity Issuance Proceeds" means, with respect to any Equity Issuance, all cash and Liquid Investments received by the Company or any of its Subsidiaries from such Equity Issuance after payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred.

"Equivalent Amount" of any currency with respect to any amount of Dollars at any date shall mean the amount of such currency that would be obtained from exchanging such amount of Dollars for such other currency, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency in the London foreign exchange market at approximately 11:00 a.m. (London, England time) as of such date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time‑to‑time.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D.

"Eurodollar Advance" means an Advance which bears interest based on the Eurodollar Reference Rate.

"Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Advance in Dollars means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time‑to‑time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Eurodollar Reference Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable London interbank offered rate for deposits in Dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, if Dow Jones Markets (Telerate) Page 3750 is not available for any reason, the Eurodollar Reference Rate for the relevant Interest Period shall instead be the London interbank offered rate for deposits in Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period.

"Events of Default" has the meaning set forth in Section 7.01.

"Existing Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of April 30, 2003 among the Borrowers, the lenders party thereto, and Bank One, NA, as administrative agent for such Lenders, as amended before the Closing Date.

"Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"Financial Contract" of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Hedging Agreement.

"Financial Contract Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Financial Contracts, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Financial Contract.

"Financial Letter of Credit" means a letter of credit qualifying as a "financial guarantee-type letter of credit" under 12 CFR Part 3, Appendix A, Section 4(a)(8) or any successor U.S. Comptroller of the Currency regulation.

"Financial Statements" means (a) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries for each of the fiscal years ending December 31, 2001 and December 31, 2002, (b) the most recent draft as of the Closing Date of the consolidated balance sheet of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2003, and (c) once such audited financial statement has been issued, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2003, and the related consolidated statements of operations, comprehensive income, cash flows, and shareholders' equity of the Company and its consolidated Subsidiaries for each of the twelve month periods then ended.

"Foreign Subsidiary" means any Subsidiary of the Company organized in a jurisdiction other than a state, province or territory of the United States.

"Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. § 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. § 9641 (1988), which statutory provisions have been amended or repealed by the Superfunds Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to § 9507 of the Code.

"GAAP" means with respect to any financial statements of the Company or any of its Subsidiaries, or calculations related to such financial statements of the Company or any of its Subsidiaries, United States generally accepted accounting principles as in effect from time‑to‑time applied on a basis consistent with the requirements of Section 1.03.

"Global Collateral" means (a) all Vessels (as defined in each of the Vessel Mortgages), the Collateral (as defined in the Mortgages), the Collateral (as defined in the Security Agreements), and the Pledged Collateral (as defined in the Pledge Agreements), in each case to the extent securing the Obligations of each Loan Party other than the Mexican Subsidiaries and (b) all amounts contained in the Cash Collateral Account.  Global Collateral shall not include the MARAD Collateral.

"Global Guarantors" means the parties listed as Global Guarantors on Schedule 1.01(c).

"Global Guaranty" means the guaranty executed by each Global Guarantor in favor of the Administrative Agent for the ratable benefit of the Lenders guaranteeing the Obligations of the Loan Parties, as it may be amended or modified and in effect from time to time, in substantially the form of the attached Exhibit C.

"Governmental Authority" means, as to any Person in connection with any subject, any foreign, supranational, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person's Property in connection with such subject.

"Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

"GTM Settlement" means the settlement between the Company and Groupe GTM (now Vinci) for an amount not exceeding $40,000,000.00.

"Guaranty" means a Global Guaranty or a Mexican Guaranty.

"Guarantor" means a Global Guarantor, a Mexican Guarantor, or each Material Domestic Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations in accordance with Section 5.10.

"Hazardous Substance" means the substances identified as such pursuant to CERCLA and any chemicals regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum or petroleum products Released into the Environment, radionuclides and radioactive materials.

"Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

"Initial Mortgaged Vessels" means each of the Vessels listed on the attached Schedule 4.17.

"Insurance Policies" includes (a) all insurances (including, without limitation, all certificates of entry in protection and indemnity and war risks associations or clubs) in respect of the Mortgaged Vessels, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of said insurances, and (c) all other rights of each owner of a Mortgaged Vessel under or in respect of said insurances.

"Interest Coverage Ratio" means, for the Company and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter, for the then most-recently ended four fiscal quarters, the ratio of (a) the Company's Consolidated EBITDA to (b) the Company's Consolidated Interest Expense.

"Interest Period" means, for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any existing Advance into such an Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.02.  The duration of each such Interest Period shall be one, two, three, or six months (or such other period that is acceptable to the Lenders), in each case as the relevant Borrower may select; provided, however, that:

        (a)    Interest Periods commencing on the same date for Advances by each Lender comprising part of the same Borrowing shall be of the same duration;

        (b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

        (c)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;

        (d)    no Borrower may select any Interest Period for any Revolving Advance which ends after the Maturity Date; and

        (e)    at the Administrative Agent's sole discretion, the Borrower may not select any Interest Period for any Eurodollar Advance longer than 14 days until the earlier to occur of (i) 90 days following the Closing Date, and (ii) the satisfactory completion of the syndication of this Agreement by the Arranger.

"Issuing Bank" means CLNY, any Lender that agrees to become an Issuing Bank with the consent of the Administrative Agent (such consent to not be unreasonably withheld), and any successor issuing bank pursuant to Section 8.12.

"Legal Requirement" means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is applicable to such Person.

"Lenders" means the lenders listed on the signature pages of this Agreement and each Purchaser that shall become a party to this Agreement pursuant to Article IX.

"Letter of Credit" means (a) a Documentary Letter of Credit, Financial Letter of Credit, or Performance Letter of Credit or (b) if an Issuing Bank in such Issuing Bank's sole reasonable discretion determines that it is able to issue a bank guaranty, a bank guaranty which guarantees obligations not covered by a Letter of Credit, in each case issued under the Revolving Commitments and subject to this Agreement.

"Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

"Letter of Credit Exposure" means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the Dollar Amount of the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time minus the Dollar Amount of any cash collateral held by the Administrative Agent in the Cash Collateral Account at such time.

"Letter of Credit Obligations" means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit.

"Level I, Level II, Level III, Level IV, Level V, Level VI and Level VII" and individually, a "Level," shall mean the applicable Leverage Ratio set forth below:

Level	Leverage Ratio
Level I	≥ 4.00
Level II	≥ 3.50 and < 4.00
Level III	≥ 3.00 and < 3.50
Level IV	≥ 2.50 and < 3.00
Level V	≥ 2.00 and < 2.50
Level VI	≥ 1.50 and < 2.00
Level VII	< 1.50

For purposes of determining the Applicable Margin applicable from time-to-time under this Agreement, the Leverage Ratio (and corresponding Level) shall be determined from the financial statements of the Company and its Subsidiaries most recently delivered pursuant to Section 5.05 and certified to the Administrative Agent and the Lenders in the Compliance Certificate required to be delivered by the Company in connection with such financial statements pursuant to Section 5.05(d).  Any change in the Applicable Margin shall be effective on the fifth Business Day occurring after the date of receipt by the Administrative Agent of the financial statements pursuant to Section 5.05.  If at any time the Company fails to deliver such financial statements and Compliance Certificate within the times specified in Section 5.05, Level I shall be deemed to be in effect until the fifth Business Day after the Administrative Agent receives such financial statements.  Notwithstanding the foregoing, Level I shall be deemed to be in effect from the Closing Date until the date of receipt by the Administrative Agent of the financial statements pursuant to Section 5.05 for the fiscal quarter ending March 31, 2004.

"Leverage Ratio" means, as of the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated Debt (excluding surety bonds, Performance Letters of Credit or Documentary Letters of Credit) as of such day to (b) the Company's Consolidated EBITDA for the four fiscal quarters then ended.  For purposes of the calculation of the Leverage Ratio in determining compliance with Section 6.13, "Consolidated Debt" shall also (i) exclude MARAD Financing and (ii) the GTM Settlement if paid in cash on or prior to June 30, 2004.

"Lien" means any mortgage, lien (statutory or other), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement, encumbrance, priority or other security arrangement or preferential arrangement of any kind or nature whatsoever to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capitalized Lease or other title retention agreement).

"Liquid Investments" means:

        (a)    short-term obligations of, or obligations the principal of and interest on which are unconditionally and fully guaranteed by, the United States of America;

        (b)    commercial paper rated "A-1" (or the then equivalent) or better by the rating service of Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. or  "P-1" (or the then equivalent) or better by the rating service of Moody's Investors Service, Inc. or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Administrative Agent with the consent of the Majority Lenders;

        (c)    demand deposit accounts maintained in the ordinary course of business;

        (d)    certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.00 (or the Equivalent Amount if denominated in a currency other than Dollars); provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest; and

        (e)    such other instruments (within the meaning of Article 9 of the Uniform Commercial Code as adopted in the State of New York on, before, or after the Closing Date) as the Company may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.

"Liquidity" means the sum of (a) Consolidated Total Net Cash and (b) the aggregate amount of the remaining unused portion of the Revolving Commitments.

"Loan Party" means each Borrower, each Guarantor, and each of the Company's other Subsidiaries executing a Credit Document.

"Majority Lenders" means, at any time, (a) before the Revolving Commitments terminate, Lenders holding at least 60% of the then aggregate Revolving Commitments and (b) thereafter, Lenders having at least 60% of the aggregate unpaid principal amount of the Notes and participation interests in the Letter of Credit Exposure at such time.

"Mandatory Revolving Borrowing" means a Revolving Borrowing comprised of Base Rate Advances made to repay a Swingline Advance which has not been repaid to the Swingline Bank on the date due.

"MARAD" means the Maritime Administration, United States of America.

"MARAD Collateral" means the MARAD Vessels, additions and accessions thereto, inventory relating thereto, improvements thereof, all reserve and construction funds associated with any MARAD Financing and money and other instruments therein, MARAD Revenues, insurance and proceeds from insurance in respect of such property, and proceeds of any of the foregoing.

"MARAD Financing" means any debt obligations of the Company or its Subsidiaries for the purpose of financing or refinancing vessels which, pursuant to Title XI of the Merchant Marine Act of 1936, as amended, is secured by a full faith and credit guaranty of the U.S. government, represented by the Secretary of Transportation, acting through MARAD.

"MARAD Revenues" means the rights to payments and payments made under any contracts between the Company or any of its Subsidiaries and one or more of their customers under which the Company or any of its Subsidiaries uses a MARAD Vessel to perform any of its obligations under such contract.

"MARAD Vessels" means the Global Pioneer (Official Number 1040503), the Man-o-War (Official Number 1045921), the Kingfish (Official Number 1049274), the L-400 (Official Number 1056079), the CB-6 (Official Number 1048400) and the DB Hercules (Official Number 635).

"Material Adverse Change" shall mean (a) a material adverse change in the business, Property, condition (financial or otherwise), results of operations of the Company and its Subsidiaries, taken as a whole; (b) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on the Borrowers' and the Guarantors' ability, taken as a whole, to perform their obligations under this Agreement, any Note, any Guaranty, or any Security Document to which it is party; or (c) a material adverse effect on the validity or enforceability of any material provision of the Credit Agreement, any Note, any Guaranty, or any Security Document or the material rights or remedies of the Administrative Agent or the Lenders thereunder.

"Material Domestic Subsidiary" means any Material Subsidiary of the Company which is not also a Foreign Subsidiary.

"Material Partial Loss" means a Casualty Event that is not a Total Loss but which results in excess of $3,000,000.00 damage to the Vessel.

"Material Subsidiary" means any Subsidiary of the Company (a) having total assets or annual gross revenues in excess of $10,000,000.00 (or the Equivalent Amount if denominated in a currency other than Dollars) and which is not also a Foreign Subsidiary or (b) that owns any Material Vessel, and "Material Subsidiaries" means all such Subsidiaries collectively.

"Material Vessel" means any construction barge, liftboat, dive support vessel, offshore support vessel, jet sled, cargo barges, utility boats, operational saturation diving systems or other vessel with an Orderly Liquidation Value of $1,500,000.00 or more other than the MARAD Vessels.

"Maturity Date" means the earlier of (a) March 9, 2007 and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.04 or Article VII.

"Maximum Rate" means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

"Mexican Collateral" means (a) all Pledged Collateral (as defined in the Mexican Pledge Agreements), (b) all Collateral (as defined in the Mexican Security Agreement) and (c) the Global Collateral.

"Mexican Guarantors" means the parties listed as Mexican Guarantors on Schedule 1.01(c).

"Mexican Guaranty" means the guaranty executed by each Mexican Guarantor in favor of the Administrative Agent for the ratable benefit of the Lenders guaranteeing the Obligations of the Mexican Borrower and the other Mexican Guarantors, as it may be amended or modified and in effect from time to time, in substantially the form of the attached Exhibit C.

"Mexican Parents" means Global Industries Mexico Holdings, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, Global Industries Offshore Netherlands, BV, a Dutch limited liability company, and GLBL Holdings, L.L.C., a Louisiana limited liability company.

"Mexican Pledge Agreements" means the Pledge Agreements executed by each of the Mexican Parents and all other documents or instruments executed in connection therewith.

"Mexican Security Agreement" means the Security Agreement executed by the Mexican Subsidiaries and all other documents or instruments executed in connection therewith.

"Mexican Security Documents" means the Mexican Pledge Agreements, the Mexican Security Agreement and all other documents or instruments executed in connection therewith.

"Mexican Subsidiaries" means the Mexican Parents, the Mexican Borrower, Global Vessels Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, Global Industries Offshore Services, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, and Global Industries Services, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable, and each other Person that becomes a Subsidiary of one or more of such entities after the Closing Date.

"Mortgage" means each mortgage or deed of trust in substantially the form of the attached Exhibit K and executed by the Company or a Subsidiary of the Company to secure all or a portion of the Obligations.

"Mortgaged Vessels" means the Initial Mortgaged Vessels and Vessels becoming subject to a Vessel Mortgage pursuant to Section 5.12.

"Multiemployer Plan" means a multiemployer plan as defined in section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is obligated to make contributions.

"Net Cash Proceeds" means, with respect to any sale, transfer, or other disposition of any of the Company's or any of its Subsidiaries' Property (including the issuance, sale or transfer of stock or other equity interest by the Company or such Subsidiary) all cash and Liquid Investments received by the Company or any of its Subsidiaries from such issuance, sale, transfer or other disposition after (a) payment of, or provision for, all commissions and other reasonable out‑of‑pocket fees and expenses actually incurred; (b) payment of any outstanding obligations relating to such Property paid in connection with, and necessary for, any such sale, transfer, or other disposition; (c) the amount of reserves recorded in accordance with GAAP for indemnity or similar obligations of the Company and its Subsidiaries directly related to such sale, transfer or other disposition; and (d) provision for all income or other taxes payable in respect of the fiscal year in which such sale, transfer, or other disposition occurs measured by or resulting from such sale transfer or other disposition and which are payable in such fiscal year or the succeeding fiscal year.

"Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Financial Contracts as determined in accordance with GAAP.  "Unrealized losses" means the fair market value of the cost to such Person of replacing such Financial Contract as of the date of determination (assuming the Financial Contract were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Financial Contract as of the date of determination (assuming such Financial Contract were to be terminated as of that date).

"Note" means a Revolving Note or a Swingline Note, and "Notes" means all such promissory notes collectively.

"Notice of Assignment" has the meaning set forth in Section 9.03(b).

"Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of a Borrower.

"Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Company.

"Obligations" means (a) all unpaid principal of the Advances, unpaid interest on the Advances, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and amounts payable by the Borrowers and the Guarantors to the Administrative Agent or the Lenders under the Credit Documents and (b) all Financial Contract Obligations of the Company or any of its Subsidiaries owing to any Lender or any Affiliate of a Lender.

"Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

"Orderly Liquidation Value" means (a) at the Closing Date, the orderly liquidation value for a twelve month period and (b) thereafter, the orderly liquidation value for such other time period as determined by the Administrative Agent in its reasonable discretion.

"Original Currency" has the meaning set forth in Section 2.15(c).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Participants" has the meaning set forth in Section 9.02(a).

"Performance Letter of Credit" means a letter of credit qualifying as a "performance-based standby letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

"Permitted Bond Obligations" means the Company and its Subsidiaries' obligations in respect of the bonds and bank guaranties listed on the attached Schedule 1.01(a) in an amount not to exceed the amounts listed on such schedule and any renewal and extension (but not increase) thereof.

"Permitted Liens" has the meaning set forth in Section 6.01.

"Permitted Prior Liens" means Liens permitted under Sections 6.01(b) through (k).

"Person" means an individual, partnership, limited liability partnership, limited liability company, corporation (including a business trust), joint stock company, enterprise, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency, department or instrumentality thereof or any trustee, receiver, custodian or similar official.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

"Pledge Agreements" means each of the Pledge Agreements in substantially the form of the attached Exhibit G (or such other form as reasonably acceptable to the Administrative Agent and the Company) and executed by each of the Pledgors to secure all or a portion of the Obligations.

"Pledgors" means the Company and its Subsidiaries listed on Schedule 1.01(d) and other Subsidiaries of the Company executing a Pledge Agreement as required by Section 5.11.

"Prime Rate" means a fluctuating rate of interest per annum as shall be in effect from time‑to‑time equal to the corporate base rate of interest publicly announced by CLNY from time to time as its corporate base rate, whether or not the Borrowers have notice thereof, when and as said corporate base rate changes.

"Property" of any Person means any and all property (whether real, personal, or mixed, tangible or intangible) of such Person or other assets owned, leased or operated by such Person.

"Pro Rata Share" means, at any time with respect to any Lender, (a) before the Revolving Commitments terminate, the ratio (expressed as a percentage) of such Lender's Revolving Commitments at such time to the aggregate Revolving Commitments at such time and (b) thereafter, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances and aggregate outstanding participation interest in the Letter of Credit Exposure at such time to the aggregate outstanding Advances of all the Lenders and Letter of Credit Exposure at such time.

"Protection and Indemnity Risks" means the usual risks covered by protection and indemnity associations of international repute including the proportion not recoverable in case of collision under the ordinary running-down clause.

"Purchaser" has the meaning set forth in Section 9.03.

"Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts or warrants.

"Regulations T, U, X and D" means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time‑to‑time in effect, and all official rulings and interpretations thereunder or thereof.

"Reimbursement Obligations" means all of the obligations of the Company set forth in paragraph (c) of Section 2.15.

"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section for which the disclosure requirements have not been waived by the PBGC.

"Response" shall have the meaning set forth in CERCLA or any other Environmental Law.

"Responsible Officer" means, of any Person, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Treasurer, Secretary of such Person or any other member of senior management of such Person.

"Restricted Payment" means (a) the declaration or making by the Company or any of its Subsidiaries of any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of any capital stock (or other ownership interests) of such Person, other than dividends payable in such Person's stock or other ownership interests, as applicable; (b) the making by the Company or any of its Subsidiaries of any payment (scheduled or otherwise) in respect of Subordinated Debt, whether for principal, interest, fees, indemnities or any other amount; and (c) any defeasance or covenant defeasance by the Company or any of its Subsidiaries in respect of Subordinated Debt of such Person.

"Revolving Advance" means an advance by a Lender to a Borrower as part of a Revolving Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.

"Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Lender pursuant to Section 2.01(a), Continued pursuant to Section 2.02(b), or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.02(b).

"Revolving Commitment" means, for each Lender, (a) on or before the termination of the Revolving Commitments, the amount in Dollars set opposite such Lender's name on Schedule 1.01(b) of this Agreement as its Revolving Commitment or, if such Lender has entered into any Assignment and Acceptance or Commitment Increase Agreement after the Closing Date, the amount set forth for such Lender as its Revolving Commitment in the Notice of Assignment delivered to the Administrative Agent pursuant to Section 9.03(b) or Commitment Increase Agreement, as applicable, in each case as such Revolving Commitment may be reduced pursuant to Section 2.04 and (b) after the termination of the Revolving Commitments and for purposes of the definitions of Majority Banks and Pro Rata Share only, the outstanding principal amount of such Lender's Revolving Advances and Letter of Credit Exposure.

"Revolving Note" means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit H-1 or H-2, evidencing indebtedness of such Borrower to such Lender resulting from Revolving Advances owing to such Lender.

"Revolving Commitment Fee" means any fee charged on the Revolving Commitment in the percentage amounts described in the definition of Applicable Margin.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which such Person is a party providing for the leasing to the Company or any of its Subsidiaries of any Property owned by the Company or any of its Subsidiaries which has been or is sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

"SEC" means the Securities and Exchange Commission, and any successor entity.

"Security Agreements" means each of the Security Agreements in substantially the form of the attached Exhibit I (or such other form as reasonably acceptable to the Administrative Agent and the Company) and executed by the Company and each Material Subsidiary to secure all or a portion of the Obligations.

"Security Documents" means the Mortgages, the Vessel Mortgages, the Pledge Agreements, the Security Agreements, and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

"Subordinated Debt" means any Debt of the Company or any of its Subsidiaries which is subordinated to their respective obligations under the Credit Documents in a manner satisfactory to the Administrative Agent and the Majority Banks and which is otherwise on terms and conditions satisfactory to the Administrative Agent and the Majority Banks.

"Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

"Swingline Advance" means an advance made available to the Company by the Swingline Bank pursuant to Section 2.01(b) and refers to a Base Rate Advance.

"Swingline Bank" means CLNY or any other Lender as a successor Swingline Bank.

"Swingline Borrowing" means a borrowing consisting of a Swingline Advance made by the Swingline Bank.

"Swingline Commitment" means the obligation of the Swingline Bank to make Swingline Advances up to a maximum principal amount of $10,000,000.00 at any time outstanding.

"Swingline Note" means a promissory note in substantially the form of the attached Exhibit J duly executed by the Company and payable to the order of the Swingline Bank evidencing the obligation of the Company to repay the Swingline Advances.

"Synthetic Lease Obligations" means the obligations of any Person under a lease arrangement treated as an operating lease for financial accounting purposes and a financing lease for tax purposes.

"Tax Group" has the meaning set forth in Section 4.11.

"Taxes" has the meaning set forth in Section 2.11(a).

"Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30‑day notice to the PBGC under such regulations); (b) the withdrawal of any Loan Party or a member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC; or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Total Loss" means:

        (a)    the actual, constructive, arranged, agreed, or compromised total loss of any Mortgaged Vessel;

        (b)    the requisition for title or other compulsory acquisition or forfeiture of any Mortgaged Vessel otherwise than by requisition for hire; and

        (c)    the capture, seizure, arrest, detention or confiscation of any Mortgaged Vessel by any government or by Persons acting or purporting to act on behalf of any government unless such Mortgaged Vessel be released from such capture, seizure, arrest, detention or confiscation within 180 days after the occurrence thereof.

"Transferee" has the meaning set forth in Section 9.04.

"Type" has the meaning set forth in Section 1.04.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the actuarial assumptions used for such Plans as of such valuation date.

"Vessel Mortgages" means each of the Vessel Mortgages in substantially the form of the attached Exhibit D and executed by the Company and each of its Subsidiaries which owns an Initial Mortgaged Vessel or which obtains a Material Vessel after the Closing Date to secure all or a portion of the Obligations.

"War Risks" includes the risk of mines and hostile force and all risks excluded from the standard form of English marine policy by the free capture and seizure clause.

"Wholly Owned" means, with respect to any Subsidiary of any Person, the direct or indirect ownership of all of the outstanding capital stock or other ownership interest of such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.03          Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Administrative Agent in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent hereunder (which prior to the delivery of the first financial statements under Section 5.05, shall mean the Financial Statements).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the Financial Statements.  In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04          Classes and Types of Advances..  Advances are distinguished by "Class" and "Type".  The "Class" of an Advance refers to the determination of whether such Advance is a Revolving Advance or Swingline Advance, each of which constitutes a Class.  The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Advance or a Base Rate Advance, each of which constitutes a Type.

Section 1.05          Miscellaneous.  Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.

ARTICLE II

THE ADVANCES

Section 2.01          The Advances.

        (a)    Revolving Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrowers in Dollars from time‑to‑time on any Business Day during the period from the Closing Date until the Maturity Date; provided that, (i) the sum of (A) the aggregate outstanding principal amount of the Revolving Advances plus (B) the Letter of Credit Exposure plus (C) the aggregate outstanding principal amount of the Swingline Advances may not exceed at any time the lesser of (1) the aggregate amount of the Revolving Commitments and (2) the Collateral Coverage Amount, (ii) the aggregate outstanding Revolving Advances made to the Borrowers may not exceed $110,000,000.00 and (iii) the aggregate outstanding Revolving Advances made to the Mexican Borrower may not exceed $50,000,000.00.  Each Revolving Borrowing shall be in an aggregate amount not less than $2,000,000.00 and in integral multiples of $500,000.00 in excess thereof and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments.  Within the limits of each Lender's Revolving Commitment, the Borrowers may from time‑to‑time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

        (b)    Swingline Advances.

                (i)    On the terms and conditions set forth in this Agreement, the Swingline Bank agrees to from time-to-time on any Business Day during the period from the Closing Date until the last Business Day occurring before the Maturity Date, make advances ("Swingline Advances") in Dollars under the Swingline Note to the Company for periods of up to five Business Days (except that no Swingline Advance may mature after the Maturity Date), bearing interest at the Alternate Base Rate plus the Applicable Margin for Base Rate Advances, and in an aggregate principal amount not to exceed $10,000,000.00 outstanding at any time; provided that the sum of (A) the aggregate principal amount of outstanding Revolving Advances plus (B) the aggregate principal amount of outstanding Swingline Advances plus (C) the Letter of Credit Exposure shall never exceed the aggregate Revolving Commitments at such time; and provided further that no Swingline Advance shall be made by the Swingline Bank if the statements set forth in Section 3.02 are not true on the date of such Swingline Advance, it being agreed by the Company that the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Company that on the date of such Swingline Advance such statements are true.  Subject to the other provisions hereof, the Company may from time-to-time borrow, prepay (in whole or in part) and reborrow Swingline Advances.

                (ii)    Except as provided in the following clause (iii) below, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Bank given no later than 3:00 p.m. (New York time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the Administrative Agent.  The Swingline Bank will promptly make the Swingline Advance available to the Company at the Company's account with the Administrative Agent.  If the Company does not intend to repay such Swingline Advance within five Business Days after the date of the proposed Swingline Advance, then the Company shall also deliver an irrevocable Notice of Conversion to the Administrative Agent at its Applicable Lending Office no later than 11:00 a.m. (New York time) on the date of the requested Swingline Advance electing to Convert such Swingline Advance.  Each such Notice of Conversion shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion date (which shall be at least three Business Days after the making of such Swingline Advance), (B) the amount of the Swingline Advance to be Converted, and (C) the requested Interest Period.  Promptly after receipt of a Notice of Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and notify each Lender of the interest rate under Sections 2.06(b).  The portion of a Swingline Advance that is converted to Eurodollar Advances shall constitute a new Borrowing.

                (iii)    The Company and the Lenders agree that in the event any Swingline Advance is not repaid on the date due to the Swingline Bank, the Administrative Agent may give each Lender a notice of Mandatory Revolving Borrowing, and upon receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of such Swingline Advance and such payment shall be deemed to be a Base Rate Advance made pursuant to such Lender's Revolving Commitment, whether made before or after termination of the Revolving Commitments, acceleration of the Revolving Advances, or otherwise, and whether or not the conditions precedent in Section 3.02 have been satisfied at the time of such Mandatory Revolving Borrowing.  The Administrative Agent shall give each Lender notice of such Mandatory Revolving Borrowing by 12:00 p.m. (New York time) on the date the Mandatory Revolving Borrowing is to be made.  Each Lender having a Revolving Commitment shall, regardless of whether the conditions in Section 3.02 have been met at the time of such Mandatory Revolving Borrowing and regardless of whether there exists any Default or Event of Default, make its Revolving Advance available to the Administrative Agent for the account of the Swingline Bank in immediately available funds by 2:00 p.m. (New York time) on the date requested, and the Company hereby irrevocably instructs the Swingline Bank to apply the proceeds of such Mandatory Revolving Borrowing to the payment of the outstanding Swingline Advances.

        (c)    Optional Increase in Revolving Commitment.  At any time on or before months after the Closing Date, the Company may, as its option and subject to the conditions described in this Section, increase the aggregate Revolving Commitments by adding to this Agreement one or more commercial banks or other financial institutions (who shall, upon completion of the requirements stated in this Section 2.01(c), constitute Lenders hereunder) with a Revolving Commitment or by allowing one or more Lenders to increase their Revolving Commitments hereunder, so that such added and increased Revolving Commitments shall equal the increase in aggregate Revolving Commitments effectuated pursuant to this Section 2.01(c); provided that, without the consent of all the Lenders, no increase in aggregate Revolving Commitments pursuant to this Section 2.01(c) shall result in the aggregate Revolving Commitments exceeding $150,000,000 less the aggregate amount of reductions, if any, made pursuant to Section 2.04; provided further that, no Lender's Revolving Commitment shall be increased without the consent of such lender.  The Borrower may exercise its option to so increase the aggregate Revolving Commitments only if the following conditions are satisfied:

                (i)    no Default or Event of Default exists hereunder, and the Borrower shall have delivered a certificate to the Administrative Agent from a Responsible Officer stating that no Default or Event of Default exists;

                (ii)    the representations and warranties of the Loan Parties contained in Article IV shall be true and correct except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on such earlier date;

                (iii)    the Guarantors shall have consented to such increase in writing;

                (iv)    at any Lender's request the Borrower shall execute a new Revolving Note evidencing the increased Revolving Commitments of such Lender; and

                (v)    the Administrative Agent shall have consented to such increase in writing (such consent not to be unreasonably withheld or delayed).

The Borrower shall give the Administrative Agent 10 Business Day's notice of the Borrower's intention to increase the aggregate Revolving Commitments pursuant to this Section 2.01(c).  Such notice shall specify each new commercial bank or other financial institution (which in any case shall be an Eligible Assignee), if any, the changes in amounts of Revolving Commitments that will result, and such other information as is reasonably requested by the Administrative Agent.  Each new commercial bank or other financial institution, and each Lender agreeing to increase its Revolving Commitment, shall execute and deliver to the Administrative Agent a Commitment Increase Agreement.  Upon execution and delivery of such Commitment Increase Agreement and any additional Notes contemplated thereby, such new commercial bank or other financial institution shall constitute a "Lender" hereunder with a Revolving Commitment as specified therein, or such Lender's Revolving Commitment shall increase as specified therein, as the case may be.  Notwithstanding the foregoing, after giving effect to this Section, the terms and conditions hereof shall remain substantially the same as on the Closing Date.

Section 2.02          Method of Borrowing.

        (a)    Notice.  Each Borrowing (other than a Mandatory Revolving Borrowing) shall be made pursuant to a Notice of Borrowing, given not later than (i) in the case of a Borrowing comprised of Eurodollar Advances, 11:00 a.m. (New York time) on the third Business Day before the Borrowing Date of a requested Borrowing and (ii) in the case of a Borrowing comprised of Base Rate Advances, 11:00 a.m. (New York time) on the Business Day of a requested Borrowing, in each case to the Administrative Agent's Applicable Lending Office.  The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing of such requested Borrowing by telecopier or telex.  Each Notice of Borrowing shall be by telecopier, telex or telephone, confirmed promptly in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type and Class of Advances comprising such Borrowing, (C) the requested aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Borrowing.  In the case of a requested Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(b).  Each Lender shall make available its Pro Rata Share of such Borrowing before 1:00 p.m. (New York time) on the date of such Borrowing in immediately available funds to the Administrative Agent at its Applicable Lending Office on the date of such Borrowing or such other location as the Administrative Agent may specify by notice to the Lenders.  After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the applicable Borrower not later than 3:00 p.m. (New York time) on the Borrowing Date at such account as such Borrower shall specify in writing to the Administrative Agent.

        (b)    Conversions and Continuations.  In order to elect to Convert or Continue an Advance under this Section, the Company shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 11:00 a.m. (New York time) at least one Business Day in advance of such requested Conversion date in the case of a Conversion of a Eurodollar Advance to a Base Rate Advance or (ii) 11:00 a.m. (New York time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion into or Continuation of a Eurodollar Advance to another Eurodollar Advance.  Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type, and Class of the Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Advance, and (D) in the case of a Conversion to, or a Continuation of, a Eurodollar Advance, the requested Interest Period.  Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the interest rate under Sections 2.06(b).  The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.  Notwithstanding anything in this Agreement to the contrary, Conversions of Eurodollar Advances may only be made at the end of the applicable Interest Period for such Advances; provided, however, that Conversions of Base Rate Advances may be made at any time.

        (c)    Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

                (i)    at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances which are Revolving Advances;

                (ii)    (A) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Eurodollar Advances, or to fund or maintain Eurodollar Advances, the right of the Company to select Eurodollar Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and such Lender's Advance for such Borrowing shall be a Base Rate Advance and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

                (iii)    if the Administrative Agent is unable to determine the Eurodollar Reference Rate for any requested Borrowing and the Administrative Agent gives telephonic or telecopy notice thereof to the Company as soon as practicable, the right of the Company to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

                (iv)    if the Majority Lenders shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Reference Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Administrative Agent gives telephonic or telecopy notice thereof to the Company as soon as practicable, the right of the Borrowers to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

                (v)    if the Company shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Conversion or Continuation or to specify the Type of Eurodollar Advance in a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Company and the Lenders and such Advances will be made available to the Borrowers on the date of such Borrowing and will have an Interest Period of one month; and

                (vi)    no Advance may be Converted or Continued as a Eurodollar Advance at any time when a Default has occurred and is continuing.

        (d)     Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation delivered by a Borrower shall be irrevocable and binding on the Borrowers.  In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Company shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing or such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

        (e)    Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before any Borrowing Date that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such Borrowing Date a corresponding amount.  If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.  If such Lender's Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the applicable Borrower shall repay such Lender's share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Advances comprising such Borrowing) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender's share of such Borrowing that was not made available to the Administrative Agent.

        (f)    Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the Borrowing Date.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Borrowing Date.

        (g)    Notes.  The indebtedness of each Borrower to each Lender resulting from Revolving Advances owing to such Lender shall be evidenced by the Revolving Note of the applicable Borrower payable to the order of such Lender.  The indebtedness of the Company to the Swingline Bank resulting from Swingline Advances owing to the Swingline Bank shall be evidenced by the Swingline Note.

Section 2.03          Fees.

        (a)    Revolving Commitment Fees.  The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee per annum on the average daily amount by which such Lender's Revolving Commitment exceeds the sum of (i) the aggregate principal amount of such Lender's outstanding Revolving Advances and (ii) its participation share of the Letter of Credit Exposure, from the Closing Date until the Maturity Date at the Applicable Margin for Revolving Commitment Fees.  The fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September, and December commencing March 31, 2004 and on the Maturity Date.  For purposes of calculating the commitment fee hereunder, the Letter of Credit Exposure for any Letters of Credit issued in a currency other than Dollars shall be at any time the Dollar Amount of such Letter of Credit Exposure as determined on the most recent Computation Date with respect to such Letter of Credit.

        (b)    Agent's Fees.  The Company agrees to pay to the Administrative Agent and the Arranger the agent's and arranger's fees as separately agreed upon by the Company and the Administrative Agent in the letter agreement dated February 19, 2004 from the Arranger and CLNY to the Company on the dates required by such letter.

        (c)    Letter of Credit Fees.  The Company agrees to pay (i) to the Administrative Agent for the pro rata benefit of each Lender for each Letter of Credit a fee per annum equal to the Applicable Margin then in effect for such type of Letter of Credit times the daily maximum amount available to be drawn under such Letter of Credit; provided that, if any Borrower shall default in the payment of any amount of principal, interest or fees when due (whether at stated maturity, by acceleration, or otherwise), then, the applicable fee rate on such Letters of Credit shall be the Applicable Margin then in effect for such Letter of Credit plus 2% per annum and (ii) to such Issuing Bank, a fronting fee for each Letter of Credit issued for its account equal to 0.125% per annum times the daily maximum amount available to be drawn under such Letter of Credit. Each such fee shall be based on the Dollar Amount of the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December commencing March 31, 2004 and on its expiration date.  In addition, the Company agrees to pay to such Issuing Bank all customary transaction costs and fees charged by such Issuing Bank in connection with the issuance, transfer, amendment, drawing, negotiation or reissuance of a Letter of Credit for the Borrower's account, such costs and fees to be due and payable on the date specified by such Issuing Bank in the invoice for such costs and fees.

Section 2.04          Reduction of the Commitments.  The Company shall have the right, upon at least five days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding); and provided further that the aggregate amount of the Revolving Commitments may not be reduced below the aggregate principal amount of the outstanding Revolving Advances plus the Letter of Credit Exposure plus the outstanding principal amount of the Swingline Advances.  Any reduction or termination of the Revolving Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Revolving Commitments as so reduced.  The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination.

Section 2.05          Repayment.  Each Borrower shall repay the outstanding principal amount of each Revolving Advance made to it on the Maturity Date.

Section 2.06          Interest.  The Borrowers shall pay interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

        (a)    Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (i) the Alternate Base Rate in effect from time‑to‑time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be paid in full; provided that, if any Borrower shall default in the payment of any amount of principal, interest or fees when due (whether at stated maturity, by acceleration, or otherwise), then all Base Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the lesser of (i) the Alternate Base Rate in effect from time‑to‑time plus the Applicable Margin plus 2% and (ii) the Maximum Rate.

        (b)    Eurodollar Advances.  If such Advance is a Eurodollar Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Reference Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on the Business Day which occurs during such Interest Period three months from the first day of such Interest Period; provided that, if any Borrower shall default in the payment of any amount of principal, interest or fees when due (whether at stated maturity, by acceleration, or otherwise), then all Eurodollar Advance shall bear interest payable on demand, at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the occurrence of such Event of Default plus 2% and (ii) the Maximum Rate.

        (c)    Additional Interest on Eurodollar Advances.  The Company shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Reference Rate for the Interest Period for such Advance from (B) the rate obtained by dividing such Eurodollar Reference Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest payable to any Lender shall be determined by such Lender and notified to the Company through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Company may reasonably request).

        (d)    Usury Recapture.  In the event the rate of interest chargeable under this Agreement or the Notes at any time (calculated after giving effect to all items charged which constitute "interest" under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then each Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Notes.

In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.

Section 2.07          Prepayments.

        (a)    Right to Prepay.  The Borrowers shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

        (b)    Optional.  A Borrower may elect to prepay any of the Advances owing by it to the Lenders, after giving prior written notice of such election by (i) 11:00 a.m. (New York time) five days before such prepayment date in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 11:00 a.m. (New York time) on the Business Day of such prepayment, in case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment and the Type of Advances to be prepaid.  If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and such Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding).

        (c)    Mandatory.  The Company agrees to make a mandatory prepayment of the Revolving Advances and/or the Swingline Advances:

                (i)    or if the Revolving Advances and the Swingline Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, on any date on which the outstanding principal amount of the Revolving Advances plus the Letter of Credit Exposure plus the outstanding principal amount of the Swingline Advances exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Collateral Coverage Amount, in the amount of such excess;

                (ii)    by an amount equal to 100% of the Debt Incurrence Proceeds that the Company or any of its Subsidiaries receives from each Debt Incurrence after the Closing Date within 30 days after the date of each such Debt Incurrence;

                (iii)    by an amount equal to 100% of the Equity Issuance Proceeds in excess of $5,000,000.00 per occurrence that the Company or any of its Subsidiaries receives from each Equity Issuance after March 31, 2004 within 30 days after the date of each such Equity Issuance; and

                (iv)    by an amount equal to (A) provided that no Event of Default has occurred and is continuing, (1) the amount required by Section 6.03(b)(iii) from the sale of any assets permitted by Section 6.03 (other than sales of assets from the Company to any of its Subsidiaries or from any of its Subsidiaries to the Company or another Subsidiary of the Company), to the extent such amounts are not reinvested in accordance with Section 6.03, on the 95th day after receipt of such amount and (2) 100% of the Net Cash Proceeds in excess of $5,000,000.00 that the Company or any of its Subsidiaries receives from Insurance Policies or condemnation awards in connection with a Casualty Event the extent such insurance proceeds or condemnation proceeds are not reinvested in replacement assets of comparable value and utility within 90 days after receipt of such proceeds, on the 95th day after receipt of such Net Cash Proceeds, or (B) if an Event of Default has occurred and is continuing, then 100% of the Net Cash Proceeds that the Company or any of its Subsidiaries receives from the sale of any asset or any Insurance Policy or condemnation award in connection with a Casualty Event.

        (d)    Illegality.  If any Lender shall notify the Administrative Agent and the Company that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the applicable Borrower shall, no later than 11:00 a.m. (New York time) (i) if not prohibited by law or regulation to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if prohibited by law or regulation to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, (A) prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (B) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (C) the right of the Borrowers to select Eurodollar Advances shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  If the condition requiring the prepayment under this paragraph shall continue for such Lender for 90 days, such Lender may be replaced in accordance with the procedures in Section 2.13.

        (e)    Ratable Payments; Effect of Notice.  Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.  All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrowers.  Each prepayment pursuant to this Section 2.07 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such da

Section 2.08          Funding Losses.  If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VII or (b) any Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, such Borrower shall, within 10 days of any written demand sent by any Lender to the Company through the Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out‑of‑pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.09          Increased Costs.

        (a)    Eurodollar Advances.  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Advances or participating in the Letter of Credit Exposure or to any Issuing Bank for issuing a Letter of Credit, then the Company shall from time‑to‑time, upon demand by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), immediately pay to Administrative Agent for the account of such Lender or such Issuing Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender and each Issuing Bank agrees to use commercially reasonable efforts (consistent with its internal policy and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender or such Issuing Bank, be otherwise economically disadvantageous to such Lender or such Issuing Bank.  A certificate indicating the amount of such increased cost and detailing the calculation of such cost shall be submitted by such Lender or such Issuing Bank to the Company and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error.

        (b)    Capital Adequacy.  If any Lender or Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the Closing Date affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Bank or any corporation controlling such Lender or such Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender's or such Issuing Bank's commitment to lend, commitment to issue a Letter of Credit, or other commitments of this type, then, upon demand by such Lender or such Issuing Bank (with a copy of any such demand to the Administrative Agent), the Company shall immediately pay to Administrative Agent for the account of such Lender or such Issuing Bank as the case may be, from time‑to‑time as specified by such Lender or such Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender or such Issuing Bank, in light of such circumstances, with respect to such Lender or such Issuing Bank, to the extent that such Lender or such Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender's or such Issuing Bank's commitment to lend or issue a Letter of Credit under this Agreement.  A certificate as to such amount and detailing the calculation of such costs shall be submitted to the Company by such Lender or such Issuing Bank, such certificate to be conclusive and binding for all purposes, absent manifest error.

Section 2.10          Payments and Computations.

        (a)    Payments Generally.  Except as provided in Section 2.15(c), all payments of principal, interest, fees, and other amounts to be made by the Borrowers under this Agreement and the other Credit Documents shall be made to the Administrative Agent in Dollars at its office in New York or such other office as it designates to the Company in immediately available funds, without setoff, deduction, or counterclaim.

        (b)    Payment Procedures.  The Borrowers shall make each payment under this Agreement and under their respective Notes not later than 12:00 p.m. (New York time) on the day when due to the Administrative Agent at the Administrative Agent's address specified in Section 10.02 (or such other location as the Administrative Agent shall designate in writing to the Borrower).  The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09, 2.11, or 2.15 but after taking into account payments effected pursuant to Section 10.04) in accordance with each Lender's Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.  All payments owing in respect of Advances made or Letters of Credit issued in one currency (including, without limitation, interest, principal, commitment fees and letter of credit fees) shall be paid or repaid, as the case may be, in the same currency as such Advance or Letter of Credit, as applicable.

        (c)    Computations.  All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Effective Rate, the Eurodollar Reference Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

        (d)    Non‑Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

        (e)    Agent Reliance.  Unless the Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender.  If and to the extent a Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate for such day.

Section 2.11          Taxes.

        (a)    No Deduction for Certain Taxes.  Any and all payments by the Borrowers shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction and (ii) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the Closing Date (or, in the case of a Lender which becomes a party to this Agreement after the Closing Date, on the date such Lender becomes a party to this Agreement), to payments to be made to such Lender, Issuing Bank or the Administrative Agent (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Lender, Taxes by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision of such jurisdiction.  If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions, such Lender, Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if a Borrower's obligation to deduct or withhold Taxes is caused solely by such Lender's, Issuing Bank's or Administrative Agent's failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender, Issuing Bank or Administrative Agent could have provided such forms, no such increase shall be required; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b)    Other Taxes.  In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

        (c)    Indemnification.  Each Borrower indemnifies each Lender, Issuing Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender, Issuing Bank or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto (whether or not such Taxes or Other Taxes were correctly or legally asserted), in either case, attributable to such Borrower.  Each payment required to be made by a Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date such Borrower receives written demand detailing the calculation of such amounts therefor from Administrative Agent on behalf of itself as Administrative Agent, any such Issuing Bank or any such Lender.  If any Lender, Issuing Bank or the Administrative Agent receives a refund in respect of any taxes paid by a Borrower under this paragraph (c), such Lender, Issuing Bank or Administrative Agent, as the case may be, shall promptly pay to such Borrower its share of such refund.

        (d)    Evidence of Tax Payments.  Each Borrower will pay prior to delinquency all Taxes payable in respect of any payment.  Within 30 days after the date of any payment of Taxes, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes.

        (e)    Foreign Lender Withholding Exemption.  Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent on the Closing Date or upon the effectiveness of any Assignment and Acceptance (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BENor successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W‑8 or W‑9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by a Borrower.  Each Lender which delivers to the Company and the Administrative Agent a Form W8-ECI or W8-BENand Form W‑8 or W‑9 pursuant to the preceding sentence further undertakes to deliver to the Company and the Administrative Agent two further copies of Form W8-ECI or W8-BENand Form W‑8 or W‑9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company and the Administrative Agent certifying in the case of a Form W8-ECI or W8-BENthat such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W‑8 or W‑9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such forms.  Each Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms and shall not be required to pay any additional amounts pursuant to paragraph (a) or indemnify a Lender pursuant to paragraph (c) with respect to such withheld tax.

        (f)    Repayment under Certain Circumstances.  If a Borrower is required by any law or regulation to make any deduction or withholding from any sum payable by it under this Agreement and is prevented by law from fulfilling the related gross-up obligation, upon written notice to such Borrower from the Administrative Agent (which shall give such notice if, and only if, so requested by any Lender) the relevant Advances shall be repaid within 30 days of the date such notice is received by such Borrower together with accrued interest and any amounts owing under Section 2.08.

        (g)    Mitigation.  Each Lender shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

Section 2.12          Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

Section 2.13          Lender Replacement.  If any Lender has notified the Company and the Administrative Agent of its incurring additional costs under Section 2.09 or has required the Borrower to make payment for taxes under Section 2.11(a) (other than payments in respect of Mexican Taxes), then the Company may, unless such Lender has notified the Company and the Administrative Agent that the circumstances giving rise to such notice no longer apply or a Default exists, terminate, in whole but not in part, the Revolving Commitment of any such Lender (other than the Administrative Agent) (the "Terminated Lender") and repay the Advances of such Lender at any time upon five Business Days prior written notice to the Terminated Lender and the Administrative Agent (such notice referred to herein as a "Notice of Termination").  In order to effect the termination of the Revolving Commitment of the Terminated Lender and the repayment of such Terminated Lender's Advances, the Company shall (i) obtain an agreement with one or more other Lenders to increase their Revolving Commitments and accept an assignment of the Terminated Lender's Advances or (ii) request any one or more other Persons otherwise meeting the requirements of Section 9.03(a) ("Eligible Assignees") to become parties to this Agreement in place of such Terminated Lender and agree to accept a Revolving Commitment in an aggregate amount or amounts equal to the Revolving Commitment held by the Terminated Lender and accept an assignment of the Terminated Lender's Advances and (iii) pay all amounts due to the Terminated Lender pursuant to the provisions of Section 2.09 and 2.11(a); provided, however, that such one or more Eligible Assignees selected by the Company must become parties by accepting an Assignment and Acceptance (the Lenders or other Eligible Assignees that agree to accept in whole or in part the Revolving Commitment of the Terminated Lender and accept an assignment of the Terminated Lender's Advances being referred to herein as the "Replacement Lenders"), such that the aggregate increased or accepted Revolving Commitments of the Replacement Lenders and Advances assigned to the Replacement Lenders under clauses (i) and (ii) above equal to the Revolving Commitment and Advances of the Terminated Lender.  The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the "Termination Date"), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Revolving Commitment and Advances and, if there will be more than one Replacement Lender, the portion of the Terminated Lender's Revolving Commitment and Advances to be assigned to each Replacement Lender.  On the Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment and Acceptance assign its Revolving Commitment and Advances to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender's Revolving Commitment and Advances to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders all of its rights and obligations under this Agreement, including, without limitation, each of its Advances then outstanding and participation interest in Letters of Credit (if any) then outstanding pro rata at a price equal to the unpaid principal amount thereon plus interest and fees accrued and unpaid to the Termination Date, and (ii) the Replacement Lender or Replacement Lenders will thereupon succeed to and be substitute in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.03.  For each assignment made under this Section 2.13 the Replacement Lender shall pay to the Administrative Agent the assignment fee provided for in Section 9.03(b).  The Company shall be responsible for payment of all breakage fees associated with termination and Replacement Lenders, as set forth in Section 2.08.

Section 2.14          Applicable Lending Offices.  Subject to subsection 2.01, each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time.  All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances and Notes issues hereunder shall be deemed held by each Lender for the benefit of such Applicable Lending Office.  Each Lender may, by written notice to the Administrative Agent and the Company designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

Section 2.15          Letters of Credit.

        (a)    Issuance.  From time‑to‑time from the Closing Date until 91 days before the Maturity Date, at the request of a Borrower, any Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Company or any of its Subsidiaries on any Business Day.  No Letter of Credit will be issued, increased, or extended:

                (i)    if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed (A) the lesser of (1) the aggregate Revolving Commitments and (2) the Collateral Coverage Amount minus (B) the sum of the aggregate outstanding principal amount of all Revolving Advances and the aggregate outstanding principal amount of the Swingline Advances;

                (ii)    unless such Letter of Credit has an expiration date not later than one year after the date of issuance thereof, provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of such Issuing Bank for additional one-year periods;

                (iii)    unless such Letter of Credit is (A) issued in a currency that is an Agreed Currency and (B) is otherwise in form and substance acceptable to such Issuing Bank;

                (iv)    unless such Borrower or Issuing Bank has delivered notice of such request for and issuance of such Letter of Credit to the Administrative Agent;

                (v)    if requested by such Issuing Bank, unless the Borrower has completed, executed and delivered to the Issuing Bank the Issuing Bank's standard form letter of credit application for letters of credit; and

                (vi)    unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor to such publication.  If the terms of any letter of credit application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

        (b)    Participations.  Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, such Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The Issuing Bank shall promptly notify the Administrative Agent and each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender's participation in such Letter of Credit.

        (c)    Reimbursement.  Each Borrower hereby agrees to pay on demand to any Issuing Bank in respect of each Letter of Credit issued for its account an amount equal to any amount paid by such Issuing Bank under or in respect of such Letter of Credit in the currency of such Letter of Credit.  Notwithstanding the foregoing sentence, if, after the issuance of a Letter of Credit in any Agreed Currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Letter of Credit was issued (the "Original Currency") no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of any Issuing Bank or the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.  In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the relevant Borrower upon demand, such Issuing Bank shall give notice of such failure to pay to the Administrative Agent and the Lenders, and each Lender shall reimburse such Issuing Bank for such Lender's Pro Rata Share of the Dollar Amount of such payment on the same Business Day, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Borrowing comprised of Base Rate Advances to such Borrower from such Lender.  If such reimbursement is not made by any Lender to such Issuing Bank on the same Business Day on which such Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to such Issuing Bank at a rate per annum equal to the Federal Funds Effective Rate.  Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrowers as a Borrowing comprised of Base Rate Advances.

        (d)    Obligations Unconditional.  The obligations of each Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

                (i)    any lack of validity or enforceability of any Letter of Credit Documents;

                (ii)    any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

                (iii)    the existence of any claim, set‑off, defense or other right which such Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

                (iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Bank would not be liable therefor pursuant to the following paragraph (f);

                (v)    payment by any Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                (vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of a Borrower in connection with the Letters of Credit.

        (e)    Prepayments of Letters of Credit.  In the event that any Letter of Credit with an expiration date after the Maturity Date shall be outstanding 91 days before the Maturity Date, on the 91st day before the Maturity Date the Company shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit and in the currency of such Letter of Credit to be held in the Cash Collateral Account and applied in accordance with paragraph (g) below.  If currency control or exchange regulations are imposed in the country which issues such currency with the result that the Original Currency no longer exists or the Borrowers are not able to make payment to the Administrative Agent for the account of any Issuing Bank or the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

        (f)    Liability of Issuing Bank.  Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:

                (i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

                (ii)    the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

                (iii)    payment by any Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

                (iv)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including any Issuing Bank's own negligence),

except that such Borrower shall have a claim against any Issuing Bank, and such Issuing Bank shall be liable to, and shall promptly pay to, such Borrower, to the extent of any direct, as opposed to consequential, damages suffered by such Borrower which such Borrower proves were caused by (A) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

        (g)    Cash Collateral Account.

                (i)    If a Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.15(e), 2.15 (h), 7.02(b) or 7.03(b), then such Borrower and the Administrative Agent shall establish the Cash Collateral Account and such Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein.  The Company hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

                (ii)    Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of such Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur.  To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of  Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders.  If no Event of Default exists, the Administrative Agent shall release to the Company at the Company's written request any funds held in the Cash Collateral Account above 105% of the then current Letter of Credit Exposure.

                (iii)    Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        (h)    Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of the face amount of or any drawing under each Letter of Credit denominated in a currency other than Dollars on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Lenders.  Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding sentence is herein described as a "Computation Date" with respect to each Letter of Credit for which a Dollar Amount is determined on or as of such day.  If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Letter of Credit Obligations (calculated, with respect to those Letter of Credit Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date) exceeds the Revolving Commitments minus (i) the aggregate outstanding principal amount of the Revolving Advances plus (ii) the aggregate outstanding principal amount of the Swingline Advances, the Borrower shall immediately make deposits to the Cash Collateral Account to the extent of the Collateral Shortfall Amount.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01          Conditions Precedent to Effectiveness.  The obligation of each Lender to make its initial Advances as part of the initial Borrowings or the Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

        (a)    Documentation.  On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, in form and substance satisfactory to the Administrative Agent and the Lenders:

                (i)    this Agreement, executed by the Borrowers, the Lenders and the Administrative Agent, and all attached Exhibits and Schedules;

                (ii)    (A) a Revolving Note by the Company payable to the order of each Lender in the amount of its Revolving Commitment and (B) a Revolving Note by the Mexican Borrower payable to the order of each Lender in the amount of 33⅓% of its Revolving Commitment;

                (iii)    the Swingline Note executed by the Company;

                (iv)    Guaranties executed by each Guarantor;

                (v)    except as otherwise provided in Section 5.16, Pledge Agreements executed by the Pledgors pledging to the Administrative Agent for the benefit of the Lenders to secure the Obligations, all of the equity interests of the Domestic Subsidiaries and 66% of the equity interests of the Foreign Subsidiaries owned by such Pledgor, in each case together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such equity interests;

                (vi)    except as otherwise provided in Section 5.16, Security Agreements granting to the Administrative Agent for the benefit of the Lenders a lien in accounts receivable, inventory and the Insurance Policies with respect to the Mortgaged Vessels of such Material Subsidiary (other than the MARAD Collateral) to secure the Obligations, in each case together with UCC-1 financing statements and any other documents, agreements, or instruments necessary to create an Acceptable Security Interest in such pledged collateral;

                (vii)    the Vessel Mortgages executed by each Loan Party that owns one or more of the Initial Mortgaged Vessels granting a Lien to the Administrative Agent in the Initial Mortgaged Vessels to secure the Obligations, together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Initial Mortgaged Vessels and the revenues therefrom;

                (viii)    the Mortgages executed by the Company granting a Lien to the Administrative Agent in the Carlyss facility to secure the Obligations, together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such mortgaged property and the revenues therefrom;

                (ix)    except as otherwise provided in Section 5.16, certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where reasonably required by the Administrative Agent;

                (x)    certificates from a Responsible Officer of the Company stating that (A) all representations and warranties of the Loan Parties set forth in the Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

                (xi)    except as otherwise provided in Section 5.16, copies, certified as of the Closing Date by a Responsible Officer of the appropriate Person of (A) the resolutions of the Board of Directors or its equivalent of each Loan Party approving the Credit Documents to which it is a party and the transactions contemplated thereby, (B) the organizational documents of each Loan Party, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Credit Documents;

                (xii)    except as otherwise provided in Section 5.16, certificates of a Responsible Officer of each of the Loan Parties certifying the names and true signatures of officers of the Loan Parties authorized to sign this Agreement, the Notes, Notices of Borrowing and the other Credit Documents to which such Loan Parties are a party;

                (xiii)    certificates of insurance from an insurance agent or insurer evidencing compliance with the requirements of Section 5.02 and the Security Documents;

                (xiv)    a favorable opinion dated as of the Closing Date of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent;

                (xv)    a favorable opinion dated as of the Closing Date from Bracewell & Patterson, L.L.P., counsel to the Administrative Agent;

                (xvi)    a certificate from the Company's Chief Executive Officer, President or Chief Financial Officer addressed to the Administrative Agent and each of the Lenders, which shall be in form and in substance reasonably satisfactory to the Administrative Agent and shall state that, subject to the qualifications stated therein, after giving effect to the initial Borrowings contemplated under this Agreement and the other Credit Documents, (i) the fair value and present fair saleable value of the Company's and each of its Subsidiaries' assets exceed its stated liabilities and identified Contingent Obligations; (ii) the Company and each of its Material Subsidiaries should be able to pay their debts as they become absolute and mature; and (iii) the Company and each of its Material Subsidiaries will have sufficient capital to engage in its business as management has indicated it is now conducted;

                (xvii)    a certificate from the Company's Chief Executive Officer, President or Chief Financial Officer addressed to the Administrative Agent and each of the Lenders, which shall be in form and in substance reasonably satisfactory to the Administrative Agent and shall reaffirm that as of the Closing Date the projections prepared by the Borrower and included in the Confidential Information Memorandum are true and correct in all material respects based upon the assumptions stated therein and the best information reasonably available to such officer at the time such projections were made and shall describe any changes therein and state that such changes shall not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change to occur; and

                (xviii)    such other documents, governmental certificates and agreements as the Administrative Agent and the Lenders may reasonably request.

        (b)    Payment of Fees.  On the Closing Date, the Company shall have paid the fees required to be paid to the Administrative Agent, the Arranger, and the Lenders and all costs and expenses which have been invoiced and are payable pursuant to Section 10.04.

        (c)    Termination of Existing Credit Facilities.  The Administrative Agent and the Lenders shall have received sufficient evidence indicating that contemporaneously with the making of the initial Advances, the obligations of the Company and its Subsidiaries under the Existing Credit Agreement will be repaid with the proceeds of such Advances (or, in the case of outstanding letters of credit, supported by Letters of Credit issued hereunder) and thereafter all obligations of the Company and its lenders under the Existing Credit Agreement shall be terminated (including, without limitation, any obligations of any Subsidiary of the Company in respect of guaranties, security agreements executed in connection with such Existing Credit Agreement but excluding any obligations which expressly survive the repayment of the amounts owing the Existing Credit Agreement).

        (d)    Business Plan; Financial Statements.  The Administrative Agent and the Lenders shall have received true and correct copies of the Loan Parties and their Affiliates' business and financial plan for the years 2004 through 2006, together with a written analysis of such business and financial plan, in form and substance satisfactory to the Administrative Agent.  The Administrative Agent and the Lenders shall have received true and correct copies of the Financial Statements as of the Closing Date and such other financial information as the Administrative Agent may reasonably request, and the actual results of operations for such periods shall not, individually or in the aggregate, differ from the results of operations projected for such period in the projections previously supplied to the Administrative Agent or included in the Confidential Information Memorandum in any respect that is materially adverse to the Administrative Agent and the Lenders.

        (e)    Appraisals; Collateral Value.  The Administrative Agent shall have received a satisfactory appraisal on an Orderly Liquidation Value basis of the Initial Mortgaged Vessels dated no more than 90 days prior to the Closing Date.  Such appraisal shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be issued by firms reasonably acceptable to the Administrative Agent.  Such appraisals shall affirm that the ratio of (a) the aggregate Orderly Liquidation Value of all Mortgaged Vessels to (b) the Revolving Commitments is greater than or equal to 1.4 to 1.0 on the Closing Date.  In addition, the ratio of (a) the sum of (i) the aggregate Orderly Liquidation Value of all Mortgaged Vessels and (ii) the value of the Collateral (other than the Mortgaged Vessels) as determined by the Administrative Agent  in accordance with the next sentence to (b) the Revolving Commitments shall be greater than or equal to 2.0 to 1.0 on the Closing Date.  In determining the  value of the Collateral (other than the Mortgaged Vessels), the Administrative Agent shall (A) with respect to the Carlyss facility, use its most recent appraised market value, and (B) with respect to accounts receivable, include (1) with respect to all accounts receivable other than those owed by Petroleos Mexicanos, 80% of the face amount of such account receivables that are not more than 90 days past due and for which there is no potential offset o r counterclaim or unresolved dispute with the respective account debtor and (2) with respect to all accounts receivable owed by Petroleos Mexicanos, 80% of the face amount of such account receivables that are not more than 120 days past due and for which there is no potential offset or counterclaim or unresolved dispute.

        (f)    Security Documents.  The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its sole discretion necessary to determine that arrangements have been made for the Administrative Agent for the benefit of Lenders to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) lien, tax and judgment searches conducted on the Company and the other Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent for the benefit of the Lenders and (ii) lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens.

        (g)    No Default.  No Default shall have occurred and be continuing or would result from such Advance or from the application of the proceeds therefrom or from the issuance of the initial Letters of Credit.

        (h)    Representations and Warranties.  The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct before and after giving effect to (i) the initial Advances and to the application of the proceeds from such Advances and (ii) the issuance of the initial Letters of Credit, in each case from the date of such Advance or issuance, as applicable, as though made on and as of such date.

        (i)    No Material Adverse Change.  No event or events which, individually or in the aggregate, has had or is reasonably likely to cause a Material Adverse Change shall have occurred.

        (j)    No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority (other than the GTM Settlement) shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement or any transaction contemplated hereby or which, in any case, in the reasonable judgment of the Administrative Agent, could reasonably be expected to cause a Material Adverse Change.

        (k)    Consents, Licenses, Approvals, etc.  The Administrative Agent shall have received true copies (certified to be such by the Company or other appropriate party) of all consents, licenses and approvals required, if any, from Governmental Authorities in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.  In addition, the Borrower and Subsidiaries shall have all material consents, licenses and approvals required in connection with the continued operation of the Company and its Subsidiaries, and such approvals shall be in full force and effect.

        (l)    Certificates.  The Administrative Agent shall have received copies of Certificates of Inspection, Vessel Certificates of Financial Responsibility (Water Pollution) or International Oil Pollution Prevention Certificate, each issued by the United States Coast Guard (or the substantial equivalent in the case of foreign assets if available) for each of the Initial Mortgaged Vessels, to the extent applicable, and shall be reasonably satisfied with the contents thereof.

        (m)    Revolving Commitment Availability.  On the Closing Date and immediately after giving effect to the initial Borrowing and the transaction contemplated hereby, the Administrative Agent shall be satisfied with the sufficiency of the unused availability under the aggregate Revolving Commitments to meet the ongoing working capital needs of the Company and its Subsidiaries after the Closing Date.

        (n)    Additional Information.  The Administrative Agent shall have received such additional information which the Administrative Agent shall have reasonably requested, and such information shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 3.02          Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) or Convert to or Continue a Eurodollar Advance and the obligation of such Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date, the date of Continuation or Conversion, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Conversion or Continuation and the acceptance by a Borrower of the proceeds of such Advance or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Advance, the date of such Conversion or Continuation, or the date of such issuance, extension or increase such statements are true):

        (a)    the representations and warranties contained in Article IV and in each other Credit Document are true and correct on and as of the date of such Advance, Continuation or Conversion, or the issuance, extension or increase of such Letter of Credit before and after giving effect to such Advance and to the application of the proceeds from such Advance, such Continuation or Conversion, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date; and

        (b)    no Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit.

Section 3.03          Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower jointly and severally represents and warrants as follows:

Section 4.01          Existence.  Each of the Company and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change.

Section 4.02          Power.  The execution, delivery, and performance by the Company and each of the other Loan Parties of this Agreement, the Notes, the other Credit Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Loan Party's corporate or other powers, (b) have been duly authorized by all necessary corporate or other action, (c) do not contravene (i) such Loan Party's organizational documents or (ii) any law or any contractual restriction binding on or affecting such Loan Party which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  At the time of each Advance or the issuance, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, extension or increase of such Letter of Credit will be within the applicable Borrower's corporate or other powers, will have been duly authorized by all necessary corporate or other action, will not contravene (i) such Borrower's organizational documents or (ii) any law or any contractual restriction binding on or affecting such Borrower which could reasonably be expected to cause a Material Adverse Change and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03          Authorization and Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company and each of the other Loan Parties of this Agreement, the Notes, the other Credit Documents to which each is a party or the consummation of the transactions contemplated thereby.  At the time of each Advance or the issuance, extension or increase of each Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Advance or the use of the proceeds of such Advance or the issuance, extension or increase of such Letter of Credit.

Section 4.04          Enforceable Obligations.  This Agreement, the Notes, and the other Credit Documents to which the Company and the other Loan Parties are a party have been duly executed and delivered by the Company or such Loan Parties, as applicable.  Each Credit Document to which the Company or any of the other Loan Parties is a party is the legal, valid, and binding obligation of the Company and each such Loan Party and is enforceable against the Company and each such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.05          Financial Statements.

        (a)    The Company has delivered to the Administrative Agent the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial condition of the Company as of their respective dates and for their respective periods in accordance with GAAP.  As of the date of the Financial Statements, there were no material Contingent Obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the Company or any of its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

        (b)    Since December 31, 2003, no Material Adverse Change has occurred.

Section 4.06          True and Complete Disclosure.  All factual information (whether delivered before or after the Closing Date) furnished by or on behalf of the Company and its Subsidiaries in writing to the Administrative Agent and the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

Section 4.07          Litigation; Compliance with Laws.

        (a)    Except for the GTM Settlement, there is no pending or threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.  Additionally, there is no pending or threatened action or proceeding instituted against the Company or any of its Subsidiaries which seeks to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

        (b)    The Company and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.  The Company and its Subsidiaries are in compliance in all material respects with the International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention ("ISM Code"), to the extent applicable, and have established and implemented a safety management system and such other procedures as required by the ISM Code, to the extent applicable.

Section 4.08          Use of Proceeds.  The proceeds of the Advances will be used by the Borrowers and their Subsidiaries for the purposes described in Section 5.08.  The Company and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.09          Investment Company Act.  Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10          Public Utility Holding Company Act.  Neither the Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", as such terms are used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.11          Taxes.  All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Company or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed (except where any obligation to so file is being contested in good faith and by appropriate proceedings and after adequate reserves have been provided therefor), and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings and after providing adequate reserves therefor.  None of the Company nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions which are material in amount.  None of the Property owned by the Company or any other member of the Tax Group is Property which the Company or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section168(f)(8) of the Code.  Proper and accurate amounts have been withheld by the Company and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.  Timely payment of all material sales and use taxes required by applicable law have been made by the Company and all other members of the Tax Group.

Section 4.12          Pension Plans.  No Termination Event has occurred with respect to any Plan, and, except for any failure that could not reasonably be expected to cause a Material Adverse Change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed with respect to any Plan under Section4971 of the Code.  The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a Material Adverse Change.  None of the Company nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unpaid withdrawal liability that could reasonably be expected to cause a Material Adverse Change.  As of the most recent valuation date applicable thereto, none of the Company nor any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.  Based upon GAAP existing as of the Closing Date and current factual circumstances, the Company has no reason to believe that the annual cost during the term of this Agreement to the Company or any of its Subsidiaries for post-retirement benefits to be provided to the current and former employees of the Company or any of its Subsidiaries under welfare benefit plans (as defined in Section3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.13          Condition of Property; Casualties.  The material Properties used or to be used in the continuing operations of the Company and each of its Subsidiaries are (a) in substantially the same or better repair, working order, and condition as such Properties were as of December 31, 2003, normal wear and tear excepted and (b) in such repair, working order and condition to permit the Company and its Subsidiaries to operate such Properties in substantially the same or better manner as operated as of December 31, 2003.  Since the Closing Date, neither the business nor the material Properties of the Company and each of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect would reasonably be expected to cause a Material Adverse Change.

Section 4.14          Insurance.  The Company and its Subsidiaries are insured by reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self‑insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.15          No Burdensome Restrictions; No Defaults.

        (a)    Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which would reasonably be expected to cause a Material Adverse Change.  Neither the Company nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or other instrument to which the Company or such Subsidiary is a party and which would reasonably be expected to cause a Material Adverse Change.  Neither the Company nor any of its Subsidiaries has received any notice of default under any contract, agreement, lease or other instrument to which the Company or its Subsidiaries is a party which is continuing or which, if not cured, would reasonably be expected to cause a Material Adverse Change.

        (b)    No Default has occurred and is continuing.

Section 4.16          Environmental Condition.  Except as disclosed on the attached Schedule 4.16:

        (a)    The Company and its Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit by the Company or any of its Subsidiaries; and (iv) are not subject to any material actual or contingent Environmental Claim.

        (b)    (i) None of the present or previously owned or operated Properties of the Company or of any of its present or former Subsidiaries, wherever located, (A) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, the RCRA Corrective Action List, or their state or local analogs, nor has the Company been otherwise notified of the designation, listing or identification of any Property of the Company or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, corrective action, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions); (B) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Company or any of its present or former Subsidiaries, wherever located; or (C) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or would reasonably be expected to result in the need for Response that would cause a Material Adverse Change and (ii) none of the Company or any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Substances to any third party site which would reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

Section 4.17          Title to Property, Etc.

        (a)    Each of the Company and its Subsidiaries has good and marketable title in all its Property, except where the failure to have such good and marketable title would not reasonably be expected to cause a Material Adverse Change, and none of such Property is subject to any Lien, except Permitted Liens.

        (b)    Schedule 4.17 sets forth (i) all the Mortgaged Vessels of the Company and its Subsidiaries on the Closing Date and identifies the registered owner, flag, official or patent number of each Mortgaged Vessel, as the case may be, on the Closing Date and all of the Material Vessels on the Closing Date are Mortgaged Vessels except for the GP 35, GP37, MV Shamal and MV Selatan, and (ii) all real estate of the Company and its Subsidiaries subject to a Mortgage.

Section 4.18          Security Interests.  On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained, and taken in all relevant jurisdictions, or satisfactory arrangements will have been made for all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in such Security Documents to be made, obtained, or taken in all relevant jurisdictions.  Upon the filing of the Security Documents referred to in this Section 4.18, on the Closing Date each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, to the extent perfection of a security interest or Lien is governed by Article 9 of the UCC (as defined in the applicable Security Documents), and subject to no other Liens (other than Permitted Prior Liens) in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Administrative Agent, for filing on or promptly after the date of) the execution and delivery thereof.

Section 4.19          Subsidiaries; Corporate Structure.  The Subsidiaries of the Company listed on Schedule 4.19 constitute all of the Subsidiaries of the Company on the Closing Date.  Schedule 4.19 correctly lists the names, ownership, jurisdictions of incorporation or formation of each of the Company's Subsidiaries as of the Closing Date.

Section 4.20          Citizenship.  Each Loan Party which owns a Material Vessel is qualified to own and operate such Material Vessel under the laws of the jurisdiction in which any such Material Vessel is flagged.

Section 4.21          Labor Relations.  None of the Company nor its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Change.  There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer, threatened against the Company or any of its Subsidiaries and (c) no union representation petition existing with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate, such as could not reasonably be expected to have a Material Adverse Change.

Section 4.22          Intellectual Property.  The Company and each of its Subsidiaries has obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights, that are necessary for the operation of their businesses taken as a whole as presently conducted.

Section 4.23          Solvency

        (a)    Immediately after the consummation of the transactions to occur on the Closing Date and after giving effect to the Borrowings contemplated under this Agreement and the application of the proceeds thereof, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

        (b)    The Company does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, on a consolidated basis, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Debt or the Debt of such Subsidiary.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Notes or any amount under any Credit Document shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 5.01          Compliance with Laws, Etc.  Each of the Company and its Subsidiaries will comply with all Legal Requirements except where the failure to so comply could not reasonably be expected to cause a Material Adverse Change.  Without limiting the generality and coverage of the foregoing, each of the Company and its Subsidiaries shall comply with all applicable Environmental Laws, and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Company and its Subsidiaries do business including, if applicable, the ISM Code, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Change.

Section 5.02          Maintenance of Insurance.

        (a)    Generally.   The Company shall, and shall cause each of its Subsidiaries to,

                (i)    at their own expense, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in the same general areas in which the Company and its Subsidiaries operate;

                (ii)    at their own expense, insure each Material Vessel and keep her insured, or cause each Material Vessel to be insured, in lawful money of the United States in the manner set forth herein;

                (iii)    renew all such Insurance Policies as they expire and so as to ensure that there is no gap in coverage, and shall provide evidence of such renewal in writing to the Administrative Agent as and when each such renewal is effected;

                (iv)    punctually pay all premiums, calls, contributions or other sums payable in respect of such Insurance Policies and produce all relevant receipts when so required by the Administrative Agent and all insurance policies shall provide that there shall be no recourse against Administrative Agent for unpaid premiums or calls;

                (v)    arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity (or its equivalent) or war risks association; and

                (vi)    upon the written request of the Administrative Agent, provided no such request shall be made more frequently than once per year, deliver to the Administrative Agent copies of all cover notes, binders and certificates of entry and all endorsements and riders supplemental thereto in respect of insurance maintained under this Section 5.02.

        (b)    Administrative Agent as Additional Insured.

                (i)    All insurance policies, binders and other interim insurance contracts (except for workers' compensation, employees' liability and Protection and Indemnity Risks policies) shall provide that the Administrative Agent shall be an additional insured in connection with any liabilities arising out of or resulting from the operations or the business of the Company or any of its Subsidiaries, or a loss payee, as applicable, in respect of any Net Cash Proceeds in excess of  $500,000.00, and shall provide for at least thirty days' (or, in the case of war, seventy-two (72) hours') prior notice to be given to the Administrative Agent by the underwriters or association in the event of cancellation and at least ten days' prior notice with respect to any failure of the applicable Loan Party to pay any premium or call which would suspend coverage under the policy or the payment of a claim thereunder.  In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the applicable Loan Party or any party holding under such Loan Party which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against such Loan Party.

                (ii)    In the event that any claim or Lien is asserted against any Mortgaged Vessel for loss, damage or expense which is covered by insurance hereunder, and it is necessary for any Loan Party to obtain a bond or supply other security to prevent the arrest of such Mortgaged Vessel or to release the Mortgaged Vessel from arrest on account of such claim or Lien, the Administrative Agent may, in the sole discretion of the Administrative Agent, and upon notice to the applicable Loan Party, assign to any Person executing a surety or guaranty bond or other agreement to save or release any such Mortgaged Vessel from such arrest, all right, title and interest of the Administrative Agent and the other Lenders in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

                (iii)    The Administrative Agent shall give the Company's independent maritime insurance broker notice of the occurrence of any Event of Default (and subsequent notice of its cure or waiver, if applicable).

        (c)    Application of Payments under Insurance Policies.

                (i)    Prior to the occurrence and continuance of an Event of Default, all Insurance Policies or certificates of insurance shall provide that all insurance payments in respect of any Casualty Event involving any Net Cash Proceeds in excess of  $500,000.00 shall be paid to the Administrative Agent or, upon the prior written consent of the Administrative Agent, the underwriter may pay such amounts directly to the applicable Loan Party or such Person as may be designated by the applicable Loan Party for the repair, salvage or other charges relating to such Casualty Event.  Unless the Borrowers are required to make a mandatory prepayment pursuant to Section 2.07(c), then the Administrative Agent shall disburse the proceeds to the applicable Loan Party for the purpose of repairing, replacing, and restoring the damaged collateral.

                (ii)    Notwithstanding anything to the contrary in the other Credit Documents, all insurance payments in respect of any liability of the Loan Parties to third Persons or damage to Property of third Persons by the Loan Parties shall be paid by the underwriter of such insurance directly to the Person to whom such liability is owed or directly to the Loan Parties to reimburse it for any loss, damage or expense incurred by it in connection with the event or condition giving rise to such liability.

                (iii)    In the event of a Total Loss, a Material Partial Loss or a Casualty Event occurring after the occurrence and during the continuance of an Event of Default, all insurance payments therefor shall be paid to the Administrative Agent. All insurance payments received by the Administrative Agent as the result of a Total Loss, a Material Partial Loss or such Casualty Event shall be applied by the Administrative Agent in the manner provided for in Sections 2.07(c), or retain the proceeds and apply such proceeds as provided for in Section 7.06 or disburse the proceeds to the applicable Loan Party for the purpose of repairing, replacing, and restoring the damaged collateral, as applicable.  If an Event of Default is not then continuing, then any excess proceeds after making any required payments pursuant to Section 2.07(c) shall be paid to the Company or any Loan Party as appropriate.  In the event that any such proceeds are paid to any Loan Party in violation of the foregoing, such Loan Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Loan Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement.  Upon the request of the Administrative Agent, after the occurrence and during the continuance of an Event of Default, the Loan Parties shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds.

        (d)    Hull and Machinery/Increased Value Insurance. With respect to hull and machinery/increased value insurance, including War Risks, each Loan Party owning the same shall insure each Mortgaged Vessel and keep her insured, or cause each Mortgaged Vessel to be insured against loss, damage, fire and such other perils as are customary in the industry, for an amount which is at least equal to the agreed insured value of such Mortgaged Vessel.  In addition, the Loan Parties shall, at their own expense, furnish to the Administrative Agent a mortgagee's single interest policy (or in lieu of such mortgagee's interest insurance the applicable Loan Party shall cause the hull and machinery/increased value insurance to be endorsed to afford breach of warranty coverage for the benefit of the Administrative Agent and the Lenders) providing coverage which, when aggregated with the amount of such insurance coverage on the other Mortgaged Vessels, shall be at least 140% of the aggregate Revolving Commitments.  Such insurance shall cover marine and War Risk perils against confiscation, expropriation, seizure and other war risks, on hull and machinery, and shall be maintained in the broadest forms available (on reasonable commercial terms as the applicable Loan Party shall see fit and reasonably acceptable to the Administrative Agent) in the American and British insurance markets or in such other major international markets acceptable to the Administrative Agent.

        (e)    Operation of Mortgaged Vessels.

                (i)    Each Mortgaged Vessel shall not operate in or proceed into any area then excluded by trading warranties under its marine or war risk policies (including protection and indemnity or its equivalent) without satisfying the conditions of the relevant policies, evidence of which shall be furnished to the Administrative Agent.

                (ii)    The Loan Parties shall not employ any Mortgaged Vessel or suffer any Mortgaged Vessel to be employed otherwise than in conformity with the terms of the instruments of Insurance Policies aforesaid relative to the Mortgaged Vessel (including any warranties, express or implied, therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

                (iii)    To the extent any of the following could reasonably be expected to cause a Material Adverse Change, the Loan Parties shall not commit any act, nor voluntarily suffer nor permit any act to be done, whereby any insurance required hereunder shall or may be suspended, impaired or defeated and will not suffer nor permit any Mortgaged Vessel to engage in any voyage, nor to engage in any employment not permitted under the policies of insurance in effect, without first covering any Mortgaged Vessel with insurance satisfactory in all respects, including the amount thereof, to the Administrative Agent for the voyage or the employment.

        (f)    United States Operations.  At all times during which any Mortgaged Vessel is operating within the jurisdiction of the United States of America, the Loan Parties shall maintain:

                (i)    insurance or post bond or maintain approved evidence of financial responsibility with respect to such Mortgaged Vessel to cover the actual cost of removal of discharged oil for which the owner thereof may be held strictly liable (or held liable due to negligence of such Loan Party or any other Person) under the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, or the Outer Continental Shelf Lands Act, as amended, or under any other federal, state or international law that, now or in the future, may apply to such Mortgaged Vessel or to the owner thereof; and the applicable Loan Party shall maintain insurance or post bond or maintain approved evidence of financial responsibility covering similar pollution risks or liabilities incident thereto under any law, regulation or judicial decision of any foreign jurisdiction or jurisdictions or political subdivision thereof applicable to the owner, such Mortgaged Vessel or its operations; and

                (ii)    such worker's compensation or longshoremen's and harbor workers' insurance as shall be required by applicable law, including endorsements for foreign and Outer Continental Shelf operations, borrowed servant, voluntary compensation and in rem claims.

Section 5.03          Preservation of Existence, Etc.  Except as permitted by Section 6.03, each of the Company and each of its Subsidiaries will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change.

Section 5.04          Payment of Taxes, Etc.  Each of the Company and each of its Subsidiaries will pay and discharge before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims of Governmental Authorities that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that the Company and its Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves, if required in conformity with GAAP, have been provided.

Section 5.05          Reporting Requirements.  The Company will furnish to the Administrative Agent for distribution to the Lenders (with sufficient copies for each Lender to receive a copy from the Administrative Agent):

        (a)    Defaults.  As soon as possible and in any event within five Business Days after the occurrence of a Default becomes known to a Responsible Officer of a Borrower which is continuing on the date of such statement, a statement of a Responsible Officer of such Borrower setting forth the details of such Default and the actions which such Borrower has taken and proposes to take with respect thereto;

        (b)    Quarterly Financials.  As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company, as of the end of such quarter and the consolidated statements of operations, and cash flows of the Company for the periods then ended and for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by an authorized financial officer of the Company as having been prepared in accordance with GAAP;

        (c)    Audited Annual Financials.  As soon as available and in any event not later than 90 days after the end of each fiscal year of the Company, copies of the annual audited financial statements for such year for the Company, including therein the consolidated balance sheet of the Company as of the end of such fiscal year and consolidated statements of operations, changes in shareholders' equity and cash flows for such fiscal year, in each case certified by independent certified public accountants of nationally recognized standing together with a certificate of such accounting firm to the Administrative Agent and the Lenders stating that, in the course of the regular audit of the business of the Company, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof;

        (d)    Compliance Certificates.  (i) Within 60 days of each fiscal quarter end of the Company for the first three fiscal quarters of each fiscal year of the Company and (ii) within 90 days of each fiscal year end of the Company, a Compliance Certificate for such fiscal quarter or fiscal year then ended indicating compliance with Sections 6.13 through 6.18;

        (e)    Vessel Report; Material Subsidiaries.  On or before 30 days after the end of each of fiscal quarter of each fiscal year of the Company, (i) a report detailing the flag, the then current location of each of the Mortgaged Vessels and other Material Vessels owned or leased by the Company and its Subsidiaries, and the then current status (operating or stacked) of such vessel and (ii) a list of each of the Material Subsidiaries and any Subsidiary of the Company that will become a Material Subsidiary on or before the next report is required to be delivered;

        (f)    Other Creditors.  The Company shall provide promptly and in any event within five Business Days after the giving or receipt thereof, copies of any material notices, information, and documents given or received by any Loan Party pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement relating to Debt of $5,000,000.00 or more;

        (g)    Securities Law Filings.  Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Company or any of its Subsidiaries files with the SEC;

        (h)    Termination Events.  As soon as possible and in any event (i) within 30 days after the Company or any of its Subsidiaries knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Company or its Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a senior financial officer of the Company or such Subsidiary describing such Termination Event and the action, if any, which the Company or such Subsidiary proposes to take with respect thereto;

        (i)    Termination of Plans.  Promptly and in any event within ten Business Days after receipt thereof by the Company or any member of the Controlled Group from the PBGC, copies of each notice received by the Company or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

        (j)    Other ERISA Notices.  Promptly and in any event within five Business Days after receipt thereof by the Company or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Company or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA in an amount that could reasonably be expected to cause a Material Adverse Change;

        (k)    Disputes, etc.  Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Company and its Subsidiaries threatened, or affecting the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change;

        (l)    Material Changes.  Prompt written notice of any condition or event of which the Company or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;

        (m)    Environmental Notices.  Promptly upon the receipt thereof by the Company or any of its Subsidiaries, a copy of any form of notice, summons or citation received from any Governmental Authority or any other third party, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor in excess of $5,000,000.00, (ii) any action or omission on the part of the Company or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could result in a liability therefor in excess of $5,000,000.00, (iii) any notice of potential responsibility under CERCLA or any analogous law  which could result in a liability therefor in excess of $5,000,000.00, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Company or any of its Subsidiaries, or any of their leased or owned Property with a value of more than $5,000,000.00, wherever located;

        (n)    Insurance.  On or before April 15 of each year commencing April 15, 2004, the Company will deliver to the Administrative Agent a report prepared by the Company's independent maritime insurance broker which report (i) lists all insurance policies and programs then in effect with respect to the Mortgaged Vessels, (ii) specifies for each such policy and program, (A) the amount thereof, (B) the risks insured against thereby, (C) the name of the insurer and each insured party thereunder and (D) the policy or other identification number thereof, and (iii) certifies that all such policies and programs are (A) in full force and effect, (B) are placed with such insurance companies, underwriters or associations, in such amounts, against such risks, and in such form, as are customarily issued against by Persons of similar size and established reputation engaged in the same or similar businesses and similarly situated and as are necessary or advisable for the protection of the Administrative Agent as mortgagee, and (C) conform with the requirements of this Agreement and the Security Documents; and

        (o)    Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Company and its Subsidiaries as the Administrative Agent or any Lender may from time‑to‑time reasonably request.

Section 5.06          Maintenance of Property.  Each of the Company and its Subsidiaries shall (a) maintain their material owned, leased, or operated property, equipment, buildings and fixtures in substantially the same or better condition and repair as the condition and repair as of December 31, 2003, normal wear and tear excepted and (b) not knowingly or willfully permit the commission of waste or other injury, or the release of Hazardous Substances on or about the owned or operated property in violation of applicable Environmental Laws.

Section 5.07          Inspection.  From time-to-time upon reasonable notice and during normal business hours, the Company and its Subsidiaries shall (a) permit the Administrative Agent (at the request of any Lender) to examine and copy their books and records, (b) permit the Administrative Agent and the Lenders to visit and inspect their Properties, and (c) permit the Administrative Agent and Lenders to discuss the business operations and Properties of the Company and its Subsidiaries with their officers and directors.

Section 5.08          Use of Proceeds.  The Borrowers shall use the proceeds of Advances for (i) the refinancing of Debt of the Company and its Subsidiaries under the Existing Credit Agreement, (ii) Capital Expenditures, (iii) general corporate purposes of the Company and its Subsidiaries, including, without limitation, making Acquisitions permitted by Section 6.18 of this Agreement and (iv) the payment of the GTM Settlement.  The Borrowers will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 5.09          Nature of Business.  The Company shall, and shall cause each of its Subsidiaries to, not engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, would then be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the Closing Date.

Section 5.10          Books and Records.  The Company will keep, and will cause each of its Subsidiaries to keep, adequate records and books of account in which complete entries will be made in accordance with GAAP (subject to year-end adjustments), reflecting all financial transactions of such Person.  The Company shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described herein shall be prepared from such system and records.

Section 5.11          New Subsidiaries.

        (a)    As soon as possible and in any event no later than 30 days after the end of each fiscal quarter in which any of the following events occur: (i) the date of the creation of any new Material Domestic Subsidiary of the Company, (ii) the date that any Subsidiary of the Company that was not a Material Domestic Subsidiary becomes a Material Domestic Subsidiary, or (iii) the purchase permitted by this Agreement by the Company or any of its Subsidiaries of the capital stock of any Person, which purchase results in such Person becoming a Material Domestic Subsidiary of the Company, the Company shall, in each case, cause (A) such Material Domestic Subsidiary to execute and deliver to the Administrative Agent (with sufficient originals for each applicable Lender) any or all of the following documents requested by the Administrative Agent:  a Guaranty to guaranty the Obligations and a Security Agreement, a Pledge Agreement (if such new Subsidiary owns one or more Subsidiaries), one or more Vessel Mortgages (if such new Subsidiary owns one or more Material Vessels), and such other Security Documents as the Administrative Agent may reasonably request, in each case to secure the Obligations together with evidence of corporate authority to enter into such Guaranty, Security Agreement, Pledge Agreement, Vessel Mortgages and other Security Documents as the Administrative Agent may reasonably request and (B) the Company or its Subsidiary owning capital stock or other equity interests of such new Subsidiary to execute a Pledge Agreement pledging 100% of its interests in the capital stock or other equity interests of such new Subsidiary to secure the Obligations and deliver such evidence of corporate authority to enter into such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

        (b)    As soon as possible and in any event no later than 30 days after the end of each fiscal quarter in which any of the following events occur: (i) the date of the creation of any new Mexican Subsidiary that is a Material Subsidiary or (ii) the purchase of a Person by a Mexican Subsidiary, which purchase results in such Person becoming a Mexican Subsidiary that is a Material Subsidiary, the Company shall, in each case, cause (A) such Mexican Subsidiary to execute and deliver to the Administrative Agent (with sufficient originals for each applicable Lender) any or all of the following documents requested by the Administrative Agent or any Lender: a Guaranty to guaranty the Mexican Subsidiaries' Obligations and Mexican Security Documents and one or more Vessel Mortgages (if such new Subsidiary owns one or more Material Vessels), and such other Security Documents and the Administrative Agent or any Lender may reasonably request, in each case to secure the Mexican Subsidiaries' Obligations together with evidence of corporate authority to enter into such Guaranty, Mexican Security Document, and Vessel Mortgages and (B) the Company or its Subsidiary owning capital stock or other equity interests of such new Subsidiary to execute a Pledge Agreement pledging 100% of its interests in the capital stock or other equity interests of such new Subsidiary to secure the Mexican Subsidiaries' Obligations and 66% of its interests in such capital stock to secure the Loan Parties' Obligations and such evidence of corporate authority to enter into such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

Section 5.12          New Vessels.  Upon the acquisition by the Company or any of its Subsidiaries of any Material Vessel, the Company will, or will cause the Subsidiary which acquired such Material Vessel to, execute and deliver to Administrative Agent for the ratable benefit of the Lenders (a) a Vessel Mortgage granting a security interest in such Material Vessel to secure the Obligations and (b) such evidence of corporate authority to enter into such Vessel Mortgage as the Administrative Agent may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to execute and deliver a Vessel Mortgage covering any Material Vessel which is acquired or to be acquired with MARAD Financing or subject to liens securing purchase money debt or Capital Leases.

Section 5.13          Operation of Mortgaged Vessels.  The Company and each Loan Party that owns or operates a Mortgaged Vessel shall:

        (a)    keep such Mortgaged Vessel in a good and sufficient state of repair consistent with ownership and management practice employed by owners of vessels of similar size and type and so as to (i) maintain the present class of such Mortgaged Vessel at its current classification by any recognized rating agency, free of recommendations affecting class and qualifications and change of class, save those notified to the Administrative Agent in writing and (ii) comply with all Legal Requirements from time to time applicable to such Mortgaged Vessel and such Loan Party's operations except where such non-compliance will not reasonably be expected to cause a Material Adverse Change;

        (b)    with respect to such Mortgaged Vessel, (i) make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Mortgaged Vessel will not be materially impaired and (ii) except as otherwise contemplated by this Agreement, not remove any material part of, or item of equipment owned by the Loan Parties installed on, such Mortgaged Vessel unless (A) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien (other than Permitted Liens) in favor of any Person other than the Administrative Agent and becomes, upon installation on such Mortgaged Vessel the property of the Loan Parties and subject to the security constituted by the Vessel Mortgage or the Security Agreement or (B) the removal will not materially diminish the value, safety or operating efficiency of such Mortgaged Vessel;

        (c)    submit such Mortgaged Vessel to such periodical or other surveys as may be required for classification purposes and, upon the request of the Administrative Agent supply to the Administrative Agent copies of all survey reports and classification certificates issued in respect thereof;

        (d)    notify the Administrative Agent in writing of:

                (i)    any Casualty Event which results in Net Cash Proceeds in excess of $500,000.00 with respect to any Mortgaged Vessel; and

                (ii)    any occurrence in respect of any Mortgaged Vessel that is or is likely, by the passing of time or otherwise, to become a Material Partial Loss or a Total Loss; and

                (iii)    any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within a reasonable time; and

                (iv)    any arrest of any Mortgaged Vessel or the exercise or purported exercise of any Lien on any Mortgaged Vessel; and

                (v)    any intended deactivation or lay-up of any Mortgaged Vessel;

        (e)    promptly pay and discharge all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Prior Liens) on or claims enforceable against such Mortgaged Vessel and all tolls, dues, taxes, assessments, governmental charges, fines and penalties that are material in amount and lawfully charged on or in respect of each Mortgaged Vessel other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Mortgaged Vessel pursuant to legal process, or in the event of her detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Mortgaged Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

        (f)    if the Person operating such Mortgaged Vessel is not a Loan Party, promptly remit all earnings received by such Person from any Mortgaged Vessel back to the appropriate Loan Party; and

        (g)    (i) comply with and satisfy all Legal Requirements of the jurisdiction of such Mortgaged Vessel's home port, now or hereafter from time to time in effect, in order that such Mortgaged Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Mortgaged Vessel for participation in the trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected  be forfeited.

Section 5.14          Appraisal Reports.

        (a)    Within 45 days after each anniversary date of the Closing Date, the Borrower shall deliver to the Administrative Agent and the Lenders a desktop appraisal report setting forth the Orderly Liquidation Value of each of Mortgaged Vessel as of the date appraised (each an "Appraisal Report") and certifying the Collateral Coverage Amount. The cost of each such Appraisal Report shall be paid by the Borrower.

        (b)    At any time the Administrative Agent, at the request of the Lenders, may request that the Borrower deliver an additional Appraisal Report to the Lenders. Upon receipt of such request by the Borrower, the Borrower shall deliver such Appraisal Report to the Administrative Agent and the Lenders within 60 days after receipt of such request. Unless a Default is in existence at the time of such request, the Lenders shall pay the costs of any subsequent Appraisal Reports requested by the Administrative Agent under this Section 5.14(b) during such calendar year.

        (c)    Upon the sale of any Mortgaged Vessel permitted by Section 6.03, if requested by the Majority Lenders, the Borrower shall deliver to the Administrative Agent and the Lenders an additional Appraisal Report setting forth the Orderly Liquidation Value of the Mortgaged Vessels.  If the most recent Appraisal Report was dated more than 180 days before such sale, the cost of such Appraisal Report shall be paid by the Borrower; otherwise the cost of such Appraisal Report such be paid by the Lenders.

        (d)    Each Appraisal Report delivered under this Section 5.14 shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

Section 5.15          Further Assurances in General.  The Company shall, and shall cause each of the Loan Parties to, protect and perfect the Liens contemplated by the Security Documents.  The Company at its expense shall, and shall cause each of the Loan Parties to, promptly execute and deliver all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Company or any of its Subsidiaries in the Credit Documents, including, without limitation, the accomplishment of any condition precedent that may have been temporarily waived by the Lenders prior to the Closing Date.

Section 5.16          Post-Closing Requirements.

        (a)    Within 30 days following the Closing Date (or such later date as is acceptable to the Administrative Agent, the Company shall deliver to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent and the Lenders, each of the following:

                (i)    the Mexican Pledge Agreements, together with stock certificates, and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such equity interests;

                (ii)    Mexican Security Agreements granting to the Administrative Agent for the benefit of the Lenders a lien in accounts and inventory with respect to the Mexican Subsidiaries to secure the Obligations, in each case together with any other documents, agreements, or instruments necessary to create an Acceptable Security Interest in such pledged collateral;

                (iii)    Pledge Agreements executed by the Company, Global Industries International, L.L.C., Subtec Middle East Limited, Global Pipelines PLUS, L.L.C., and Global Industries Offshore, L.L.C., pledging to the Administrative Agent for the benefit of the Lenders to secure the Obligations, 66% of the equity interests of such Pledgors in Global Industries International, LP, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such equity interests under the law of the Cayman Islands;

                (iv)    certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties that is a Foreign Subsidiary in all jurisdictions where reasonably required by the Administrative Agent;

                (v)    with respect to each Loan Party that is a Foreign Subsidiary, copies, certified as of the Closing Date by a Responsible Officer of the appropriate Person of (A) the resolutions of the Board of Directors or its equivalent of each Loan Party approving the Credit Documents to which it is a party and the transactions contemplated thereby, (B) the organizational documents of each Loan Party, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Credit Documents;

                (vi)    with respect to each Loan Party that is a Foreign Subsidiary, certificates of a Responsible Officer of each of the Loan Parties certifying the names and true signatures of officers of the Loan Parties authorized to sign this Agreement, the Notes, Notices of Borrowing and the other Credit Documents to which such Loan Parties are a party;

                (vii)    favorable opinions from local counsel located in Panama, the Cayman Islands, and Mexico, in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Notes or any amount under any Credit Document shall remain unpaid, any Lender shall have any Commitment, or there shall exist any Letter of Credit Exposure, each Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01          Liens, Etc.  Neither the Company nor any of its Subsidiaries will create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Company and its Subsidiaries may create, incur, assume or suffer to exist the following which are permitted liens ("Permitted Liens"):

        (a)    Liens securing the Obligations;

        (b)    Liens for taxes, assessments or governmental charges or levies on Property of the Company and its Subsidiaries to the extent not required to be paid pursuant to Sections 5.01 and 5.04;

        (c)    Liens set forth in the attached Schedule 6.01 securing Debt described therein and refinancings of such Debt; provided that, the aggregate principal amount of such Debt shall not be renewed, refinanced or extended if the amount of such Debt so renewed, refinanced or extended is greater than the outstanding amount of such Debt on the Closing Date;

        (d)    Liens imposed by law or contract, such as preferred maritime Liens incurred in the ordinary course of business (including liens for wages, tort, general average salvage, repair, supplies, towage, use of a drydock facility or marine railway, or other necessaries supplied to a vessel), carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business (whether or not statutory) which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, for which a reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made;

        (e)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $7,500,000.00;

        (f)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, leases, subleases, licenses, sublicenses, restrictions on the use of Property or minor imperfections in title thereto which, individually and in the aggregate, could not reasonably be expected to cause a Material Adverse Change, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

        (g)    Liens on Property of Persons which become Subsidiaries of the Company after the Closing Date securing Debt permitted hereby; provided that, (i) such Liens are in existence at the time the respective Persons become Subsidiaries of the Company and were not created in anticipation thereof, (ii) the Debt secured by such Liens (A) is secured only by such Property and not by any other assets of the Subsidiary acquired, (B) is not increased in amount and (C) the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (g) shall not exceed $5,000,000.00 at any time, (iii) the Company's Consolidated EBITDA is greater than $65,000,000.00 for the four fiscal quarters most recently ended and (iv) the Leverage Ratio calculated as of the most recent fiscal quarter for which financial statements are available is less than 1.50 to 1.00;

        (h)    Liens arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

        (i)    purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Company or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Company's or such Subsidiary's acquisition of such equipment; provided that, (i) the Debt secured by such Liens (A) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (B) is secured only by such equipment and not by any other assets of the Company and its Subsidiaries, (C) is not increased in amount, and (D) the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (i) shall not exceed $5,000,000.00 at any time, (ii) the Company's Consolidated EBITDA is greater than $65,000,000.00 for the four fiscal quarters most recently ended and (iii) the Leverage Ratio calculated as of the most recent fiscal quarter for which financial statements are available is less than 1.50 to 1.00.

        (j)    Liens securing any MARAD Financing; provided that each such Lien encumbers only the property financed in connection with the creation of any such Debt and any other MARAD Collateral; and

        (k)    Liens securing Capitalized Leases to the extent such Debt is permitted under Section 6.02(h); provided that (i) each such Lien only encumbers the property acquired in connection with the creation of such Capital Lease and all proceeds therefrom and (ii) the fair market value of the collateral securing any such Debt may exceed the outstanding principal amount of such Debt only to the extent such excess is within customary commercial bank lending and collateralization requirements.

Notwithstanding the foregoing, the Company shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur or suffer to exist, any Lien on or in respect of (i) any assets relating to or arising from the Mortgaged Vessels whether now owned or hereafter acquired, including, without limitation, any accounts receivable, inventory, equipment, and general intangibles (each as defined in Article 9 of the UCC) other than Liens in favor of the Administrative Agent for the benefit of the Lenders, (ii) the Capital Stock of the Company or any of its Subsidiaries, or (iii) GP 35, GP37, MV Shamal and MV Selatan, except in each case, Permitted Liens under clauses (a), (b), (d), (f) and (h) above.

Section 6.02          Debts, Guaranties and Other Obligations.  The Company will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

        (a)    Debt of the Company and its Subsidiaries under the Credit Documents;

        (b)    intercompany Debt incurred in the ordinary course of business owed (i) by any Wholly Owned Subsidiary of the Company to the Company or to any other Wholly Owned Subsidiary of the Company, (ii) by the Company to any of its Wholly Owned Subsidiaries, and (iii) by any Mexican Subsidiary to another Mexican Subsidiary; provided that, all such intercompany Debt shall be subordinated to the Obligations in accordance with the terms set forth in the Guaranties;

        (c)    Debt secured by the Liens permitted under paragraphs (c), (g) and (i) of Section 6.01;

        (d)    any MARAD Financing used to finance the acquisition, construction, or improvement of the Company's or any of its Subsidiaries' Vessels (including any rearrangements, extensions, or refinancing thereof) in an aggregate principal amount outstanding at any time not to exceed $25,000,000.00 in addition to any other MARAD Financing permitted by clause (e) below; provided that the Company and its Subsidiaries may not enter into additional MARAD Financing described in this clause (d) (other than rearrangements, extensions, or refinancings thereof) if a Default is continuing or entering into the additional indebtedness would reasonably be expected to cause a Default;

        (e)    Debt listed on Schedule 6.02 and all extensions, amendments, refinancings, and renewals thereof so long as none of the principal amount of such Debt is increased;

        (f)    reimbursement obligations of the Company and its Subsidiaries in respect of any surety bonds or letters of credit otherwise permitted under this Agreement issued to secure payment of any insurance premiums, regulatory obligations, or trust fund obligations for the Company or any of its Subsidiaries;

        (g)    Unfunded Liabilities that would not reasonably be expected to cause a Material Adverse Change;

        (h)    Capitalized Leases with an aggregate principal amount outstanding at any time not to exceed $25,000,000.00;

        (i)    Permitted Bond Obligations;

        (j)    unsecured obligations other than Permitted Bond Obligations in respect of  letters of credit, bonds and guaranties issued for the account of the Company or any of its Subsidiaries to secure the Company's or any of its Subsidiaries' performance obligations in the ordinary course of business with an aggregate face amount outstanding at time not to exceed $150,000,000.00 or its Equivalent Amount in another currency;

        (k)    nonspeculative Financial Contract Obligations entered into in the ordinary course of business; and

        (l)    other unsecured Debt of the Company and its Subsidiaries with an aggregate principal amount outstanding not to exceed $2,000,000.00.

Section 6.03          Merger or Consolidation; Asset Sales.  Neither the Company nor any of its Subsidiaries will (a) merge or consolidate with or into any other Person or (b) sell, lease, transfer, or otherwise dispose of any of its Property (other than the sale of inventory in the ordinary course of business or the sale of obsolete or worn-out property in the ordinary course of business) except that so long as after giving effect thereto no Default or Event of Default shall exist:

                (i)    any Loan Party may merge or consolidate with any corporation, provided that such Loan Party shall be the continuing or surviving entity, and provided that no Default occurs or would be caused by such merger or consolidation;

                (ii)    any Loan Party (other than the Company) may merge or consolidate with any other Loan Party, provided that no Loan Party's Obligations under the Credit Documents shall decrease as a result of such merger or consolidation;

                (iii)    the Company and its Subsidiaries may sell, lease, transfer or otherwise dispose of any assets to third parties outside the ordinary course of business; provided that, (A) the Net Cash Proceeds received by the Company or such Subsidiary from all such sales in excess of $5,000,000.00 in any calendar year shall, within 90 days of the date received, be reinvested or committed to be reinvested through executed construction contracts by the Company or such Subsidiary in (1) replacement assets of comparable value and utility or (2) improvements to existing assets of the Company or such Subsidiary, (B) if no Event of Default has occurred and is continuing or would result from such sale, the Loan Parties may sell, lease, transfer or otherwise dispose of any Mortgaged Vessel or any of the GP 35, GP37, MV Shamal and MV Selatan with Orderly Liquidation Value of up to an aggregate amount of $10,000,000 during the term of this Agreement and (C) when taken together with all other asset sales (other than sales, leases, transfers, or other dispositions permitted by subsection (iv) below) permitted by this Section during the fiscal year in which such Asset Sale occurs, the aggregate amount thereof does not exceed 5% of the Company's tangible net assets (based on book value) as set forth in the Company's most recent Form 10-K; and

                (iv)    the Company and its Subsidiaries may sell, discount or factor foreign accounts receivable, at face value or at a discount not to exceed 3%, with an uncollected face amount outstanding at any time not to exceed $20,000,000.00 for the four fiscal quarters most recently ended, without recourse or representation or warranty other than customary representations and warranties and recourse that would not prevent true sale treatment of such sale, discount or factor under GAAP; provided that no Event of Default has occurred and is continuing and that the Company is in compliance with Sections 6.13 through 6.17 both before and after giving effect to such transaction.

Section 6.04          Investments.  Neither the Company nor any of its Subsidiaries will make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except for:

        (a)    loans, advances, capital contributions or investments in any Domestic Subsidiary and in any Foreign Subsidiary in existence on the Closing Date;

        (b)    Liquid Investments;

        (c)    intercompany loans from the Company to or from any of its Subsidiaries and intercompany loans between Subsidiaries;

        (d)    Acquisitions permitted under Section 6.18;

        (e)    loans or advances to third parties in an aggregate amount outstanding at any time not to exceed $5,000,000.00 made in the ordinary course of business; and

        (f)    investments in capital stock of publicly traded companies in an aggregate amount not to exceed $2,500,000.00 at any time; provided that (i) Liquidity is equal to or greater than $50,000,000.00 at the time of incurrence, (ii) the Company's Consolidated EBITDA is greater than $65,000,000.00 for the four fiscal quarters most recently ended and (iii) the Leverage Ratio calculated as of the most recent fiscal quarter for which financial statements are available is less than 1.50 to 1.00.

Section 6.05          Transactions With Affiliates.  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty or the rendering of any service) with any of their Affiliates other than the Company or a Wholly Owned Subsidiary of the Company unless such transaction or series of transactions is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

Section 6.06          Compliance with ERISA.  Neither the Company nor any of its Subsidiaries will (a) terminate, or permit any member of the Controlled Group to terminate, any Plan so as to result in a Material Adverse Change or (b) permit to exist any occurrence of any Reportable Event or any other event or condition, which presents a material (in the reasonable opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan.

Section 6.07          Restricted Payments.  Neither the Company nor any of its Subsidiaries shall make any Restricted Payments (i) other than Restricted Payments by Subsidiaries of the Company to the Company or another Subsidiary of the Company and by the Company to any of its Subsidiaries and (ii) purchases by the Company of its common stock in any event not to exceed in the aggregate $25,000,000 provided that (A) Liquidity is equal to or greater than $50,000,000.00 at the time of such purchase, (B) the company's Consolidated EBITDA is greater than $65,000,000.00 for the four fiscal quarters most recently ended and (C) the Leverage Ratio calculated as of the most recent fiscal quarter for which financial statements are available is less than 1.50 to 1.00.

Section 6.08          Maintenance of Ownership of Subsidiaries.  Except as permitted by Section 6.03, the Company will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Company's Material Subsidiaries or permit any Subsidiary of the Company to issue, sell or otherwise dispose of (other than to its parent) any shares of its capital stock or the capital stock of any of the Company's Material Subsidiaries.

Section 6.09          Agreements Restricting Liens and Distributions.  The Company will not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any agreement (other than a Credit Document, any agreement entered into in connection with MARAD Financing permitted hereunder) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions greater than those under this Agreement upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Company's Subsidiaries to the Company.

Section 6.10          Other Debt.

        (a)    The Company will not, and will not permit any Subsidiary to, make any amendment or modification to the subordination provisions of any indenture, note or other agreement evidencing or governing any Subordinated Debt.

        (b)    If any Debt is required to be subordinated pursuant to Section 6.02(b) and is not evidenced by a promissory note, then the Company shall procure that each such Subsidiary will enter into a written subordination agreement on terms reasonably acceptable to the Administrative Agent.

Section 6.11          Limitation on Changes in Fiscal Periods.  The Company shall not, nor shall it permit any of its Subsidiaries to, permit the fiscal year of the Company or any of its Subsidiaries to end on a day other than December 31 or change the Company's  method of determining fiscal quarters.

Section 6.12          Mortgaged Vessels.  The Company shall not, nor shall it permit any of its Subsidiaries to,

        (a)    without the previous consent in writing of the Administrative Agent, change the name of or make any modification to any Mortgaged Vessel which would materially or adversely alter the structure, type or performance characteristics of such Mortgaged Vessel or which would materially reduce the value of such Mortgaged Vessel;

        (b)    employ any Mortgaged Vessel or allow her employment in any trade or business which is unlawful under the laws of any relevant jurisdiction in which it is located or subject or in carrying illicit or prohibited goods or in any manner whatsoever which can reasonably be expected to render her liable to destruction, seizure or confiscation; and in the event of hostilities in any part of the world (whether war be declared or not) not employ any Mortgaged Vessel or suffer her employment in carrying any contraband goods or to enter or trade to any zone which is declared a war zone by any Government Authority or by the insurers of such Mortgaged Vessel unless there shall have been effected by the Loan Parties (at their expense) such special, additional or modified insurance coverage as the Administrative Agent may reasonably require;

        (c)    if an Event of Default has occurred and is continuing, not without the previous consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), undertake or commence upgrades or improvements on any Mortgaged Vessel in an amount exceeding or likely to exceed $500,000.00 (or the equivalent in any other currency) unless the Person to provide such upgrades or improvements shall first have given to the Administrative Agent a written waiver or subordination of its Liens or its equivalent, such waiver or subordination to be in form and substance reasonably satisfactory to the Administrative Agent;

        (d)    charter any Mortgaged Vessel to, or permit the Mortgaged Vessel to serve under any contract with, a Person included within the definition of (i) "national" of a "designated foreign country," or "specially designated national" of a "designated foreign country," in the Foreign Assets Control Regulations or the Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R. Parts 500 and 515, in each case as amended, (ii) "Government of Libya", "entity of the Government of Libya" or "Libyan entity" in the Libyan Sanctions Regulations of the United States Treasury Department, 31 C.F.R. Part 550, as amended, or (iii) "Government of Iraq", "entity of the Government of Iraq" or "Iraqi Government entity" in the Iraqi Sanctions Regulations, 56 Fed.  Reg. 2112 (1991) to be codified at 31 C.F.R. Part 575, as amended, all within the meaning of said Regulations or of any regulations, interpretations or rulings issued thereunder, or engage in any transaction that violates any provision of said Regulations or that violates any provision of the Iranian Transactions Regulations, 31 C.F.R. Part 560, as amended, the Foreign Funds Control Regulations, 31 C.F.R. Part 520, as amended, the Transaction Control Regulations, 31 C.F.R. Part 505, as amended, the Haitian Transaction Regulations, 31 C.F.R. Part 580, as amended, the Foreign Assets Control Regulations, 31 C.F.R. Part 500, as amended, or Executive Orders 12810 and 12831 if such transaction or violation would (A) expose the Administrative Agent or any Lender to any penalty, sanction or investigation or (B) jeopardize the Lien created by the Vessel Mortgages or (C) might reasonably be expected to have a material adverse effect on the Loan Parties or the operation of the Mortgaged Vessels, or call at a Cuban port to load or discharge cargo or to effect repairs on the Mortgaged Vessels;

        (e)    cause or permit any Mortgaged Vessel to be operated in any manner contrary to law (except where the failure to operate in compliance with any law would not have a material adverse effect on the Loan Parties, such Mortgaged Vessel or the Lien created by the applicable Vessel Mortgage);

        (f)    abandon any Mortgaged Vessel in a port outside the United States of America;

        (g)    engage in any unlawful trade or violate any law or carry any cargo that shall expose any Mortgaged Vessel to forfeiture or capture;

        (h)    operate any Mortgaged Vessel in any jurisdiction or in any manner which could cause the Lien created by the applicable Vessel Mortgage to be rendered unenforceable or the Administrative Agent's foreclosure or enforcement rights to be materially impaired or hindered; or

        (i)    change the flag of any Mortgaged Vessel without the prior written consent of the Administrative Agent, such consent not to be unreasonably denied or delayed.

Section 6.13          Leverage Ratio.  The Company will not permit its Leverage Ratio at the end of any fiscal quarter to be greater than the levels indicated below for the corresponding periods:

Period	Ratio
Closing Date through June 30, 2004	3.25 to 1.00
September 30, 2004 through December 31, 2004	2.25 to 1.00
March 31, 2005 and thereafter	1.50 to 1.00

Section 6.14          Minimum Net Worth.  The Company shall not permit Consolidated Net Worth as of the last day of any fiscal quarter to be less than (a) 90% of Consolidated Net Worth as of March 31, 2004 plus (b) 50% of its Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on June 30, 2004, during which Consolidated Net Income is positive, but without reductions for any fiscal quarters during which Consolidated Net Income is negative plus (c) 100% of the Net Cash Proceeds from any Equity Issuance thereafter.

Section 6.15          Minimum Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than the following ratios during the following periods:

Period	Ratio
Closing Date through June 30, 2004	1.50 to 1.00
September 30, 2004 and thereafter	3.00 to 1.00

Section 6.16          Minimum Consolidated EBITDA.  The Company will not permit its Consolidated EBITDA to be less than the amount set forth below opposite such period:

Period	Minimum Amount
Fiscal quarter ending March 31, 2004	$2,500,000.00
Two fiscal quarters ending June 30, 2004	$20,000,000.00
Three fiscal quarters ending September 30, 2004	$47,500,000.00
Four fiscal quarters ending December 31, 2004	$57,500,000.00
Four fiscal quarters ending March 31, 2005 and each four fiscal quarter period thereafter	$65,000,000.00

Section 6.17          Capital Expenditures.  The Company will not permit its consolidated Capital Expenditures, other than Capital Expenditures in connection with Acquisitions permitted pursuant to Section 6.18 below, to exceed the following amounts during the following fiscal quarters:

Fiscal Quarters Ending	Maximum Amount
June 30, 2004	50% of the Company's Consolidated EBITDA for the fiscal quarter ended June 30, 2004
September 30, 2004	50% of the Company's Consolidated EBITDA for the two fiscal quarters ended September 30, 2004
December 31, 2004	50% of the Company's Consolidated EBITDA for the three fiscal quarters ended December 31, 2004
Four fiscal quarters ended March 31, 2005 and each four fiscal quarter period ending thereafter	50% of the Company's Consolidated EBITDA for the four fiscal quarters then ended

Section 6.18          Acquisitions.  For Acquisitions for which the aggregate consideration is less than $15,000,000.00, the consent of the Lenders shall not be required so long as (i) the acquisition target is in the same or similar line of business as the Loan Parties; (ii) the Company or a Domestic Subsidiary is the surviving entity holding one hundred percent (100%) of the ownership interests in the Acquisition target; (iii) no Default or Event of Default shall exist before or after any Acquisition; (iv) the terms of Section 5.11 are satisfied; (v) the board of directors of the Acquisition target approves the Acquisition; (vi) the aggregate cash consideration for all Acquisitions, including the Acquisition in question, during the previous 12-month period is less than $15,000,000.00; and (vii) after giving effect to any such Acquisition on a pro forma basis, Liquidity is greater than or equal to $50,000,000.00.

Section 6.19          Collateral Coverage Test.  As of the last day of any fiscal quarter, the Company will not permit the ratio of (a)(i)  the aggregate Orderly Liquidation Value of all Mortgaged Vessels to (ii) the Revolving Commitments is be less than 1.4 to 1.0, and (b)(i) the sum of (A) the aggregate Orderly Liquidation Value of all Mortgaged Vessels and (B) the value of the Collateral (other than the Mortgaged Vessels) as determined by the Administrative Agent in accordance with Section 3.01(e) to (ii) the Revolving Commitments to be less than 2.0 to 1.0.

ARTICLE VII

REMEDIES

Section 7.01          Events of Default.  The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

        (a)     Payment.  A Borrower shall fail to pay any principal of any Note (including, without limitation, any mandatory prepayment required by Section 2.07) when the same becomes due and payable, or any interest on the Notes or any fee or other amount payable hereunder or under any other Credit Document within three Business Days after the same becomes due and payable;

        (b)    Representation and Warranties.  Any representation or warranty made or deemed to be made by a Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Credit Document, or in any certificate delivered in connection with this Agreement or any other Credit Document shall prove to have been incorrect when made or deemed to be made;

        (c)    Covenant Breaches.  A Borrower or any other Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.02, 5.05(a), 5.05(b), and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30days from the earlier of written notice of such default to the Company from the Administrative Agent or any Lender or the date of actual knowledge of such default by a Responsible Officer of the Company or any of its Subsidiaries;

        (d)    Cross‑Default.  (i) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000.00 (or the Equivalent Amount of Debt denominated in a currency other than Dollars) when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000.00 (or the Equivalent Amount of Debt denominated in a currency other than Dollars) when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Notes), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

        (e)    Insolvency.  The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of  its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Company or any of  its Material Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph(e);

        (f)    Judgments.  Any judgment, decree or order for the payment of money (other than a settlement order or decree for the GTM Settlement) shall be rendered against the Company or any of its Subsidiaries in an amount in excess of $5,000,000.00 (or the Equivalent Amount of thereof if denominated in a currency other than Dollars) if rendered solely against the Company or any of its Subsidiaries, or for which the Company's or any such Subsidiary's allocated portion of which exceeds $5,000,000.00 (or the Equivalent Amount thereof if denominated in a currency other than Dollars) and either (i) such judgment, decree or order remains unsatisfied and in effect for a period of 60 consecutive days or more without being vacated, discharged, satisfied or stayed or bonded pending appeal or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order;

        (g)    Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Company by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by an amount that would reasonably be expected to cause or to have a Material Adverse Change (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

        (h)    Plan Withdrawals.  The Company or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that could reasonably be expected to cause or to have a Material Adverse Change;

        (i)    Guaranty.  (i) Any of the provisions in any of the Guaranties requiring payment shall for any reason cease to be valid and binding on the applicable Guarantor or (ii) any of the Guarantors shall so state in writing;

        (j)    Security Documents.  (i) The Administrative Agent and the Lenders shall fail to have an Acceptable Security Interest in the Collateral or (ii) any material provision of any Security Document shall for any reason cease to be valid and binding on the Company or other Loan Parties executing such Security Document, or any such Person shall so state in writing;

        (k)    Change in Control.  A Change in Control shall occur; or

        (l)    Financial Statements.  The audited consolidated balance sheet of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2003 differs in any materially adverse respect as determined by the Administrative Agent in its sole discretion from the draft of the consolidated balance sheet of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2003 delivered to the Administrative Agent and the Lenders pursuant to Section 3.01(d).

Section 7.02          Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph(e) of Section7.01) shall have occurred and be continuing, then, and in any such event:

        (a)    the Administrative Agent (i) shall at the request of, or may with the consent of, the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances and the obligation of such Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request of, or may with the consent of, the Majority Lenders, by notice to the Company, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

        (b)    a Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

        (c)    the Administrative Agent and the Lenders may exercise all rights and remedies available under the Security Documents and applicable law.

Section 7.03          Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph(e) of Section7.01 shall occur:

        (a)    the obligation of each Lender to make Advances and the obligation of any Issuing Bank to issue Letters of Credit shall immediately and automatically be terminated and the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrowers;

        (b)    a Borrower shall deposit, without demand, with the Administrative Agent into the Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

        (c)    the Administrative Agent and the Lenders may exercise all rights and remedies available under the Security Documents and applicable law.

Section 7.04          Non-exclusivity of Remedies.  No remedy conferred upon the Administrative Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05          Right of Set‑off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.02 to authorize the Administrative Agent upon the consent of the Majority Lenders to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.03, each Lender, for the ratable benefit of all the Lenders,  is hereby authorized at any time and from time‑to‑time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, the Notes, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, the Notes, or such other Credit Documents, and although such obligations may be unmatured.  Each Lender agrees to promptly notify the Company after any such set‑off and application made by it, provided that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set‑off) which such Lender may have.

Section 7.06          Application of Proceeds.  All proceeds received after or held at the time of maturity of the Obligations, whether by acceleration or otherwise shall be applied in the following order:

        (a)    First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent or any Lender is to be reimbursed pursuant to this Agreement or any other Credit Document, in each case that are then due and payable;

        (b)    Second, to the ratable payment of accrued but unpaid interest on the Advances then due and payable under this Agreement;

        (c)    Third, to the ratable payment of accrued but unpaid commitment fees then due and payable to the Lenders in respect of the Commitments under this Agreement; and accrued but unpaid agent's fees than due and payable to the Administrative Agent under this Agreement;

         (d)    Fourth, to the ratable payment of all outstanding secured Obligations, including any secured Financial Contract Obligations of the Company or any of its Subsidiaries owing to any Lender or any Affiliate of a Lender, then due and payable;

         (e)    Fifth, to the ratable payment of all outstanding unsecured Financial Contract Obligations of the Company or any of its Subsidiaries owing to any Lender or any Affiliate of a Lender then due and payable; and

        (f)    Sixth, any excess after payment in full of all Obligations shall be paid to the Company or any Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

Section 8.01          Appointment; Nature of Relationship.  CLNY is hereby appointed by the Lenders as the Administrative Agent hereunder and under each other Credit Document (other than the Vessel Mortgage), and to act as the security trustee under the Vessel Mortgage, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Credit Documents.  CLNY is hereby appointed by the Lenders an Issuing Bank hereunder and under each other Credit Document, and each of the Lenders irrevocably authorizes any Issuing Bank to act with the rights and duties expressly set forth herein and in the other Credit Document regarding the Issuing Banks.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII.  Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Credit Document and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Credit Documents.  In its capacity as the Lenders' contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code as adopted in the State of New York and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Credit Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

Section 8.02          Powers.  The Administrative Agent and any Issuing Bank shall have and may exercise such powers under the Credit Documents as are specifically delegated to the Administrative Agent and the Issuing Banks, respectively, by the terms of each thereof, together with such powers as are reasonably incidental thereto.  Neither the Administrative Agent nor any Issuing Bank shall have any implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Credit Documents to be taken by the Administrative Agent or the Issuing Banks, as applicable.

Section 8.03          General Immunity.  None of the Administrative Agent, any Issuing Bank or any of their respective directors, officers, agents or employees shall be liable to the Borrowers or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

Section 8.04          No Responsibility for Loans, Recitals, etc.  None of  the Administrative Agent, any Issuing Bank or any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Credit Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Credit Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (d) the validity, enforceability, effectiveness, sufficiency or genuineness of any Credit Document or any other instrument or writing furnished in connection therewith; or (e) the value, sufficiency, creation, perfection or priority of any interest in any collateral security.  The Administrative Agent agrees to provide to the Lenders copies of all information it receives from the Company under Section 5.05 that is not otherwise delivered by the Company to the Lenders.  Neither the Administrative Agent nor any Issuing Bank shall, however, have any duty to disclose to the Lenders information that is not required to be furnished by the Company or any of its Subsidiaries to the Administrative Agent or such Issuing Bank at such time, but is voluntarily furnished by the Company or any of its Subsidiaries to the Administrative Agent or such Issuing Bank (either in its capacity as Administrative Agent or Issuing Bank, as applicable, or in its individual capacity).

Section 8.05          Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 8.06          Employment of Agents and Counsel.  The Administrative Agent and any Issuing Bank may execute any of their respective duties as Administrative Agent and Issuing Bank hereunder and under any other Credit Document by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of the Administrative Agent or attorneys‑in‑fact selected by it with reasonable care.  The Administrative Agent and the Issuing Banks shall be entitled to advice of their respective counsels concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Credit Document.

Section 8.07          Reliance on Documents; Counsel.  The Administrative Agent and the Issuing Banks shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be employees of Administrative Agent.

Section 8.08          Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent and any Issuing Bank ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent or such Issuing Bank, as applicable, is entitled to reimbursement by the Borrowers under the Credit Documents, (ii) for any amounts not reimbursed by the Borrowers for any other expenses incurred by the Administrative Agent or such Issuing Bank on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents, and (iii) for any amounts not reimbursed by the Borrowers for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or any Issuing Bank in any way relating to or arising out of the Credit Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent or such Issuing Bank.  The indemnification rights in favor of the Administrative Agent and the Issuing Bank shall extend only to costs and expenses incurred in such capacities and shall not include any costs and expenses incurred in either's capacity as a Lender.  The obligations of the Lenders under this Section 8.08 shall survive payment of the Obligations and termination of this Agreement.

Section 8.09          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or an Event of Default hereunder unless the Administrative Agent have received written notice from a Lender or a Borrower referring to this Agreement describing such Default or of an Event of Default.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 8.10          Rights as a Lender.  In the event that either the Administrative Agent or any Issuing Bank is a Lender, the Administrative Agent and such Issuing Bank shall have the same rights and powers hereunder and under any other Credit Document as any Lender and may exercise the same as though it were not the Administrative Agent or Issuing Bank, as applicable, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent or such Issuing Bank is a Lender, unless the context otherwise indicates, include Administrative Agent or such Issuing Bank, as applicable, in its individual capacity.  The Administrative Agent and such Issuing Bank may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Credit Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

Section 8.11          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Credit Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents.

Section 8.12          Successor Administrative Agent and Issuing Bank.  The Administrative Agent and each Issuing Bank may resign at any time by giving prior written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or successor Issuing Bank, as applicable, or, if no successor Administrative Agent or successor Issuing Bank, as applicable, has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign.  Upon any such resignation, the Majority Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent or a successor Issuing Bank, as applicable.  If no successor Administrative Agent or successor Issuing Bank, as applicable, shall have been so appointed by the Majority Lenders within thirty days after the resigning Administrative Agent's or resigning Issuing Bank's giving notice of its intention to resign, then the resigning Administrative Agent or resigning Issuing Bank, as applicable, may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent or successor Issuing Bank, as applicable.  If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent or successor Issuing Bank, as applicable, shall be deemed to be appointed hereunder until such successor Administrative Agent or successor Issuing Bank, as applicable, has accepted the appointment.  Any such successor Administrative Agent or successor Issuing Bank shall be a commercial bank having capital and retained earnings of at least $100,000,000.00.  Upon the acceptance of any appointment as Administrative Agent or Issuing Bank, as applicable, hereunder by a successor Administrative Agent or successor Issuing Bank, such successor Administrative Agent or successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent or Issuing Bank.  Upon the effectiveness of the resignation of an Administrative Agent or Issuing Bank, the resigning Administrative Agent or resigning Issuing Bank shall be discharged from its duties and obligations hereunder and under the Credit Documents.  After the effectiveness of the resignation of an Administrative Agent or Issuing Bank, the provisions of this Article VIII shall continue in effect for the benefit of Administrative Agent or Issuing Bank in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or Issuing Bank hereunder and under the other Credit Documents.

Section 8.13          Other Titles.  Neither the Arranger nor the Book Runner as listed on the cover page to this Agreement shall have any rights, obligations, or duties in such capacities under this Agreement and the other Credit Documents.

Section 8.14          Collateral Matters.

        (a)    The Administrative Agent is authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents.  The Administrative Agent is further authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirements.

        (b)    Each of the Lenders irrevocably authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Commitments and payment in full of all outstanding Advances and all other Obligations payable under this Agreement and under any other Credit Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Credit Documents; (iii) constituting property in which any Loan Party owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended; (v) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as required by Section 10.01; or (vi) as otherwise permitted by this Agreement.  Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.14.

        (c)    Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party's attorney-in-fact, with full authority to, after the occurrence of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent's discretion upon the occurrence and during the continuance of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.  The power of attorney granted hereby is coupled with an interest and is irrevocable.

        (d)    If any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 10.04.

        (e)    The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the reasonable care of any Collateral in its possession and the accounting for monies or other property actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care as to the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, provided that the Administrative Agent shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral.

ARTICLE IX

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 9.01          Successors and Assigns.  The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (a) a Borrower shall not have the right to assign its rights or obligations under the Credit Documents and (b) any assignment by any Lender must be made in compliance with Section 9.03.  Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrowers or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder.  The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 9.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent.  Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Credit Documents.  Any request, authority, or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee, or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 9.02          Participations.

        (a)    Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities excluding entities classified by SIC code 1389 ("Participants") participating interests in any Advances owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Credit Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Credit Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Credit Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Credit Documents.

        (b)    Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification, or waiver of any provision of the Credit Documents other than any amendment, modification, or waiver which effects any of the amendments, modifications or waivers referenced in clauses (a) through (h) of Section 10.01.

        (c)    Benefit of Setoff.  Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 7.05 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Credit Documents; provided, that each Lender shall retain the right of setoff provided in Section 7.05 with respect to the amount of participating interests sold to each Participant; and provided further that such right of setoff shall not be exercisable until five Business Days after the date upon which the Company receives written notice of the fact that such Participant is a Participant (it being understood that neither the Administrative Agent, the Lender granting such participation nor the Participant shall be obligated to give such notice).  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 7.05, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared as if each Participant were a Lender.

Section 9.03          Assignments.

        (a)    Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Credit Documents; provided, however, that in the case of an assignment to an entity which is not a Lender or an Affiliate of a Lender, such assignment shall be in a minimum amount of the lesser of (i) $5,000,000.00 and (ii) all of such Lender's Commitments and Advances of the Class being assigned.  A Lender making an assignment shall also assign or cause such Lender's affiliate, if any, who is a Swingline Bank to assign a portion of such Swingline Bank's Swingline Advances to the assignee or an appropriate affiliate of the assignee equal to the same portion of the Revolving Commitments and Revolving Advances sold to such Assignee.  No Swingline Bank may assign any portion of its Swingline Advances unless it or its affiliate which has a Revolving Commitment assigns the same portion of such Lender's Revolving Commitments and Revolving Advances to the Person or an affiliate of the Person purchasing the assignment from such Swingline Bank.  Such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto ("Assignment and Acceptance").  The consent of the Administrative Agent and, so long as no Default is continuing, the Company shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.  Such consent shall not be unreasonably withheld.

        (b)    Effect; Effective Date.  Upon (a) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to the Assignment and Acceptance (a "Notice of Assignment"), together with any consents required by Section 9.03(a) and (b) payment of a $3,500.00 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  On and after the effective date of such assignment, (i) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Credit Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Credit Documents, to the same extent as if it were an original party hereto, and (ii) the transferor Lender shall be released with respect to the percentage of the Commitments and Advances assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders, or the Administrative Agent.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 9.03(b), the transferor Lender, the Administrative Agent, and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitments, as adjusted pursuant to such assignment.

Section 9.04          Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Credit Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company and its Subsidiaries.

Section 9.05          Tax Treatment.  If any interest in any Credit Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.11.

ARTICLE X

MISCELLANEOUS

Section 10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders and the Borrowers, do any of the following:  (a) except as provided in Section 2.01(c) increase the Commitments of the Lenders, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (c) postpone any date fixed for any scheduled payment or prepayment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) change the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document, (e) amend Section 2.12 or this Section10.01, (f) release any Guarantor from its obligations under its Guaranty, (g) release all or any substantial portion of the Collateral, or (h) amend the definition of "Majority Lenders"; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Bank, as applicable, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Bank, as applicable, under this Agreement or any other Credit Document and (iii) no waiver of any of the conditions specified in Article III shall be effective against any Lender not executing such waiver.

Section 10.02      Notices, Etc.  All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Company or any other Borrower, at its address as set forth on Schedule1; if to any Lender, at its specified Applicable Lending Office specified opposite its name on Schedule1; if to the Administrative Agent or the Issuing Banks, at their respective addresses for notices set forth in Schedule 1; and if a Notice of Borrowing or a Notice of Conversion or Continuation to the Administrative Agent at the specified Applicable Lending Office of Administrative Agent and, if different, the specified Applicable Lending Office for Administrative Agent specified opposite its name on Schedule1 or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier be effective:  upon receipt, if mailed, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent and any Issuing Bank pursuant to Article II or VIII shall not be effective until received by the Administrative Agent and any Issuing Bank, as applicable.

Section 10.03      No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

Section 10.04      Costs and Expenses.  The Borrowers agree to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Issuing Bank and reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent and such Issuing Bank, in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents, (b) all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Issuing Bank and reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent and such Issuing Bank in connection with advising the Administrative Agent and such Issuing Bank with respect to their respective rights and responsibilities under this Agreement, and (c) all reasonable out-of-pocket costs and expenses of the Administrative Agent, each Issuing Bank and each Lender and reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent, each Issuing Bank and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.

Section 10.05      Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers, the Administrative Agent and the Issuing Banks, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that a Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 10.06      Indemnification.  Each Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Arranger, the Lenders and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i)any actual or proposed use by the Company or any Affiliate of the Company of the proceeds of any Advance, (ii) any breach by a Borrower of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously owned or operated Properties, or the operations or business, of the Company or any of its Subsidiaries, and each Borrower shall reimburse the Administrative Agent, the Issuing Banks, the Arranger, and each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expenses incurred by reason of the Person being indemnified's own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, bad faith or willful misconduct of the person to be indemnified, or in the case of clause (iv) above, caused by the affirmative act of the Administrative Agent, the Issuing Banks, the Arranger or such Lender.

Section 10.07      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.08      Survival of Representations, Etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of a Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties.  All obligations of the Borrowers provided for in Sections 2.08, 2.09, 2.11(c), and 10.06 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.09      Severability.  In case one or more provisions of this Agreement or the other Credit Documents  shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.10      Usury Not Intended.  It is the intent of the Borrowers and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time‑to‑time in effect.  In furtherance thereof, the Lenders and the Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the applicable Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrowers and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 10.11      Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main New York office on the Business Day preceding that on which final, non‑appealable judgment is given.  The obligations of a Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

Section 10.12      Forbearance Agreements.  The Administrative Agent and the Lenders acknowledge that it is customary practice in certain areas where the Company and its Subsidiaries conduct business for customers of offshore construction companies such as the Company and its Subsidiaries to require forbearance agreements from such contractor's secured creditors.  The Lenders authorize and direct the Administrative Agent to execute and deliver such forbearance agreements in cases deemed appropriate by the Administrative Agent in its sole discretion containing such terms as are reasonably acceptable to the Administrative Agent.

Section 10.13      Governing Law.  This Agreement and each of the other Credit Documents (except as otherwise expressly set forth therein) shall be governed by and interpreted in accordance with the law of the state of New York.

Section 10.14      Consent to Jurisdiction; Process Agent.

        (a)    Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York state court sitting in New York City in any action or proceeding arising out of or relating to any Credit Documents and such Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.  Any judicial proceeding by a Borrower against the Administrative Agent, the Issuing Banks or any Lender or any Affiliate of the Administrative Agent, the Issuing Banks or any Lender or by the Administrative Agent, the Issuing Banks or any Lender or any Affiliate of the Administrative Agent, the Issuing Banks or any Lender against a Borrower involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Credit Document shall be brought only in a court in New York.

        (b)    The Mexican Borrower hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, as its agent to receive on behalf of it and its Properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing by certified mail a copy of such process to the Mexican Borrower in care of the Process Agent at the Process Agent's above address, with a copy to the Mexican Borrower at its address specified herein, and the Mexican Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, the Mexican Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.  The Mexican Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.15      Waiver of Jury.  The Borrowers, each Issuing Bank, the Lenders and the Administrative Agent hereby irrevocably waive any and all right to trial by jury in respect of any legal proceeding, directly or indirectly, (whether sounding in tort, contract or otherwise) arising out of or relating to this Agreement, any other Credit Document, any of the transactions contemplated hereby, or the relationship established hereunder.

EXECUTED as of the 9th day of March, 2004.

BORROWERS:

GLOBAL INDUSTRIES, LTD.

By:___________________________________

    Peter S. Atkinson

    President

GLOBAL OFFSHORE MEXICO, S. DE R.L. DE C.V.

By:_________________________________________

    Peter S. Atkinson

    Attorney-in-Fact/ Apoderado

ADMINISTRATIVE AGENT:

CREDIT LYONNAIS NEW YORK BRANCH,

as Administrative Agent

By:_________________________________________

Mr. Philippe Soustra

Executive Vice President

ISSUING BANK

CREDIT LYONNAIS NEW YORK BRANCH

By:_________________________________________

Mr. Philippe Soustra

Executive Vice President

BANKS:

CREDIT LYONNAIS NEW YORK BRANCH

By:_________________________________________

Mr. Philippe Soustra

Executive Vice President

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

        This Assignment Agreement (this 'Assignment Agreement') between ________________ (the 'Assignor') and _____________________ (the 'Assignee) is dated as of _________.  The parties hereto agree as follows:

        1.                  PRELIMINARY STATEMENT.  The Assignor is a party to a Credit Agreement (which, as it may be amended, supplemented, modified, renewed, or extended from time to time, is herein called the 'Credit Agreement') described in Item 1 of Schedule 1 attached hereto.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

        2.                  ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interests specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the Advances, the Letters of Credit, and the other Credit Documents.  The amounts of the Advances purchased by the Assignee hereunder are set forth in Item 3 of Schedule 1.

        3.                  EFFECTIVE DATE.  The effective date of this Assignment Agreement (the 'Effective Date) shall be the later of the date specified in Item 4 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit I attached hereto has been delivered to the Administrative Agent.  Such Notice of Assignment must include any consents required to be delivered to the Administrative Agent pursuant to Section 9.03(a) of the Credit Agreement.  In no event will this Assignment Agreement become effective if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date.  The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (a) the Assignee shall have the rights and obligations of a Lender under the Credit Documents with respect to the rights and obligations assigned to the Assignee hereunder, and (b) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Credit Documents with respect to the rights and obligations assigned to the Assignee hereunder.

        4.                  PAYMENT OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest, and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Administrative Agent with respect to all Advances purchased by the Assignee hereunder and reimbursement payments made on or after the Effective Date with respect to the interests assigned hereby.  In consideration for the sale and assignment of Advances hereunder, (i) on the last day of the Interest Period therefor, (ii) on such earlier date agreed to by the Assignor and the Assignee, or (iii) on the date on which any such outstanding Advance either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (i), (ii), or (iii) being hereinafter referred to as the 'Payment Date), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Advances assigned to the Assignee which is outstanding on the Payment Date.  If the Assignor and the Assignee agree that the Payment Date for such Advances shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Advances assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Advances (the 'Agreed Interest Rate) and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor.  In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the appropriate Borrower with respect to any Advance sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Advance sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement.  In the event a prepayment of any Advance which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Advance, the Assignee shall remit to the Assignor the excess of the amount paid under Section 2.06 of the Credit Agreement with respect to the portion of such Advance assigned to the Assignee hereunder over the amount which would have been paid if such amount paid under Section 2.06 of the Credit Agreement was calculated based on the Agreed Interest Rate.  The Assignee will also promptly remit to the Assignor (x) any principal payments received from the Administrative Agent with respect to any Advance prior to the Payment Date and (y) any amounts of interest on Advances and fees received from the Administrative Agent which relate to the portion of the Advances assigned to the Assignee hereunder for periods prior to the Payment Date and not previously paid by the Assignee to the Assignor.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

        5.                  REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY.  The Assignor represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Credit Document, (b) any representation, warranty, or statement made in or in connection with any of the Credit Documents, (c) the financial condition or creditworthiness of any Borrower or any Guarantor, (d) the performance of or compliance with any of the terms or provisions of any of the Credit Documents, (e) inspecting any of the Property, books, or records of any Borrower or any Guarantor, (f) the validity, enforceability, perfection, priority, condition, value, or sufficiency of any collateral securing or purporting to secure the Advances or the Letters of Credit, or (g) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Advances, the Letters of Credit, or the Credit Documents.

        6.                  REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Arranger, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (d) agrees that it will perform in accordance with their terms all of the obligations which the terms of the Credit Documents require it to perform as a Lender, (e) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, and (f) confirms that none of the funds, monies, assets, or other consideration being used to make the purchase and assumption hereunder are 'plan assets' as defined under ERISA and that its rights, benefits, and interests in and under the Credit Documents will not be 'plan assets' under ERISA.

        7.                  INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs, and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignees non‑performance of the obligations assumed under this Assignment Agreement.  The obligations of the Assignee under this Section 7 shall survive the payment of all amounts hereunder and the termination of this Agreement.

        8.                  SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to and in accordance with Section 9.03 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person; provided, that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Documents or any law, rule, regulation, order, writ, judgment, injunction, or decree and that any consent required under the terms of the Credit Documents has been obtained, and (b) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 6, and 7 hereof.

        9.                  ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

        10.              GOVERNING LAW.  THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        11.              NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

        IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

EXHIBIT I
TO ASSIGNMENT AGREEMENT

NOTICE OF ASSIGNMENT

                                                                                                                       Date:  __________

To:       Global Industries, Ltd.

Attn:

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York 10019

From:  ______________________ (the 'Assignor')

______________________ (the 'Assignee)

        1.                  We refer to the Credit Agreement (the 'Credit Agreement') described in Item 1 of Schedule 1 attached hereto.  Capitalized terms used herein and not otherwise defined herein or in such consent shall have the meanings attributed to them in the Credit Agreement.

        2.                  This Notice of Assignment (this 'Notice) is given and delivered to the Company and the Administrative Agent pursuant to Section 9.03(b) of the Credit Agreement.

        3.                  The Assignor and the Assignee have entered into an Assignment Agreement, dated as of __________ (the 'Assignment'), pursuant to which, among other things, the Assignor has sold, assigned, delegated, and transferred to the Assignee, and the Assignee has purchased, accepted, and assumed from the Assignor the percentage interests specified in Item 3 of Schedule 1 of all outstandings, rights, and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1.  The effective date of the Assignment (the 'Effective Date) shall be the later of the date specified in Item 4 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice and any consents and fees required by Sections 9.03(a) and 9.03(b) of the Credit Agreement have been delivered to the Administrative Agent; provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

        4.                  The Assignor and the Assignee hereby give to the Company and the Administrative Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the Administrative Agent before the date specified in Item 4 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Administrative Agent if the Assignment does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.  At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

        5.                  The Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacement Notes, to the Assignor and the Assignee.  Each of the Assignor and, if applicable, the Assignee agrees to deliver to the Administrative Agent the original Notes received by it from the Borrower upon its receipt of new Notes in the appropriate amount.

        6.                  The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

        7.                  Each party consenting to the Assignment in the space indicated below hereby releases the Assignor from any obligations to it which have been assigned to the Assignee.  The Assignee hereby represents and warrants that none of the funds, monies, assets, or other consideration being used to make the purchase pursuant to the Assignment are 'plan assets' as defined under ERISA and that its rights, benefits, and interests in and under the Credit Documents will not be 'plan assets' under ERISA.

        8.                  The Assignee authorizes the Administrative Agent to act as its agent under the Credit Documents in accordance with the terms thereof.  The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrower or the Credit Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.

ASSIGNOR:                                                                ASSIGNEE:

By:                                                                               By:

Name:                                                                          Name:

Title:                                                                             Title:

ACKNOWLEDGED AND CONSENTED TO        ACKNOWLEDGED AND CONSENTED TO

BY CREDIT LYONNAIS NEW YORK                  BY GLOBAL INDUSTRIES, LTD.

BRANCH, as Administrative Agent

By:                                                                            By:

Name:                                                                       Name:

Title:                                                                          Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

        This certificate dated as of _______________ for the fiscal quarter ending ___________, ____ is prepared pursuant to Section 5.05(d) of the Credit Agreement dated as of March 9, 2004 (as it may be amended in accordance with its terms, the 'Credit Agreement') among Global Industries, Ltd., a Louisiana corporation (the 'Company'), the Mexican Borrower, the Lenders listed therein, and Credit Lyonnais New York Branch, as Administrative Agent for the Lenders.  Unless otherwise defined in this certificate, capitalized terms used herein that are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement.

        The Company hereby certifies (a) that no Default has occurred or is continuing, (b) that all of the representations and warranties made by the Borrowers in the Credit Agreement (other than those made as of a specific date) are true and correct as if made on this date, and (c) that as of the last day of the fiscal quarter ending immediately preceding the date of this Certificate the following amounts and calculations were true and correct:

1.         Section 6.13.  Leverage Ratio.

Maximum Permitted:

For fiscal quarters ending March 31, 2004 and June 30, 2004	3.25 to 1.00
For fiscal quarters ending September 30, 2004 and December 31, 2004	2.25 to 1.00
For fiscal quarter ending March 31, 2005 and each fiscal quarter ending thereafter	1.50 to 1.00
(a) all Consolidated Debt of the Company and its Subsidiaries	$
(b) MARAD Financing, surety bonds, Performance Letters of Credit or Documentary Letters of Credit	$
(c) Consolidated Net Income of the Company and its Subsidiaries for the four-fiscal quarter period then ended	$

(d)    to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) foreign, federal, state, and local taxes on Net Income net of credits, (iii) depreciation expense, (iv) amortization expense, (v) non-operating, non-cash charges, (vi) fees and expenses incurred in connection with the Credit Agreement, (vii) losses in the equity of the Company's former unconsolidated subsidiary, CCC Fabricaciones y Construcciones S.A. de C.V., and (viii) up to $40,000,000 of costs and expenses incurred by the Company in connection with the GTM settlement

$

(e)    to the extent included in determining Consolidated Net Income, extraordinary non-operating gains, non-cash charges related to the impairment of assets and other gains in connection with the sale or disposal of assets, each net of related income taxes, all determined in accordance with GAAP

$
(f) [(a) - (b)] divided by [(c) + (d) - (e)]	_____ to 1.00

2.         Section 6.14.   Net Worth.

Consolidated Net Worth as of the last day of the fiscal quarter then ended	$
Minimum Permitted:
(a) Beginning requirement:	[90% of Consolidated Net Worth as of March 31, 2004]

(b)    50% of its Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on June 30, 2004, during which Consolidated Net Income is positive, but without reductions for any fiscal quarters during which Consolidated Net Income is negative

$
(c) 100% of the Net Cash Proceeds from any Equity Issuance on and after March 31, 2004	$
(d) [(a) + (b) + (c)]	$

3         Section 6.15.   Minimum Interest Coverage Ratio.

Maximum Permitted:

For fiscal quarters ending March 31, 2004 and June 30, 2004	1.50 to 1.00
For fiscal quarter ending September 30, 2004 and each fiscal quarter ending thereafter	3.00 to 1.00
(a) Consolidated EBITDA [1(c) + 1(d) - 1(e)]	$
(b) Consolidated Interest Expense for such Period	$
(c) (a) divided by (b)	_____ to 1.00

4.        Section 6.16. Minimum Consolidated EBITDA

Minimum Permitted:

Fiscal quarter ended March 31, 2004	$2,500,000
Two fiscal quarters ended June 30, 2004	$20,000,000
Three fiscal quarters ended September 30, 2004	$47,500,000
Four fiscal quarters ended December 31, 2004	$57,500,000
Four fiscal quarters ended March 31, 2005 and each four fiscal quarter periods thereafter	$65,000,000
Consolidated EBITDA [1(c) + 1(d) - 1(e)]	$_________

5.         Section 6.17. Capital Expenditures.

Maximum Amounts:

Fiscal Quarters Ending	Maximum Amount
June 30, 2004	50% of Consolidated EBITDA for fiscal quarter ended June 30, 2004
September 30, 2004	50% of Consolidated EBITDA for the two fiscal quarters ended September 30, 2004
December 31, 2004	50% of Consolidated EBITDA for the three fiscal quarters ended December 31, 2004
Four fiscal quarters ended March 31, 2005 and each four fiscal quarter periods thereafter	50% of Consolidated EBITDA for the four fiscal quarters then ended
(a) 50% of Consolidated EBITDA for relevant period	$
(b) Capital Expendiures for relevant period	$

Executed this _____ day of __________, ____.

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

EXHIBIT C

FORM OF GUARANTY

        This Guaranty dated as of [____________, _____] ('Guaranty') is among the entities named on the signature pages hereto  (each a 'Guarantor' and collectively, the 'Guarantors'), in favor of Credit Lyonnais New York Branch, as administrative agent ('Secured Party') for the Credit Parties (as defined below).

INTRODUCTION

        A.        Global Industries, Ltd., a Louisiana corporation (the 'Parent Borrower'), and Global Offshore Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the 'Mexican Borrower' and, together with the Parent Borrower, the 'Borrowers'), have entered into a Credit Agreement dated as of March 9, 2004 (as amended, modified, supplemented or restated from time to time, the 'Credit Agreement, ' the defined terms of which are used in this Guaranty unless otherwise defined herein) together with the lenders party thereto (the 'Lenders'), and Credit Lyonnais New York Branch, as administrative agent ('Administrative Agent') for the Lenders, providing for the making of Advances by the Lenders and the Swingline Bank, and the issuance of Letters of Credit by the Issuing Bank.

        B.         The Parent Borrower may from time to time enter into one or more Rate Hedging Agreements with a Lender or an affiliate of a Lender (any such Lender or affiliate party to a Rate Hedging Agreement being referred to herein as a 'Swap Counterparty,' and together with the Secured Party, the Lenders, the Administrative Agent, the Issuing Bank, and the Swingline Bank, collectively referred to herein as the 'Credit Parties').

        C.        [The Parent Borrower is the principal financing entity for all capital requirements of its Subsidiaries, and from time to time the Parent Borrower has made capital contributions and advances to its Subsidiaries, including the Guarantors.  Each of the Guarantors is a wholly owned direct or indirect subsidiary of the Parent Borrower and will derive substantial direct or indirect benefit from the transactions contemplated by the Credit Agreement.]

        D.        [The Mexican Borrower is the principal financing entity for all capital requirements of the Guarantors, and from time to time the Mexican Borrower has made advances to the Guarantors.  Each of the Guarantors will derive substantial direct or indirect benefit from the transactions contemplated by the Credit Agreement.]

        E.         Under the Credit Agreement, it is a condition to the making of the Advances by the Lenders, the issuance of the Letters of Credit by the Issuing Bank, and the entering into of Rate Hedging Agreements by the Swap Counterparties, that each of the Guarantors shall have executed and delivered this Guaranty.

        Therefore, in order to induce the Lenders to make the Advances, the Issuing Bank to issue Letters of Credit, and the Swap Counterparties to enter into Rate Hedging Agreements, each of the Guarantors hereby agrees with Secured Party for its benefit and the ratable benefit of the other Credit Parties as follows:

Section 1.                  Guaranty.  Each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of [the [Parent] [Mexican] Borrower] [any guarantors of the foregoing Obligations] now or hereafter existing under the Credit Agreement, the Notes, and any other Credit Document, whether for principal, Reimbursement Obligations, Rate Hedging Obligations owing to any Swap Counterparty, interest, fees, expenses, indemnification or otherwise (all such obligations being the 'Guaranteed Obligations'), and any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Credit Party in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts which constitute part of the Guaranteed Obligations even if such Guaranteed Obligations are declared unenforceable or not allowable in a bankruptcy, reorganization, or similar proceeding involving [the [Parent] [Mexican] Borrower] [such guarantor of such forgoing Obligations].  This Guaranty is a guarantee of payment, not of collection, and the Guarantors are primarily liable for the payment of the Guaranteed Obligations.

Section 2.                  [Limit of Liability.  Each of the Guarantors shall be liable under this Guaranty only to the extent of the greater of (i) the 'reasonably equivalent value or 'fair consideration' (or equivalent concept) received by each such Guarantor in exchange for the obligation incurred hereunder, within the meaning of any applicable state or federal fraudulent conveyance or transfer laws, (ii) the lesser of (A) the maximum amount that will not render such Guarantor insolvent and (B) the maximum amount that will not leave such Guarantor with an unreasonably small capital (with clauses (A) and (B) being determined pursuant to and as of the appropriate date mandated by such applicable state or federal fraudulent conveyance or transfer laws, and (iii) the largest amount that would not render such Guarantor's obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.]

Section 3.                  Guaranty Absolute.  Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Credit Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Credit Party with respect thereto.  The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations and are joint and several with any other guarantor of the Guaranteed Obligations in each and every particular, and a separate action or actions may be brought and prosecuted against any Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, or any other Person regardless of whether any other Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations, or any other Person is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

        (a)                The unenforceability of the Guaranteed Obligations or any Credit Document (other than this Guaranty against such Guarantor) for any reason whatsoever, including that the act of creating the Guaranteed Obligations is ultra vires, that the officers or representatives executing the documents creating the Guaranteed Obligations exceeded their authority, that the Guaranteed Obligations violate usury or other laws, or that the [Parent][Mexican] Borrower has defenses to the payment of the Guaranteed Obligations, including breach of warranty, statute of frauds, bankruptcy, statute of limitations, lender liability, or accord and satisfaction;

        (b)               Any change in the time, manner, or place of payment of, or in any term of, any of the Guaranteed Obligations, any increase, reduction, extension, or rearrangement of the Guaranteed Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Guaranteed Obligations;

        (c)                Any release, exchange, subordination, waste, or other impairment (including negligent, willful, unreasonable, or unjustifiable impairment) of any collateral securing payment of the Guaranteed Obligations; the failure of the Secured Party, the Administrative Agent, the Issuing Bank, any Lender, any other Credit Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale, or other handling of such collateral; the fact that any security interest, lien, or assignment related to any collateral for the Guaranteed Obligations shall not be properly perfected, or shall prove to be unenforceable or subordinate to any other security interest, lien, or assignment;

        (d)               Any full or partial release of the [Parent][Mexican] Borrower, any Guarantor, or any other person liable for the payment of the Guaranteed Obligations (other than the full or partial release of such Guarantor);

        (e)                The failure to apply or the manner of applying payments of the proceeds of collateral against the Guaranteed Obligations;

        (f)                 Any change in the organization or structure of the [Parent][Mexican] Borrower, any Guarantor, or any other person liable for the payment of the Guaranteed Obligations; any change in the shareholders, directors, or officers of the [Parent][Mexican] Borrower or any other person liable for the payment of the Guaranteed Obligations; or the insolvency, bankruptcy, liquidation, or dissolution of the [Parent][Mexican] Borrower or any other person liable for the payment of the Guaranteed Obligations;

        (g)                The failure to give notice of any extension of credit made by the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party to the [Parent][Mexican] Borrower, notice of acceptance of this Guaranty, notice of any amendment, supplement, or other modification of any Credit Document, notice of the execution of any document or agreement creating new Guaranteed Obligations, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party's transfer of the Guaranteed Obligations, notice of the financial condition of or other circumstances regarding the [Parent][Mexican] Borrower or any other Obligor, or any other notice of any kind relating to the Guaranteed Obligations;

        (h)                Any payment or grant of collateral by any Obligor to the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party being held to constitute a preference under bankruptcy laws, or for any reason the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party is required to refund such payment or release such collateral;

        (i)                  Any other action taken or omitted which affects the Guaranteed Obligations, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof;

        (j)                 The fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including, without limitation, by way of discharge, limitation or tolling thereof under applicable bankruptcy laws; and

        (k)               Any other circumstances which might otherwise constitute a defense available to, or a discharge of the [Parent][Mexican] Borrower or any Guarantor (other than the discharge of such Guarantor).

Section 4.                  Certain Waivers.

        4.01          Notice and Other Remedies.  Each of the Guarantors hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate, and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party protect, secure, perfect or insure any security interest or other Lien or any Property subject thereto or exhaust any right to take any action against the [Parent][Mexican] Borrower or any other Person or any collateral.

        4.02          Waiver of Subrogation and Contribution.  (a)  Until such time as the Guaranteed Obligations are irrevocably paid in full, each of the Guarantors hereby irrevocably waives any claim or other rights which it may acquire against the [Parent][Mexican] Borrower or any other guarantor of the Guaranteed Obligations that arise from such Guarantor's Guaranteed Obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party against the [Parent][Mexican] Borrower or any collateral which the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party now has or acquires.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Secured Party, the Administrative Agent, the Issuing Bank, the Lenders and any other Credit Parties, and shall promptly be paid to the Secured Party for the benefit of the Secured Party, the Administrative Agent, the Issuing Bank, the Lenders and any other Credit Parties to be applied to the Guaranteed Obligations, whether matured or unmatured, as the Secured Party may elect.  Each of the Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 4.02(a) is knowingly made in contemplation of such benefits.

        (b)               Each of the Guarantors agrees that, to the extent that the [Parent][Mexican] Borrower makes payments to the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party, or the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred.  EACH OF THE GUARANTORS SHALL INDEMNIFY THE SECURED PARTY, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE LENDERS, AND ANY OTHER CREDIT PARTIES AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, GUARANTEED OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, GUARANTEED OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE [PARENT] [MEXICAN] BORROWER OR ANY AFFILIATE OF THE [PARENT] [MEXICAN] BORROWER OF THE PROCEEDS OF ANY ADVANCE, (II) ANY BREACH BY ANY GUARANTOR OF ANY PROVISION OF THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, OR (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENT OR PREVIOUSLY‑OWNED OR OPERATED PROPERTIES, OR THE OPERATIONS OR BUSINESS, OF ANY GUARANTOR OR ANY OBLIGOR, AND EACH OF THE GUARANTORS SHALL REIMBURSE THE SECURED PARTY, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, EACH LENDER AND EACH OTHER CREDIT PARTY, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, GUARANTEED OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, GUARANTEED OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

4.03          Special Mexican Law Provisions.  Each of the Guarantors irrevocably waives the rights granted by Articles 2848 and 2849 of the Civil Code for the Federal District of the United Mexican States, and its correlatives articles of the Federal Civil Code and Civil Codes for the rest of the States of the United Mexican States.  The Guarantors hereby irrevocably and unconditionally waive the benefits of orden, excusion, division, quita, prorroga and espera contained in Articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2827, 2837, 2838, 2839, 2840, 2841 of the Civil Code for the Federal District, and its correlatives articles of the Federal Civil Code and the Civil Codes for the rest of the States of the United Mexican States.  The Guarantors also hereby irrevocably and unconditionally waives the provisions of Articles 2830, 2836, 2842, 2844, 2845, 2846 and 2847 of the Civil Code for the Federal District, and its correlatives articles of the Federal Civil Code and the Civil Codes for the rest of the States of the United Mexican States.  The Guarantors further agree that their obligations and liabilities for the prompt and punctual payment, performance and satisfaction of the Obligations are independent of any agreement or transaction with any third parties and shall be on a 'joint and several' and 'solidary' basis along with the Borrowers to the same degree and extent as if the Guarantors had been and/or will be a co-principal obligors and/or co-maker of the Obligations.  Each of the Guarantors obligations and liabilities under the Agreement shall be on a 'joint and several' and 'solidary' basis along with such other Guarantors.

Section 5.             Representations and Warranties.  Each of the Guarantors hereby represents and warrants as follows:

        (a)                Business Existence.  Each of the Guarantors is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change.

        (b)               Corporate Power.  The execution, delivery, and performance by each of the Guarantors of this Guaranty and the other Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Guarantor's powers and its By-laws includes the authority to guarantee third party obligations, (b) have been duly authorized by all necessary action, (c) do not contravene (i) such Guarantor's organizational and constitutional documents or (ii) any law or any contractual restriction binding on or affecting such Guarantor or its Property, and (d) will not result in or require the creation or imposition of any Lien prohibited by the Credit Agreement.

        (c)                Authorization and Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Guarantors of this Guaranty or the other Credit Documents to which any Guarantor is a party or the consummation of the transactions contemplated thereby.

        (d)               Enforceable Obligations.  This Guaranty and the other Credit Documents to which the Guarantor is a party have been duly executed and delivered by the Guarantor.  Each Credit Document to which the Guarantors are a party is the legal, valid, and binding obligation of each of the Guarantors and is enforceable against each of the Guarantors in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally.

Section 6.                  Covenants.

        (a)                Each of the Guarantors will comply with all provisions of Articles V and VI of the Credit Agreement to the extent such Sections are applicable to such Guarantor.

        (b)               In the event that the Administrative Agent wishes to enforce the guarantee contained in Section 1 hereof against a Guarantor, it shall make written demand for payment from such Guarantor, without any judicial declaration to such effect, provided that no such demand shall be required if such Guarantor is in bankruptcy, liquidation, or other insolvency proceedings, and provided that failure by the Administrative Agent to make such demand shall not affect any Guarantor's obligations under this Guaranty.

        (c)                All indebtedness of any Guarantor (hereinafter in this section, 'such Guarantor') to another Guarantor or the Parent Borrower or any of its Subsidiaries shall be subordinated to all indebtedness of such Guarantor to the Agent and the Lenders under the Credit Agreement (the 'Senior Indebtedness'), as follows:

                (i)                  In the event of any insolvency, concurso or bankruptcy proceedings, or any receivership liquidation, reorganization, or other similar proceedings in connection therewith, relative to such Guarantor, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of such Guarantor, whether or not involving insolvency, concurso or bankruptcy, then the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before any other Guarantor or the Parent Borrower or any of its Subsidiaries shall receive any payment on account of principal or interest due such Person from such Guarantor;

                (ii)                After the occurrence and during the continuance of an Event of Default, such Guarantor shall not exercise or attempt to exercise any right of offset or counterclaim in respect of any of its obligations to any other Guarantor or the Parent Borrower or any of its Subsidiaries if the effect thereof shall be to reduce the amount of any payment to which the holders of Senior Indebtedness would be entitled in the absence of such offset or counterclaim; and if and to the extent that, notwithstanding the foregoing, such Guarantor is required by any mandatory provisions of law to exercise any such right of offset or counterclaim, each reduction of the amount owing on the account of the principal of or premium (if any) or interest owed to any other Guarantor or the Parent Borrower or any of its Subsidiaries by reason of such offset or counterclaim shall be deemed to be a payment by such Guarantor in a like amount in respect of such amounts which clause (iv) below shall apply;

                (iii)               Following the occurrence and during the continuance of any Event of Default, (A) payment of the principal or interest upon any indebtedness owed to any other Guarantor or the Parent Borrower or any of its Subsidiaries shall not be made thereunder until payment in full of all Senior Indebtedness has been made and (B) the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness prior to the entitlement of any other Guarantor or the Parent Borrower or any of its Subsidiaries to receive any payment of the principal or interest (except for payments which have been made prior to the occurrence of such Event of Default);

                (iv)              If, notwithstanding the provisions of the foregoing subparagraphs (i) through (iii), any payment or distribution on any indebtedness shall be received by any other Guarantor or the Parent Borrower or any of its Subsidiaries while an Event of Default exists and before the holders of the Senior Indebtedness shall have received payment in full on all Senior Indebtedness, such payment or distribution shall be (and shall be deemed to be) held in trust for the benefit of, and shall be paid over or delivered or transferred to, the holders of the Senior Indebtedness for application to the payment of all Senior Indebtedness held by such holder to the extent necessary to satisfy such Senior Indebtedness; and

                (v)                No present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce subordination of any other Guarantor or the Parent Borrower or any of its Subsidiaries by any act or failure to act on the part of such Guarantor whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of any other Guarantor or the Parent Borrower or any of its Subsidiaries.  The provisions of the foregoing paragraphs with respect to subordination are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and any other Guarantor or the Parent Borrower or any of its Subsidiaries on the other hand, and none of such provisions shall impair, as between such Guarantor and any other Guarantor or the Parent Borrower or any of its Subsidiaries, the obligation of such Guarantor, which is unconditional and absolute, to pay to any other Guarantor or the Parent Borrower or any of its Subsidiaries the principal and interest of any indebtedness in accordance with its terms, nor shall anything in such provisions prevent any other Guarantor or the Parent Borrower or any of its Subsidiaries  from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of holders of Senior Indebtedness under such provisions.

Section 7.                  Miscellaneous.

        7.01          Amendments, Etc.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantors therefrom shall be effective unless the same shall be in writing and signed by the Secured Party, the Administrative Agent, the Majority Lenders and the [Parent][Mexican] Borrower; provided that any amendment or waiver releasing any Guarantor from any liability hereunder shall be signed by all the Credit Parties and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.02          Addresses for Notices.  All notices and other communications to any Person provided for hereunder shall be delivered to the address of such Person set forth next to the signatures below, or to such other address as shall be designated by the Guarantors or the Secured Party in written notice to the other party.  All such notices or communications shall be effective as set forth in the Credit Agreement.

        7.03          No Waiver; Remedies.  No failure on the part of the Secured Party, the Administrative Agent, the Issuing Bank, any Lender or any other Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        7.04          Right of Set-Off.  Upon (a) the occurrence and during the continuance of any Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.02 of the Credit Agreement to authorize the Administrative Agent to declare the Notes and any other amounts payable under the Credit Agreement due and payable pursuant to the provisions of such Section 7.02 or the automatic acceleration of the Notes and all amounts payable under the Credit Agreement pursuant to Section 7.03 thereunder, the Secured Party, the Administrative Agent, the Issuing Bank, each Lender and each other Credit Party is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by the Secured Party, the Administrative Agent, the Issuing Bank, such Lender, or such other Credit Party to the accounts of the Guarantors against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not the Secured Party, the Administrative Agent, the Issuing Bank, such Lender or such other Credit Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured.  The Secured Party, the Administrative Agent, the Issuing Bank, each Lender and each other Credit Party agrees promptly to notify the Guarantors after any such set‑off and application made by the Secured Party, the Administrative Agent, the Issuing Bank, such Lender or such other Credit Party provided that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of the Secured Party, the Administrative Agent, the Issuing Bank, the Lenders and the other Credit Parties under this Section 7.04 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) which the Secured Party, the Administrative Agent, the Issuing Bank, the Lenders and the other Credit Parties may have.

        7.05          Continuing Guaranty; Assignments under Credit Agreement.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantors and their respective successors and assigns, (c) inure to the benefit of, and be enforceable by, the Secured Party, the Administrative Agent, the Issuing Bank, each of the Lenders and each of the other Credit Parties and their respective successors, transferees and assigns, and (d) not be terminated by any Guarantor or any other Person.  Without limiting the generality of the foregoing clause (c), the Issuing Bank, any Lender and any other Credit Party may assign or otherwise transfer all or any portion of its rights and Guaranteed Obligations under the Credit Documents in accordance with the Credit Agreement and the assignee shall thereupon become vested with all the benefits in respect thereof granted to the Issuing Bank, such Lender or such other Credit Party herein or otherwise.  Upon the indefeasible payment in full and termination of the Guaranteed Obligations, the guaranty granted hereby shall terminate and all rights hereunder shall revert to the Guarantor to the extent such rights have not been applied pursuant to the terms hereof.  Upon any such termination, the Secured Party will, at each Guarantor's expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination. This Guaranty is not assignable by any Guarantor without the written consent of all of the Credit Parties.

        7.06          Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Guarantor hereunder in the currency expressed to be payable herein (the 'specified currency') into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Secured Party could purchase the specified currency with such other currency at the Secured Party's main New York office on the Business Day preceding the day on which final, non‑appealable judgment is given.  The obligations of a Guarantor in respect of any sum due to the Secured Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Secured Party of any sum adjudged to be so due in such other currency the Secured Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to the Secured Party in the specified currency, such Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to the Secured Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12 of the Credit Agreement, the Secured Party agrees to remit such excess to such Guarantor.

        7.07          Governing Law; Submission to Jurisdiction.

        (a)                This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except to the extent provided in Section 7.07(b) hereof and to the extent that the federal laws of the United States of America may otherwise apply.

        (b)               Notwithstanding anything in Section 7.07(a) hereof to the contrary, nothing in this Guaranty shall be deemed to constitute a waiver of any rights which the Secured Party, the Administrative Agent, the Issuing Bank, any of the Lenders or any of the other Credit Parties may have under the National Bank Act or other federal law, including without limitation the right to charge interest at the rate permitted by the laws of the state where the Secured Party, the Administrative Agent, the Issuing Bank, the applicable Lender or any other applicable Credit Party is located.

        (c)                EACH OF THE GUARANTORS HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS AND EACH OF THE GUARANTORS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

        (d)               EACH OF THE GUARANTORS HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE 'PROCESS AGENT'), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTIES SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO SUCH GUARANTOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, WITH A COPY TO SUCH GUARANTOR AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGES HERETO, AND EACH GUARANTOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.  AS AN ALTERNATIVE METHOD OF SERVICE, EACH GUARANTOR ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY CERTIFIED MAIL OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICE SPECIFIED IN SECTION 7.02 HEREOF.  EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

        (e)                EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY,  (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER CREDIT DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.  ANY JUDICIAL PROCEEDING BY ANY OF THE GUARANTORS INVOLVING, DIRECTLY OR INDIRECTLY, THIS GUARANTY, OR ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK.

[The rest of this page has been left blank intentionally.]

        Each of the Guarantors has caused this Guaranty to be duly executed as of the date first above written.

[GUARANTORS]

By:

Name:

Title:

Address:

Attention:

Telecopy:

EXHIBIT D

FORM OF VESSEL MORTGAGE

United States

first preferred FLEET mortgage

GLOBAL INDUSTRIES, LTD.
 and

CREDIT LYONNAIS NEW YORK BRANCH
as Administrative Agent

For the Lenders

Named Herein

Dated March ___, 2004

INDEX

Section                                         Matter                                                                               Page

ARTICLE I                                DEFINITIONS AND INTERPRETATION                           2

ARTICLE II                               THE MORTGAGE                                                                4

ARTICLE III                              PAYMENT COVENANTS                                                  5

ARTICLE IV                              PRESERVATION OF SECURITY                                      5

ARTICLE V                               COVENANTS                                                                     7

ARTICLE VI                              PROTECTION OF SECURITY                                          8

ARTICLE VII                             ENFORCEABILITY AND MORTGAGEES POWERS     9

ARTICLE VIII                            APPLICATION OF MONEYS                                         11

ARTICLE IX                              FURTHER ASSURANCES                                               12

ARTICLE X                               POWER OF ATTORNEY                                                 12

ARTICLE XI                             EXPENSES AND INDEMNITIES                                     13

ARTICLE XII                            COMMUNICATIONS                                                       14

ARTICLE XIII                           ASSIGNMENTS                                                                15

ARTICLE XIV                           WAIVER; AMENDMENT                                                 15

ARTICLE XV                             MISCELLANEOUS                                                          15

ARTICLE XVI                            JURISDICTION                                                                16

FIRST PREFERRED FLEET MORTGAGE

This FIRST PREFERRED FLEET MORTGAGE (this 'Mortgage) dated as of March ___, 2004 is by[OWNER], a _________________________ having its principal offices at [8000 Global Drive, Carlyss, Louisiana 70665] (the 'Owner'), in favor of CREDIT LYONNAIS NEW YORK BRANCH, having offices at 1301 Avenue of the Americas, New York, New York 10019, as Administrative Agent and mortgagee (in such capacity, the 'Mortgagee) for the benefit of the Lenders (as defined in the Credit Agreement referred to below).

RECITALS

A. The Owner is the sole owner of the whole (100%) of the vessels described on Exhibit A attached hereto and made a part hereof.

B. Pursuant to the terms of the Credit Agreement dated as of March __, 2004 (as the same may be amended or supplemented from time to time, the 'Credit Agreement') and made by and among [Owner] [Global Industries, Ltd., a Louisiana corporation], and Global Offshore Mexico, S. de. R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (together, the 'Borrowers'), Credit Lyonnais New York Branch, as Administrative Agent, and the lenders identified in Exhibit B attached hereto and who hereafter may become a party thereto ('Lenders'), the Lenders agreed to make available to the Borrowers a credit facility in the maximum principal amount at any one time outstanding of One Hundred Fifty Million United States Dollars (US$150,000,000) (the 'Credit Facility') in the form of Advances and Letters of Credit (each as defined in the Credit Agreement). The Credit Facility, and interest, fees and commissions thereon, are to be paid and repaid, as the case may be, as provided in the Credit Agreement and the Notes (as defined in the Credit Agreement). The Credit Facility is evidenced by the Credit Agreement, the Notes and the other Credit Documents (as defined in the Credit Agreement).

C. [The Owner has executed a Guaranty of the Borrowers' obligations under the Credit Facility (the 'Guaranty')]. It is required under the terms of the Credit Agreement that the [Owner] shall grant and execute this Mortgage as security for [the Borrowers'] obligations under the Credit Facility.

D. Therefore, the Owner, in order to secure its obligations under [the Guaranty and the Borrowers' obligations under] the Credit Agreement and the Credit Documents, and the performance and observance of and compliance with all of the covenants, terms and conditions contained in this Mortgage, has duly authorized the execution and delivery of this Mortgage under and pursuant to 46 U.S.C. SS 31301 et seq. , as amended (the 'Ship Mortgage Act '), which is entered into by the Owner in consideration of the Lenders agreeing, at the request of the [Owner and the] Borrowers, to make the Credit Facility available to the Borrowers and as a condition thereto and for other good and valuable consideration provided by the Lenders (the sufficiency of which the Owner hereby acknowledges).

NOW, THEREFORE, the Owner and the Mortgagee agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01  In this Mortgage unless the context otherwise requires, the following expressions shall have the following meanings:

        'Borrowers' has the meaning set forth in the Recitals hereof.

        'Casualty Event' has the meaning set forth in the Credit Agreement.

        'Commitment' has the meaning set forth in the Credit Agreement.

        'Credit Agreement' has the meaning set forth in the Recitals hereof.

        'Credit Documents' has the meaning set forth in the Credit Agreement.

        'Credit Facility' has the meaning set forth in the Recitals hereof.

        'Credit Facility Period' means the period commencing on the Effective Date and ending on the date upon      which all amounts owing under the Credit Facility and all other amounts due to the Lenders pursuant to the Credit Agreement and the other Credit Documents have been repaid in full and the Credit Agreement has terminated.

        'Effective Date' means the date of this Mortgage.

        'Excepted Liens' has the meaning set forth in Section 6.01(b) hereof.

        ['Guaranty' has the meaning set forth in the Recitals hereof.]

        'Insurance Policies' has the meaning set forth in the Credit Agreement.

        'Lenders' has the meaning set forth in the Recitals hereof.

        'Lien' has the meaning set forth in the Credit Agreement.

        'Loan Party' has the meaning set forth in the Credit Agreement.

        'Material Partial Loss' has the meaning set forth in the Credit Agreement.

        'Mortgage' has the meaning set forth in the first paragraph hereof.

        'Mortgagee' has the meaning set forth in the first paragraph hereof.

        'Notes' has the meaning set forth in the Credit Agreement.

        'Owner' has the meaning set forth in the first paragraph hereof.

        'Requisition Compensation' means all moneys or other compensation payable during the Credit Facility Period by reason of requisition for title or other compulsory acquisition of any Vessel otherwise than by requisition for hire.

        'Secured Indebtedness' means all obligations and liabilities of the Owner under the Guaranty and of the Borrowers and the other Loan Parties (whether for principal, interest, fees, reimbursement obligations, expenses or any other charges whatsoever), now existing or hereafter incurred under, arising out of or in connection with, any Credit Document to which it is a party including, without limitation, in the case of the Owner, [the Guaranty,] the Credit Agreement and the Notes, and the due performance and compliance by [the Owner,] the Borrowers, and the other Loan Parties with the terms of each such Credit Document.

        'Ship Mortgage Act' has the meaning set forth in the recitals hereof.

        'Total Loss' has the meaning set forth in the Credit Agreement.

        'United States Dollars' and 'US$' means the lawful currency of the United States of America.

        'Vessel' means each of the Vessels described on Exhibit A hereto, and includes any share or interest therein, and their engines, generators, drilling machinery and equipment, masts, winches, anchors, chains, pumps and pumping equipment, furniture and fittings, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all additions, improvements and replacements hereafter made in or to said Vessels or any part thereof and all of their freight, hires and earnings.

Section 1.02  Except where otherwise expressly provided or unless the context otherwise requires, words and expressions defined in the Credit Agreement shall bear the same meanings when used but not otherwise defined in this Mortgage.

Section 1.03 In this Mortgage:

  section headings are inserted for convenience only and shall not affect the construction of this Mortgage and, unless otherwise specified, all references to Sections are to sections of this Mortgage;

  section headings are inserted for convenience

  unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

  references to Persons include bodies corporate and unincorporated;

  references to assets include property, rights and assets of every description;

  references to any document are to be construed as references to such document as amended or supplemented from time to time; and

  references to any enactment include re-enactments, amendments and extensions thereof.

ARTICLE II

THE MORTGAGE

Section 2.01    Granting Clause. In order to secure the payment of the Secured Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage and the other Credit Documents to which it is a party, the Owner has GRANTED, CONVEYED and MORTGAGED and does by these presents GRANT, CONVEY and MORTGAGE unto the Mortgagee for the benefit of the Lenders and their respective successors and assigns, the whole (100%) of each Vessel; TO HAVE AND TO HOLD the same unto the Mortgagee for the benefit of the Lenders and their respective successors and assigns forever, upon the terms herein set forth.

Section 2.02    Termination. If (a) the Owner and the Borrowers or their respective successors and assigns shall pay or cause to be paid to the Mortgagee and the other Lenders and their respective successors or assigns the Secured Indebtedness in full as and when the same shall become due and payable in accordance with the terms of the Credit Agreement, the Notes, the Guaranty, this Mortgage and the other Credit Documents (other than the reimbursement and contingent indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted); (b) the Owner and the Borrowers or their respective successors and assigns shall observe and comply with the covenants, terms and conditions contained in the Credit Agreement, the Notes, the Guaranty, this Mortgage and the other Credit Documents expressed or implied to be performed, observed or complied with by or on the part of the Owner, the Borrowers and their respective successors and assigns, and (c) the Commitments have been terminated, then these presents and the rights hereunder shall cease, determine and be void and, in such event, the Mortgagee agrees by accepting this Mortgage to furnish, execute and record, at the expense of the Owner, all such documents as the Owner may reasonably require to discharge this Mortgage, otherwise to be and remain in full force and effect.

Section 2.03    Partial Release; No Waiver. If any Vessel subject to this Mortgage is sold, transferred, conveyed or otherwise disposed, whether as permitted by Section 6.03 of the Credit Agreement or otherwise with the consent of the Lenders, such Vessel shall be released in writing by the Mortgagee from the lien of this Mortgage upon payment by the Owner to the Mortgagee of such amount as may be required by Section 6.03 of the Credit Agreement with respect to sales permitted by Section 6.03 of the Credit Agreement or otherwise as may be agreed by Mortgagee and the Lenders, and such release shall not affect the Mortgagees lien on the remaining Vessels, if any. Notwithstanding anything to the contrary herein, it is not intended that any provision of this Mortgage shall waive the preferred status of this Mortgage and that if any provision or part thereof herein shall be construed as waiving the preferred status of this Mortgage then such provision shall to such extent be void and of no effect.

Section 2.04    Owner Liable. The Owner shall remain liable to perform all the obligations assumed by it in relation to each Vessel; and until such time as the Mortgagee or any Lender shall become the owner thereof following foreclosure, neither the Mortgagee nor any other Lender shall be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Owner to perform its obligations in respect thereof.

Section 2.05    Recordation under the Ship Mortgage Act. For the purpose of this Mortgage and its filing and recordation as required by the Ship Mortgage Act, (i) the total amount of the Secured Indebtedness is $150,000,000.00 of principal (being the maximum amount that may be outstanding at any one time), plus interest, expenses and fees thereon plus the performance of mortgage covenants; (ii) the interest of the Owner (mortgagor) in the Vessels is 100% and the interest mortgaged to the Mortgagee is 100%; (iii) the respective addresses of the Owner (mortgagor) and Mortgagee are as set forth on the first page of this Mortgage; (iv) the Maturity Date is March __, 2007, and (v) subject to the partial release provisions in Section 2.03 above, the discharge amount of the Mortgage is the same as the total amount, and upon receipt thereof, the Mortgagee shall release the Vessels from the lien of this Mortgage. The Mortgagee expressly does not waive the preferred status of this Mortgage.

ARTICLE III

PAYMENT COVENANTS

Section 3.01    Payment Obligations. The Owner hereby covenants with the Mortgagee and the other Lenders:

  to pay and indemnify the Mortgagee and the other Lenders for all such reasonable expenses, claims, liabilities, losses, costs, duties, fees, charges, or other moneys as are stated in this Mortgage to be payable by the Owner to or recoverable from the Owner by the Mortgagee and the other Lenders (or in respect of which the Owner agrees in this Mortgage to indemnify the Mortgagee and the other Lenders) at the times and in the manner specified in this Mortgage;

  to pay interest on any such reasonable expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Section 3.01(a) from the date on which the relevant expense, claim, liability, loss, cost, duty, fee, charge or other money is paid by the Mortgagee or any other Lender (both before and after any relevant judgment) at the rates specified in Section 2.06 of the Credit Agreement; and

  to pay and perform its obligations which may be or become due or owing to the Mortgagee or any other Lender, as the case may be, under this Mortgage and the other Credit Documents to which the Owner is or is to be a party at the times and in the manner specified herein or therein.

ARTICLE IV

PRESERVATION OF SECURITY

Section 4.01    Owner's Covenants Concerning the Security. It is declared and agreed that:

  the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Indebtedness;

  the security so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Credit Documents;

  the Mortgagee shall not have to wait for any Lender to enforce any of the other Credit Documents, to the extent it may do so pursuant to the terms thereof, before enforcing the security created by this Mortgage;

  no failure or delay on the part of the Mortgagee in exercising any right, power or privilege hereunder and no course of dealing between the Owner and the Mortgagee or any other Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Mortgagee or any other Lender would otherwise have. No notice to or demand on the Owner in any case shall entitle the Owner to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Mortgagee or the Lenders to any other or further action in any circumstances without notice or demand; and

  any waiver by the Mortgagee of any terms of this Mortgage or any consent given by the Mortgagee under this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

Section 4.02    Settlements; No Waiver. Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee or the Lenders or any of them by the Borrowers, any Guarantor, or any other Person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

Section 4.03    Mortgagees Rights Not Affected. The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Borrowers, any Loan Party, the Mortgagee, any Lender or any other Person:

  any waiver granted to or composition with the Borrowers, any Loan Party, or any other Person; or

  the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against any of the Borrowers, any Loan Party, or any other Person; or

  any legal limitation, disability, incapacity or other circumstances relating to the Borrowers, any Loan Party, or any other Person; or

  any amendment or supplement to the Credit Agreement, any of the other Credit Documents or any other document or security; or

  the dissolution, liquidation, amalgamation, reconstruction or reorganization of any of the Borrowers, any Loan Party, or any other Person; or

  the unenforceability, invalidity or frustration of any obligations of any of the Borrowers, any Loan Party, or any other Person under the Credit Agreement, any of the other Credit Documents, or any other document or security.

Section 4.04    Moneys Received by Mortgagee. Until the Secured Indebtedness has been unconditionally and irrevocably paid in full to the satisfaction of the Mortgagee and the Commitments have been terminated, any moneys received, recovered or realized under Article VII relating in whole or in part to the Secured Indebtedness shall be held in a cash collateral account as security for the Secured Indebtedness and applied to the Secured Indebtedness in accordance with Section 7.06 of the Credit Agreement.

ARTICLE V

COVENANTS

Section 5.01    Owner's Covenants Concerning the Vessels and Other Matters. The Owner covenants with the Mortgagee and the other Lenders that throughout the Credit Facility Period the Owner will:

  keep each Vessel documented in its name as a United States vessel and will not cause or allow such documentation to be forfeited or imperiled;

  place, and use due diligence to retain, a properly certified copy of this Mortgage on board each Vessel with her papers and cause such certified copy of this Mortgage to be exhibited to any and all Persons (and to any representative of the Mortgagee on demand) having business with such Vessel which might give rise to any Lien thereon other than the Lien of this Mortgage, Liens for wages of the crew (including the master of the Vessel), Liens for general average or salvage, Liens for wages of stevedores when employed directly by a person listed in SS 31341 of the Ship Mortgage Act, and other maritime Liens incurred in the ordinary course of business provided such other maritime liens are inferior to the Liens created by this Mortgage (all such Liens herein collectively called 'Excepted Liens'); and to place and keep prominently displayed in the chart room and in the master's cabin of each Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than 6 inches wide and 9 inches high reading as follows:

  NOTICE OF MORTGAGE

    This Vessel is covered by a First Preferred Fleet Mortgage to Credit Lyonnais New York Branch, as Administrative Agent and Mortgagee for the benefit of the Lenders referred to in the said Mortgage under authority of the United States Ship Mortgage Act, as amended and recodified as 46 U.S.C. § 31301 et seq. Under the terms of the said Mortgage neither the Owner nor any charterer nor the master of this Vessel nor any other Person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage and other Excepted Liens (as that term is defined in said Mortgage); and

  The Owner will, at its sole cost and expense and at no cost to the Mortgagee, cause this Mortgage to be duly filed with the U.S. Coast Guard National Vessel Documentation Center in accordance with the provisions of 46 U.S.C. § 31321, and subsequently duly recorded, and will otherwise comply with and satisfy all the applicable provisions of the Ship Mortgage Act, as amended, in order to establish, record and maintain this Mortgage as a first preferred mortgage thereunder upon each Vessel, and will do all such other acts and execute all such instruments, deeds, conveyances, mortgages and assurances as the Mortgagee shall reasonably require in order to subject each Vessel to the lien of this Mortgage as aforesaid.

ARTICLE VI

PROTECTION OF SECURITY

Section 6.01    Mortgagees Rights. The Mortgagee shall without prejudice to its other rights and powers under this Mortgage and the other Credit Documents be entitled (but not bound) at any time and as often as may be reasonably necessary to take any such action as it may in the reasonable exercise of its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage and the other Credit Documents (including, without limitation, such action as referred to in Section 6.02) and all reasonable expenses, liabilities, or losses (including, without limitation, reasonable legal fees) so incurred by the Mortgagee and the other Lenders in or about the protection or maintenance of the said security together with interest payable thereon according to Section 3.01(b) shall be repayable to it by the Owner on demand; provided that if no Event of Default exists, the Mortgagee shall give the Owner written notice prior to taking any such action.

Section 6.02    Failure to Insure or Repair. Without prejudice to the generality of Section 6.01:

  if the Owner does not comply in any material respect with any provision of Article V of this Mortgage and Section 5.02 of the Credit Agreement, the Mortgagee shall be entitled (but not bound) (i) to effect or to replace and renew and thereafter to maintain the Insurance Policies in such manner as the Mortgagee, in its discretion, may think fit and to require that all policies, contracts and other records relating to the Insurance Policies (including details of any correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate, and (ii) to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurance Policies or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as is reasonably necessary and to permit the brokers= through whom the collection or recovery is effected to charge the usual brokerage therefor, and if the Owner does not comply in any material respect with any provision of Section 5.13 of the Credit Agreement, the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs to and/or surveys of such Vessel as it deems reasonably expedient or necessary.

ARTICLE VII

ENFORCEABILITY AND MORTGAGEES POWERS

Section 7.01    Events of Default. During the continuance of any of the Events of Default specified in the Credit Agreement but without the necessity for any court order or declaration in any jurisdiction to the effect that an Event of Default has occurred, the security constituted by this Mortgage shall become immediately enforceable and the Mortgagee shall be entitled, as and when it may see fit, to put into force and exercise all or any of the powers possessed by it as mortgagee of each Vessel or otherwise and in particular:

  to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by applicable law including the provisions of the Ship Mortgage Act or any other applicable law including the laws of any other applicable jurisdiction;

  to take possession of each Vessel or any of them whether actually or constructively and/or otherwise to take control of such Vessel wherever located and cause the Owner or any other Person in possession of such Vessel forthwith upon demand to surrender the same to the Mortgagee without legal process and without liability of the Mortgagee for any losses or damages incurred thereby and without having to render accounts to the Owner in connection therewith;

  to require that all policies, contracts, certificates of entry and other records relating to the Insurance Policies (including details of and correspondence concerning outstanding claims) be forthwith delivered to or to the order of the Mortgagee;

  to collect, recover, compromise and give a good discharge for any and all moneys or claims for moneys then outstanding or thereafter arising under the Insurance Policies or any Requisition Compensation and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

  to take over or institute (if necessary using the name of the Owner) all such proceedings in connection with any Vessel, the Insurance Policies, or any Requisition Compensation as the Mortgagee thinks reasonably necessary and to discharge, compound, release or compromise claims against the Owner in respect of any Vessel which have given or may give rise to any charge or Lien on such Vessel or which are or may be enforceable by proceedings against such Vessel;

  following acceleration of the Credit Facility, to sell any Vessel or any share therein, upon advance notice of ten (10) consecutive days published in any newspaper authorized to publish legal notices of that kind in the hailing port and the places of sale of the Vessels and by sending notice of such sale at least fourteen (14) days prior to the date fixed for such sale to the Owner, free from any claim of or by the Owner of any nature whatsoever, and with or (subject to the rights of third parties under applicable law) without the benefit of any charter party or other contract for her employment, by public auction or private contract at such place and upon such commercially reasonable terms (including, without limitation, on terms such that payment of some or all of the purchase price be deferred) as the Mortgagee in its absolute discretion may determine with power to postpone any such sale, without being answerable for any loss occasioned by such sale or resulting from postponement thereof, and/or itself to purchase such Vessel at any such public auction and to set off the purchase price against all or any part of the Secured Indebtedness in the manner specified in Section 9.01 herein; provided, however that in the event any such Vessel shall be offered for sale by private sale, no newspaper publication of notice shall be required, nor notice of adjournment of sale;

  subject to the rights of any charter, to manage, insure, maintain and repair any Vessel and to charter, employ, sail or lay up any Vessel in such manner, upon such terms and for such period as the Mortgagee deems reasonably expedient; and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things reasonably incidental or conducive thereto and in particular to enter into such arrangements respecting such Vessel, and the insurance, management, maintenance, repair, classification, chartering and employment of such Vessel, in all respects as if the Mortgagee were the owner of such Vessel and without being responsible for any loss thereby incurred;

  to recover from the Owner on demand any liabilities, losses and reasonable expenses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under Section 7.01(g);

  generally and in addition, but not in lieu of any of the above rights, to recover from the Owner on demand any liabilities, losses and reasonable expenses incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid; and

  generally, take any other action or exercise any other right permitted by applicable law.

Section 7.02    Sufficiency of Payments Received. The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim, take any action or enforce any rights and benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

Section 7.03    Mortgagee, Lenders Not Liable. Neither the Mortgagee, the Lenders, nor any of their agents, managers, officers, employees, delegates and advisers shall be liable for any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under this Mortgage in the absence of its, his, or her gross negligence or willful misconduct.

Section 7.04    No Mortgagee-in-Possession. To the fullest extent permitted by law, the Mortgagee shall not by reason of the taking possession of any Vessel be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realization or for any default or omission for which a mortgagee-in-possession might be liable.

Section 7.05    Purchaser's Rights on Sale. Upon any sale of any Vessel or any share therein by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagees power of sale has arisen in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

Section 7.06    Divestiture of Owner's Rights. A sale of any Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Owner therein and thereto, and shall bar the Owner, its successors and assigns, and all Persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given or whether any default has occurred, or as to the propriety of the sale, or as to application of the proceeds thereof.

ARTICLE VIII

APPLICATION OF MONEYS

Section 8.01    Recoveries; Application. All moneys received by the Mortgagee, including, without limitation:

  in respect of sale of any Vessel or any part thereof;

  in respect of recovery under the Insurance Policies in respect of Casualty Events, Material Partial Losses and Total Losses not used to repair or replace the Vessel within the time required by the Credit Agreement, in respect of Requisition Compensation,

shall be held and applied

FIRST: to the extent not already paid, to pay or make good all such reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon under Section 3.01(b)) as may have been paid or incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in Article VI and Section 7.01 (or any of them) arising out of or in connection with the Mortgagee=s duties as Mortgagee;

SECOND: to pay or furnish indemnity in the proper amounts against any commitments or encumbrances which, in the reasonable opinion of the Mortgagee, have or may have priority over this Mortgage;

THIRD: except to the extent Owner is entitled to retain such moneys under the provisions of the Credit Agreement, to pay the Secured Indebtedness and to provide cash collateralization for outstanding Letters of Credit in accordance with the terms of the Credit Agreement; and

FOURTH: the surplus (if any) shall be paid to the Owner or to whomsoever else may be entitled thereto.

ARTICLE IX

FURTHER ASSURANCES

Section 9.01    Perfection and Preservation of the Collateral. The Owner shall execute and do all such assurances, acts and things as the Mortgagee may reasonably require for:

  perfecting or protecting the security created (or intended to be created) by this Mortgage; or

  preserving or protecting any of the rights of the Mortgagee and the other Lenders under this Mortgage; or

  ensuring that the security constituted by this Mortgage and the covenants and obligations of the Owner under this Mortgage shall inure to the benefit of any transferee, successor or assignee of the Mortgagee as is referred to in Section 13.01; or

  enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or

  the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon demand by the Mortgagee and at the expense of the Owner.

ARTICLE X

POWER OF ATTORNEY

Section 10.01    Owner's Attorney. The Owner, by way of security and in order to more fully secure the performance of the Owner's obligations under this Mortgage, hereby irrevocably appoints the Mortgagee as its attorney for the duration of the Credit Facility Period for the purposes of:

  doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Owner itself could do, execute, sign or register in relation to any Vessel (including without limitation, transferring title to such Vessel to a third party), provided, however, that such power shall not be exercisable by or on behalf of the Mortgagee until this Mortgage shall have become immediately enforceable pursuant to Section 7.01;

  executing, signing, perfecting, doing and (if required) registering every such further assurance document, act, or thing as is referred to in Article IX; and

  during the continuance of any Event of Default, demanding, collecting, receiving, compromising, and suing for all freights, hires, earnings, issues, revenues and income of any Vessel.

Section 10.02    Third Parties. The exercise of such power as is referred to in Section 10.01(a) by or on behalf of the Mortgagee shall not put any Person dealing with the Mortgagee upon any enquiry as to whether this Mortgage has become enforceable nor shall such Person be in any way affected by notice that this Mortgage has not become enforceable and, in relation to Sections 10.01(a), 10.01(b) and 10.01(c), the exercise by the Mortgagee of such power shall be conclusive evidence as against third parties of its right to exercise the same.

ARTICLE XI

EXPENSES AND INDEMNITIES

Section 11.01    Mortgage Preparation. The Owner agrees to pay all reasonable out-of-pocket costs and expenses of the Mortgagee in connection with the negotiation, preparation, execution and delivery of this Mortgage and any amendment, waiver, release or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel and any valuation fees) and, after the occurrence and during the continuance of an Event of Default, each of the Mortgagee and the Lenders in connection with the enforcement of this Mortgage (including, without limitation, the actual reasonable fees and disbursements of counsel for the Mortgagee and the Lenders).

Section 11.02    Owner's Indemnity. Without limiting the foregoing Section 11.01, the Owner hereby further indemnifies the Mortgagee, each other Lender, and their respective officers, directors, employees, representatives and agents from and holds harmless and agrees to defend each of them against any and all losses, liabilities, obligations, claims, damages, or reasonable expenses incurred by any of them, as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Mortgagee is a party thereto) related to the entering into and/or performance of this Mortgage hereunder or the consummation of any transactions contemplated hereby, whether initiated by the Owner or any other Person, including without limitation, the actual reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (b) any personal injury to or death of or any loss or damage to property of any Person or (c) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, the generation, storage, transportation or disposal of Hazardous Materials at any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, the non-compliance of any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates with federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such Vessel, facility or location, or any violation or alleged violation of any Environmental Laws asserted against the Owner, any of its Affiliates, or any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, including, in each case, without limitation, the actual reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding. To the extent that the undertaking to indemnify, pay or hold harmless and defend the Mortgagee set forth in this Section 11.02 may be unenforceable because it is violative of any law or public policy, the Owner shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Such obligation to indemnify, hold harmless and defend the Mortgagee and other Persons set out above shall apply irrespective of the negligence or strict liability of the Mortgagee or any other indemnified person, unless such loss or injury arises directly out of the gross negligence or willful misconduct of Mortgagee or such other indemnified person.

Section 11.03    Payment Currency. If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Owner or the liquidation of the Owner or for any other reason, any payment under or in connection with this Mortgage is made in a currency (the 'Payment Currency') other than the currency in which such payment is due under or in connection with this Mortgage (the 'Contractual Currency'), then to the extent that the amount of such payment actually received by the Mortgagee, when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Owner, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall. For the purposes of this Section 11.03, 'rate of exchange' means the rate at which the Mortgagee is able on the date of such payment (or, if it is not practicable for the Mortgagee to purchase the contractual currency with the Payment Currency on the date of such payment, at the rate of exchange as soon afterwards as is practicable for the Mortgagee to do so) to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

Section 11.04    Duties; Taxes. The Owner shall at its own cost, pay promptly all stamp, documentary and other like duties and taxes to which the Credit Agreement and the other Credit Documents (or any of them) may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Owner to pay any such duties or taxes.

ARTICLE XII

COMMUNICATIONS

Section 12.01    Notices. All notices required to be given to the Mortgagee shall be made to the following address:

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York 10019

Attention: __________________

Telecopier: _________________

Telephone: _________________

All other notices shall be made to the addresses given in 10.02 of the Credit Agreement.

ARTICLE XIII

ASSIGNMENTS

Section 13.01    Assignees. This Mortgage shall be binding upon and shall inure to the benefit of the Owner, the Mortgagee and the Lenders and their respective transferees, successors and permitted assigns, and references in this Mortgage to any of them shall be construed accordingly.

Section 13.02    No Assignment by Owner. Except as permitted by the Credit Agreement, the Owner may not assign or transfer any of the Vessels or its rights and/or obligations under this Mortgage.

ARTICLE XIV

WAIVER; AMENDMENT

Section 14.01    No Waiver. None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Owner and the Mortgagee (with the consent of either the Majority Lenders or, to the extent required by Section 9.01 of the Credit Agreement, all of the Lenders). No amendment to the Credit Agreement or any other Credit Document which affects the rights and obligations of the Mortgagee hereunder shall be effective without the consent of the Mortgagee thereto.

ARTICLE XV

MISCELLANEOUS

Section 15.01    Governing Law. This Mortgage shall be governed by the federal maritime laws of the United States of America and to the extent necessary by the laws of the State of New York.

Section 15.02    No Invalidity, Etc. If at any time any one or more of the provisions in this Mortgage is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be in any way affected or impaired thereby.

Section 15.03    Delegation of Powers. The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any Person or Persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Vessels. Any such delegation may be made upon such terms and subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Owner for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate (other than gross negligence or willful misconduct); provided such delegation has been made in good faith.

Section 15.04    Certificates Conclusive. A certification or determination by the Mortgagee as to any matter provided in this Mortgage shall, in the absence of manifest error, be conclusive and binding on the Owner.

Section 15.05    Counterparts. This instrument may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original.

Section 15.06    Mortgagee. For purposes of the Ship Maritime Act, the 'mortgagee under this Mortgage is Credit Lyonnais New York Branch, in its capacity as Administrative Agent.

ARTICLE XVI

JURISDICTION

Section 16.01    New York. Any legal action or proceeding with respect to this Mortgage may be brought in the courts of the United States or State of New York sitting in New York and the Owner hereby accepts for itself and its property, generally and unconditionally, the non-exclusive jurisdiction of such court. The Owner further irrevocably consents to the service of process out of such court in any such action or proceeding in the manner provided for in the Credit Agreement. Nothing herein shall affect the right of the Mortgagee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Owner in any other jurisdiction.

Section 16.02    Power to Seize Vessel or Take Action. Without prejudice to the generality of Section 16.01, the Mortgagee shall have the right to arrest and take action against any Vessel or the Owner at whatever place such Vessel or the Owner shall be found and for the purpose of any action which the Mortgagee may bring before the courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against such Vessel, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the master of such Vessel (or upon anyone acting as the master) and such service shall be deemed good service on the Owner for all purposes.

[remainder of page intentionally blank]

IN WITNESS whereof the Owner has caused this Mortgage to be executed the day and year first before written.

GLOBAL INDUSTRIES. LTD.

By:

Name: ______________________________

Title: _______________________________

ACKNOWLEDGMENT OF MORTGAGE

STATE OF TEXAS                §

                                                 §

COUNTY OF HARRIS          §

On this ___ day of March, 2004 before me personally appeared ________________ to me known who being by me duly sworn did depose and say that he is the ____________ of [Owner], the limited liability corporation described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted to him by said corporation; and that said instrument is the act and deed of the corporation.

And the said ________________ did further produce to me sufficient proof that he is the ______________ of said corporation and that he was duly authorized by the said company to execute the foregoing mortgage, and I the notary hereby certify that the signature of the said _______________ on the foregoing mortgage is authentic.

                                                                                    ______________________________________

                                                                                                                Notary Public

EXHIBIT A

OWNER:	GLOBAL INDUSTRIES, LTD.
	Vessel Name:	Official Number:	Flag
	Amberjack	D956935	USA
	Wahoo	D973475	USA
	Manta Ray	D639744	USA
	Swordfish	D1091526	USA
	Hammerhead	D630120	USA
	Cobia	D596380	USA
	Carp	D593137	USA
	Gar	D596733	USA
	Barracuda	D603826	USA
	Tarpon	D614603	USA
	Marlin	D607271	USA
	Grouper	D609642	USA
	Herring	D614063	USA
	Dolphin	D623965	USA
	Starfish	D598933	USA
	Stingray	D603825	USA
	Seabass	D659365	USA
	Pompano	D635861	USA
	Sandshark	D645540	USA
	Blue Runner	D629347	USA

EXHIBIT B

List of Lenders

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York 10019

Panama

first preferred SHIP mortgage

GLOBAL INTERNATIONAL VESSELS Ltd.

and

CREDIT LYONNAIS NEW YORK BRANCH
as Administrative Agent

For the Lenders

Named Herein

Dated March 9, 2004

index

Section                   Matter                                                                                                            Page

FIRST PREFERRED SHIP MORTGAGE

        This FIRST PREFERRED SHIP MORTGAGE (this 'Mortgage') dated as of March 9, 2004 is by Global International Vessels Ltd., a company organized under the laws of the Cayman Islands having its principal offices at 8000 Global Drive, Carlyss, Louisiana 70665 (the 'Owner'), in favor of CREDIT LYONNAIS NEW YORK BRANCH, having offices at 1301 Avenue of the Americas, New York, New York 10019, as Administrative Agent and mortgagee (in such capacity, the 'Mortgagee') for the benefit of the Lenders (as defined in the Credit Agreement referred to below).

RECITALS

A.        The Owner is the sole owner of the whole (100%) of the vessel described on Exhibit A attached hereto and made a part hereof.

B.         Pursuant to the terms of the Credit Agreement dated as of March 9, 2004 (as the same may be amended or supplemented from time to time, the 'Credit Agreement' and which has been attached to this Mortgage as Exhibit C and forms an integral part hereof) and made by and among Global Industries, Ltd., a Louisiana corporation, and Global Offshore Mexico, S. de. R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (together, the 'Borrowers'), Credit Lyonnais New York Branch, as Administrative Agent, and the lenders identified in Exhibit B attached hereto and who hereafter may become a party thereto ('Lenders'), the Lenders agreed to make available to the Borrowers a credit facility in the maximum principal amount at any one time outstanding of One Hundred Fifty Million United States Dollars (US$150,000,000) (the 'Credit Facility') in the form of Advances and Letters of Credit (each as defined in the Credit Agreement).  The Credit Facility, and interest, fees and commissions thereon, are to be paid and repaid, as the case may be, as provided in the Credit Agreement and the Notes (as defined in the Credit Agreement).  The Credit Facility is evidenced by the Credit Agreement, the Notes and the other Credit Documents (as defined in the Credit Agreement).

C.        The Owner has executed a Guaranty of the Borrowers' obligations under the Credit Facility (the 'Guaranty').  It is required under the terms of the Credit Agreement that the Owner shall grant and execute this Mortgage as security for its obligations under the Guaranty and the Borrowers' obligations under the Credit Facility.

D.        Therefore, the Owner, in order to secure its obligations under the Guaranty and the Borrowers' obligations under the Credit Agreement and the Credit Documents, and the performance and observance of and compliance with all of the covenants, terms and conditions contained in this Mortgage, has duly authorized the execution and delivery of this Mortgage under and pursuant to the provisions of Chapter V Title IV of Book Second of the Code of Commerce of the Republic of Panama and other pertinent legislation, which is entered into by the Owner in consideration of the Lenders agreeing, at the request of the Owner and the Borrowers, to make the Credit Facility available to the Borrowers and as a condition thereto and for other good and valuable consideration provided by the Lenders (the sufficiency of which the Owner hereby acknowledges).

NOW, THEREFORE, the Owner and the Mortgagee agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01          In this Mortgage unless the context otherwise requires, the following expressions shall have the following meanings:

'Borrowers' has the meaning set forth in the Recitals hereof.

'Casualty Event' has the meaning set forth in the Credit Agreement.

'Commitment' has the meaning set forth in the Credit Agreement.

'Credit Agreement' has the meaning set forth in the Recitals hereof.

'Credit Documents' has the meaning set forth in the Credit Agreement.

'Credit Facility' has the meaning set forth in the Recitals hereof.

'Credit Facility Period' means the period commencing on the Effective Date and ending on the date upon which all amounts owing under the Credit Facility and all other amounts due to the Lenders pursuant to the Credit Agreement and the other Credit Documents have been repaid in full and the Credit Agreement has terminated.

'Effective Date' means the date of this Mortgage.

'Excepted Liens' has the meaning set forth in Section 6.01(b) hereof.

'Guaranty' has the meaning set forth in the Recitals hereof.

'Insurance Policies' has the meaning set forth in the Credit Agreement.

'Lenders' has the meaning set forth in the Recitals hereof.

'Lien' has the meaning set forth in the Credit Agreement.

'Loan Party' has the meaning set forth in the Credit Agreement.

'Material Partial Loss' has the meaning set forth in the Credit Agreement.

'Mortgage' has the meaning set forth in the first paragraph hereof.

'Mortgagee' has the meaning set forth in the first paragraph hereof.

'Notes' has the meaning set forth in the Credit Agreement.

'Owner' has the meaning set forth in the first paragraph hereof.

'Requisition Compensation' means all moneys or other compensation payable during the Credit Facility Period by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire.

'Secured Indebtedness' means all obligations and liabilities of the Owner under the Guaranty and of the Borrowers and the other Loan Parties (whether for principal, interest, fees, reimbursement obligations, expenses or any other charges whatsoever), now existing or hereafter incurred under, arising out of or in connection with, any Credit Document to which it is a party including, without limitation, in the case of the Owner, the Guaranty, the Credit Agreement and the Notes, and the due performance and compliance by the Owner, the Borrowers, and the other Loan Parties with the terms of each such Credit Document.

'Total Loss' has the meaning set forth in the Credit Agreement.

'United States Dollars' and 'US$' means the lawful currency of the United States of America.

'Vessel' means the Vessel described on Exhibit A hereto, and includes any share or interest therein, and its engines, generators, drilling machinery and equipment, masts, winches, anchors, chains, pumps and pumping equipment, furniture and fittings, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all additions, improvements and replacements hereafter made in or to said Vessel or any part thereof and all of their freight, hires and earnings.

Section 1.02          Except where otherwise expressly provided or unless the context otherwise requires, words and expressions defined in the Credit Agreement shall bear the same meanings when used but not otherwise defined in this Mortgage.

Section 1.03          In this Mortgage:

(a)                section headings are inserted for convenience only and shall not affect the construction of this Mortgage and, unless otherwise specified, all references to Sections are to sections of this Mortgage;

(b)               unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)                references to Persons include bodies corporate and unincorporated;

(d)               references to assets include property, rights and assets of every description;

(e)                references to any document are to be construed as references to such document as amended or supplemented from time to time; and

(f)                 references to any enactment include re-enactments, amendments and extensions thereof.

ARTICLE II

THE MORTGAGE

Section 2.01          Granting Clause.  In order to secure the payment of the Secured Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage and the other Credit Documents to which it is a party, the Owner has GRANTED, CONVEYED and MORTGAGED and does by these presents GRANT, CONVEY and MORTGAGE unto the Mortgagee for the benefit of the Lenders and their respective successors and assigns, the whole (100%) of the Vessel; TO HAVE AND TO HOLD the same unto the Mortgagee for the benefit of the Lenders and their respective successors and assigns forever, upon the terms herein set forth.

Section 2.02          Termination.  If (a) the Owner and the Borrowers or their respective successors and assigns shall pay or cause to be paid to the Mortgagee and the other Lenders and their respective successors or assigns the Secured Indebtedness in full as and when the same shall become due and payable in accordance with the terms of the Credit Agreement, the Notes, the Guaranty, this Mortgage and the other Credit Documents (other than the reimbursement and contingent indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted); (b) the Owner and the Borrowers or their respective successors and assigns shall observe and comply with the covenants, terms and conditions contained in the Credit Agreement, the Notes, the Guaranty, this Mortgage and the other Credit Documents expressed or implied to be performed, observed or complied with by or on the part of the Owner, the Borrowers and their respective successors and assigns, and (c) the Commitments have been terminated, then these presents and the rights hereunder shall cease, determine and be void and, in such event, the Mortgagee agrees by accepting this Mortgage to furnish, execute and record, at the expense of the Owner, all such documents as the Owner may reasonably require to discharge this Mortgage, otherwise to be and remain in full force and effect.

Section 2.03          Partial Release; No Waiver.  If the Vessel subject to this Mortgage is sold, transferred, conveyed or otherwise disposed, whether as permitted by Section 6.03 of the Credit Agreement or otherwise with the consent of the Lenders, the Vessel shall be released in writing by the Mortgagee from the lien of this Mortgage upon payment by the Owner to the Mortgagee of such amount as may be required by Section 6.03 of the Credit Agreement with respect to sales permitted by Section 6.03 of the Credit Agreement or otherwise as may be agreed by Mortgagee and the Lenders.  Notwithstanding anything to the contrary herein, it is not intended that any provision of this Mortgage shall waive the preferred status of this Mortgage and that if any provision or part thereof herein shall be construed as waiving the preferred status of this Mortgage then such provision shall to such extent be void and of no effect.

Section 2.04          Owner Liable.  The Owner shall remain liable to perform all the obligations assumed by it in relation to the Vessel; and until such time as the Mortgagee or any Lender shall become the owner thereof following foreclosure, neither the Mortgagee nor any other Lender shall be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Owner to perform its obligations in respect thereof.

Section 2.05          Recordation under the Requirements of Panamanian Law.  For the purpose of this Mortgage and its filing and recordation as required by the Article 1515 of the Panamanian Commercial Code, (i) the total amount of the Secured Indebtedness is $150,000,000.00 of principal (being the maximum amount that may be outstanding at any one time), plus interest, expenses and fees thereon plus the performance of mortgage covenants; (ii) the interest of the Owner (mortgagor) in the Vessel is 100% and the interest mortgaged to the Mortgagee is 100%; (iii) the respective addresses of the Owner (mortgagor) and Mortgagee are as set forth on the first page of this Mortgage; (iv) the Maturity Date is March 9, 2007, and (v) the discharge amount of the Mortgage is the same as the total amount, and upon receipt thereof, the Mortgagee shall release the Vessel from the lien of this Mortgage.  The Mortgagee expressly does not waive the preferred status of this Mortgage.

ARTICLE III

PAYMENT COVENANTS

Section 3.01          Payment Obligations.  The Owner hereby covenants with the Mortgagee and the other Lenders:

(a)                to pay and indemnify the Mortgagee and the other Lenders for all such reasonable expenses, claims, liabilities, losses, costs, duties, fees, charges, or other moneys as are stated in this Mortgage to be payable by the Owner to or recoverable from the Owner by the Mortgagee and the other Lenders (or in respect of which the Owner agrees in this Mortgage to indemnify the Mortgagee and the other Lenders) at the times and in the manner specified in this Mortgage;

(b)               to pay interest on any such reasonable expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Section 3.01(a) from the date on which the relevant expense, claim, liability, loss, cost, duty, fee, charge or other money is paid by the Mortgagee or any other Lender (both before and after any relevant judgment) at the rates specified in Section 2.06 of the Credit Agreement; and

(c)                to pay and perform its obligations which may be or become due or owing to the Mortgagee or any other Lender, as the case may be, under this Mortgage and the other Credit Documents to which the Owner is or is to be a party at the times and in the manner specified herein or therein.

ARTICLE IV

PRESERVATION OF SECURITY

Section 4.01          Owner's Covenants Concerning the Security.  It is declared and agreed that:

(a)                the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Indebtedness;

(b)               the security so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Credit Documents;

(c)                the Mortgagee shall not have to wait for any Lender to enforce any of the other Credit Documents, to the extent it may do so pursuant to the terms thereof, before enforcing the security created by this Mortgage;

(d)               no failure or delay on the part of the Mortgagee in exercising any right, power or privilege hereunder and no course of dealing between the Owner and the Mortgagee or any other Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Mortgagee or any other Lender would otherwise have.  No notice to or demand on the Owner in any case shall entitle the Owner to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Mortgagee or the Lenders to any other or further action in any circumstances without notice or demand; and

(e)                any waiver by the Mortgagee of any terms of this Mortgage or any consent given by the Mortgagee under this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

Section 4.02          Settlements; No Waiver.  Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee or the Lenders or any of them by the Borrowers, any Guarantor, or any other Person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

Section 4.03          Mortgagees Rights Not Affected.  The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Borrowers, any Loan Party, the Mortgagee, any Lender or any other Person:

(a)                any waiver granted to or composition with the Borrowers, any Loan Party, or any other Person; or

(b)               the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against any of the Borrowers, any Loan Party, or any other Person; or

(c)                any legal limitation, disability, incapacity or other circumstances relating to the Borrowers, any Loan Party, or any other Person; or

(d)               any amendment or supplement to the Credit Agreement, any of the other Credit Documents or any other document or security; or

(e)                the dissolution, liquidation, amalgamation, reconstruction or reorganization of any of the Borrowers, any Loan Party, or any other Person; or

(f)                 the unenforceability, invalidity or frustration of any obligations of any of the Borrowers, any Loan Party, or any other Person under the Credit Agreement, any of the other Credit Documents, or any other document or security.

Section 4.04          Moneys Received by Mortgagee.  Until the Secured Indebtedness has been unconditionally and irrevocably paid in full to the satisfaction of the Mortgagee and the Commitments have been terminated, any moneys received, recovered or realized under Article VII relating in whole or in part to the Secured Indebtedness shall be held in a cash collateral account as security for the Secured Indebtedness and applied to the Secured Indebtedness in accordance with Section 7.06 of the Credit Agreement.

ARTICLE V

COVENANTS

Section 5.01          Owner's Covenants Concerning the Vessel and Other Matters.  The Owner covenants with the Mortgagee and the other Lenders that throughout the Credit Facility Period the Owner will:

(a)                keep the Vessel documented in its name as a Panamanian vessel and will not cause or allow such documentation to be forfeited or imperiled;

(b)               place, and use due diligence to retain, a properly certified copy of this Mortgage on board the Vessel with her papers and cause such certified copy of this Mortgage to be exhibited to any and all Persons (and to any representative of the Mortgagee on demand) having business with the Vessel which might give rise to any Lien thereon other than the Lien of this Mortgage, Liens for wages of the crew (including the master of the Vessel), Liens for general average or salvage, Liens for wages of stevedores and other maritime Liens incurred in the ordinary course of business provided such other maritime liens are inferior to the Liens created by this Mortgage (all such Liens herein collectively called 'Excepted Liens'); and to place and keep prominently displayed in the chart room and in the master's cabin of the Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than 6 inches wide and 9 inches high reading as follows:

NOTICE OF MORTGAGE

This Vessel is covered by a First Preferred Ship Mortgage to Credit Lyonnais New York Branch, as Administrative Agent and Mortgagee for the benefit of the Lenders referred to in the said Mortgage pursuant to the provisions of Chapter V Title IV of Book Second of the Code of Commerce of the Republic of Panama and other pertinent legislation and pursuant also to the terms of the said Mortgage, a certified copy of which is preserved with the Vessel's papers.  Neither the Owner nor any charterer nor the master of this Vessel nor any other Person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage and other Excepted Liens (as that term is defined in said Mortgage); and

(c)                The Owner will, at its sole cost and expense and at no cost to the Mortgagee, cause this Mortgage to be duly filed with appropriate Registry of the Republic of Panama and subsequently duly recorded, and will otherwise comply with and satisfy all the applicable provisions of the Chapter V,  Title IV of Book Second of the Code of Commerce of the Republic of Panama and other pertinent legislation, in order to establish, record and maintain this Mortgage as a first preferred mortgage thereunder upon the Vessel, and will do all such other acts and execute all such instruments, deeds, conveyances, mortgages and assurances as the Mortgagee shall reasonably require in order to subject the Vessel to the lien of this Mortgage as aforesaid.

ARTICLE VI

PROTECTION OF SECURITY

Section 6.01          Mortgagees Rights.  The Mortgagee shall without prejudice to its other rights and powers under this Mortgage and the other Credit Documents be entitled (but not bound) at any time and as often as may be reasonably necessary to take any such action as it may in the reasonable exercise of its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage and the other Credit Documents (including, without limitation, such action as referred to in Section 6.02) and all reasonable expenses, liabilities, or losses (including, without limitation, reasonable legal fees) so incurred by the Mortgagee and the other Lenders in or about the protection or maintenance of the said security together with interest payable thereon according to Section 3.01(b) shall be repayable to it by the Owner on demand; provided that if no Event of Default exists, the Mortgagee shall give the Owner written notice prior to taking any such action.

Section 6.02          Failure to Insure or Repair.  Without prejudice to the generality of Section 6.01:

(a)                if the Owner does not comply in any material respect with any provision of Article V of this Mortgage and Section 5.02 of the Credit Agreement, the Mortgagee shall be entitled (but not bound) (i) to effect or to replace and renew and thereafter to maintain the Insurance Policies in such manner as the Mortgagee, in its discretion, may think fit and to require that all policies, contracts and other records relating to the Insurance Policies (including details of any correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate, and (ii) to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurance Policies or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as is reasonably necessary and to permit the brokers= through whom the collection or recovery is effected to charge the usual brokerage therefor, and

(b)               if the Owner does not comply in any material respect with any provision of Section 5.13 of the Credit Agreement, the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs to and/or surveys of the Vessel as it deems reasonably expedient or necessary.

ARTICLE VII

ENFORCEABILITY AND MORTGAGEES POWERS

Section 7.01          Events of Default.  During the continuance of any of the Events of Default specified in the Credit Agreement but without the necessity for any court order or declaration in any jurisdiction to the effect that an Event of Default has occurred, the security constituted by this Mortgage shall become immediately enforceable and the Mortgagee shall be entitled, as and when it may see fit, to put into force and exercise all or any of the powers possessed by it as mortgagee of  the Vessel or otherwise and in particular:

(a)                to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by applicable law;

(b)               to take possession of the Vessel or any of them whether actually or constructively and/or otherwise to take control of  the Vessel wherever located and cause the Owner or any other Person in possession of the Vessel forthwith upon demand to surrender the same to the Mortgagee without legal process and without liability of the Mortgagee for any losses or damages incurred thereby and without having to render accounts to the Owner in connection therewith;

(c)                to require that all policies, contracts, certificates of entry and other records relating to the Insurance Policies (including details of and correspondence concerning outstanding claims) be forthwith delivered to or to the order of the Mortgagee;

(d)               to collect, recover, compromise and give a good discharge for any and all moneys or claims for moneys then outstanding or thereafter arising under the Insurance Policies or any Requisition Compensation and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(e)                to take over or institute (if necessary using the name of the Owner) all such proceedings in connection with the Vessel, the Insurance Policies, or any Requisition Compensation as the Mortgagee thinks reasonably necessary and to discharge, compound, release or compromise claims against the Owner in respect of the Vessel which have given or may give rise to any charge or Lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

(f)                 following acceleration of the Credit Facility, to sell the Vessel or any share therein, upon advance notice of ten (10) consecutive days published in any newspaper authorized to publish legal notices of that kind in the hailing port and the places of sale of the Vessel and by sending notice of such sale at least fourteen (14) days prior to the date fixed for such sale to the Owner, free from any claim of or by the Owner of any nature whatsoever, and with or (subject to the rights of third parties under applicable law) without the benefit of any charter party or other contract for her employment, by public auction or private contract at such place and upon such commercially reasonable terms (including, without limitation, on terms such that payment of some or all of the purchase price be deferred) as the Mortgagee in its absolute discretion may determine with power to postpone any such sale, without being answerable for any loss occasioned by such sale or resulting from postponement thereof, and/or itself to purchase the Vessel at any such public auction and to set off the purchase price against all or any part of the Secured Indebtedness in the manner specified in Section 9.01 herein; provided, however that in the event the Vessel shall be offered for sale by private sale, no newspaper publication of notice shall be required, nor notice of adjournment of sale;

(g)                subject to the rights of any charter, to manage, insure, maintain and repair the Vessel and to charter, employ, sail or lay up the Vessel in such manner, upon such terms and for such period as the Mortgagee deems reasonably expedient; and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things reasonably incidental or conducive thereto and in particular to enter into such arrangements respecting the Vessel, and the insurance, management, maintenance, repair, classification, chartering and employment of the Vessel, in all respects as if the Mortgagee were the owner of the Vessel and without being responsible for any loss thereby incurred;

(h)                to recover from the Owner on demand any liabilities, losses and reasonable expenses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under Section 7.01(g);

(i)                  generally and in addition, but not in lieu of any of the above rights, to recover from the Owner on demand any liabilities, losses and reasonable expenses incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid; and

(j)                 generally, take any other action or exercise any other right permitted by applicable law.

Section 7.02          Sufficiency of Payments Received.  The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim, take any action or enforce any rights and benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

Section 7.03          Mortgagee, Lenders Not Liable.  Neither the Mortgagee, the Lenders, nor any of their agents, managers, officers, employees, delegates and advisers shall be liable for any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under this Mortgage in the absence of its, his, or her gross negligence or willful misconduct.

Section 7.04          No Mortgagee-in-Possession.  To the fullest extent permitted by law, the Mortgagee shall not by reason of the taking possession of the Vessel be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realization or for any default or omission for which a mortgagee-in-possession might be liable.

Section 7.05          Purchaser's Rights on Sale.  Upon any sale of the Vessel or any share therein by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagees power of sale has arisen in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

Section 7.06          Divestiture of Owner's Rights.  A sale of the Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Owner therein and thereto, and shall bar the Owner, its successors and assigns, and all Persons claiming by, through or under them.  No purchaser shall be bound to inquire whether notice has been given or whether any default has occurred, or as to the propriety of the sale, or as to application of the proceeds thereof.

ARTICLE VIII

APPLICATION OF MONEYS

Section 8.01          Recoveries; Application.  All moneys received by the Mortgagee, including, without limitation:

(a)                in respect of sale of the Vessel or any part thereof;

(b)               in respect of recovery under the Insurance Policies in respect of Casualty Events, Material Partial Losses and Total Losses not used to repair or replace the Vessel within the time required by the Credit Agreement,

(c)                in respect of Requisition Compensation,

shall be held and applied

FIRST: to the extent not already paid, to pay or make good all such reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon under Section 3.01(b)) as may have been paid or incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in Article VI and Section 7.01 (or any of them) arising out of or in connection with the Mortgagee=s duties as Mortgagee;

SECOND: to pay or furnish indemnity in the proper amounts against any commitments or encumbrances which, in the reasonable opinion of the Mortgagee, have or may have priority over this Mortgage;

THIRD: except to the extent Owner is entitled to retain such moneys under the provisions of the Credit Agreement, to pay the Secured Indebtedness and to provide cash collateralization for outstanding Letters of Credit in accordance with the terms of the Credit Agreement; and

FOURTH: the surplus (if any) shall be paid to the Owner or to whomsoever else may be entitled thereto.

ARTICLE IX

FURTHER ASSURANCES

Section 9.01          Perfection and Preservation of the Collateral.  The Owner shall execute and do all such assurances, acts and things as the Mortgagee may reasonably require for:

(a)                perfecting or protecting the security created (or intended to be created) by this Mortgage; or

(b)               preserving or protecting any of the rights of the Mortgagee and the other Lenders under this Mortgage; or

(c)                ensuring that the security constituted by this Mortgage and the covenants and obligations of the Owner under this Mortgage shall inure to the benefit of any transferee, successor or assignee of the Mortgagee as is referred to in Section 13.01; or

(d)               enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or

(e)                the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon demand by the Mortgagee and at the expense of the Owner.

ARTICLE X

POWER OF ATTORNEY

Section 10.01      Owner's Attorney.  The Owner, by way of security and in order to more fully secure the performance of the Owner's obligations under this Mortgage, hereby irrevocably appoints the Mortgagee as its attorney for the duration of the Credit Facility Period for the purposes of:

(a)                doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Owner itself could do, execute, sign or register in relation to the Vessel (including without limitation, transferring title to the Vessel to a third party), provided, however, that such power shall not be exercisable by or on behalf of the Mortgagee until this Mortgage shall have become immediately enforceable pursuant to Section 7.01;

(b)               executing, signing, perfecting, doing and (if required) registering every such further assurance document, act, or thing as is referred to in Article IX; and

(c)                during the continuance of any Event of Default, demanding, collecting, receiving, compromising, and suing for all freights, hires, earnings, issues, revenues and income of the Vessel.

Section 10.02      Third Parties.  The exercise of such power as is referred to in Section 10.01(a) by or on behalf of the Mortgagee shall not put any Person dealing with the Mortgagee upon any enquiry as to whether this Mortgage has become enforceable nor shall such Person be in any way affected by notice that this Mortgage has not become enforceable and, in relation to Sections 10.01(a), 10.01(b) and 10.01(c), the exercise by the Mortgagee of such power shall be conclusive evidence as against third parties of its right to exercise the same.

ARTICLE XI

EXPENSES AND INDEMNITIES

Section 11.01      Mortgage Preparation.  The Owner agrees to pay all reasonable out-of-pocket costs and expenses of the Mortgagee in connection with the negotiation, preparation, execution and delivery of this Mortgage and any amendment, waiver, release or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel and any valuation fees) and, after the occurrence and during the continuance of an Event of Default, each of the Mortgagee and the Lenders in connection with the enforcement of this Mortgage (including, without limitation, the actual reasonable fees and disbursements of counsel for the Mortgagee and the Lenders).

Section 11.02      Owner's Indemnity.  Without limiting the foregoing Section 11.01, the Owner hereby further indemnifies the Mortgagee, each other Lender, and their respective officers, directors, employees, representatives and agents from and holds harmless and agrees to defend each of them against any and all losses, liabilities, obligations, claims, damages, or reasonable expenses incurred by any of them, as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Mortgagee is a party thereto) related to the entering into and/or performance of this Mortgage hereunder or the consummation of any transactions contemplated hereby, whether initiated by the Owner or any other Person, including without limitation, the actual reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (b) any personal injury to or death of or any loss or damage to property of any Person or (c) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of the Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, the generation, storage, transportation or disposal of Hazardous Materials at the Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, the non-compliance of the Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates with federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to the Vessel, or any such facility or location, or any violation or alleged violation of any Environmental Laws asserted against the Owner, any of its Affiliates, or the Vessel, or any facility or location at any time owned or operated by the Owner or any of its Affiliates, including, in each case, without limitation, the actual reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding.  To the extent that the undertaking to indemnify, pay or hold harmless and defend the Mortgagee set forth in this Section 11.02 may be unenforceable because it is violative of any law or public policy, the Owner shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Such obligation to indemnify, hold harmless and defend the Mortgagee and other Persons set out above shall apply irrespective of the negligence or strict liability of the Mortgagee or any other indemnified person, unless such loss or injury arises directly out of the gross negligence or willful misconduct of Mortgagee or such other indemnified person.

Section 11.03      Payment Currency.  If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Owner or the liquidation of the Owner or for any other reason, any payment under or in connection with this Mortgage is made in a currency (the 'Payment Currency') other than the currency in which such payment is due under or in connection with this Mortgage (the 'Contractual Currency'), then to the extent that the amount of such payment actually received by the Mortgagee, when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Owner, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall.  For the purposes of this Section 11.03, 'rate of exchange' means the rate at which the Mortgagee is able on the date of such payment (or, if it is not practicable for the Mortgagee to purchase the contractual currency with the Payment Currency on the date of such payment, at the rate of exchange as soon afterwards as is practicable for the Mortgagee to do so) to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

Section 11.04      Duties; Taxes.  The Owner shall at its own cost, pay promptly all stamp, documentary and other like duties and taxes to which the Credit Agreement and the other Credit Documents (or any of them) may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Owner to pay any such duties or taxes.

ARTICLE XII

COMMUNICATIONS

Section 12.01      Notices.  All notices required to be given to the Mortgagee shall be made to the following address:

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York 10019

Attention: __________________

Telecopier:  _________________

Telephone:  _________________

All other notices shall be made to the addresses given in 10.02 of the Credit Agreement.

ARTICLE XIII

ASSIGNMENTS

Section 13.01      Assignees.  This Mortgage shall be binding upon and shall inure to the benefit of the Owner, the Mortgagee and the Lenders and their respective transferees, successors and permitted assigns, and references in this Mortgage to any of them shall be construed accordingly.

Section 13.02      No Assignment by Owner.  Except as permitted by the Credit Agreement, the Owner may not assign or transfer the Vessel or its rights and/or obligations under this Mortgage.

ARTICLE XIV

WAIVER; AMENDMENT

Section 14.01      No Waiver.  None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Owner and the Mortgagee (with the consent of either the Majority Lenders or, to the extent required by Section 9.01 of the Credit Agreement, all of the Lenders).  No amendment to the Credit Agreement or any other Credit Document which affects the rights and obligations of the Mortgagee hereunder shall be effective without the consent of the Mortgagee thereto.

ARTICLE XV

MISCELLANEOUS

Section 15.01      Governing Law.  This Mortgage shall be governed by the laws of the Republic of  Panama.

Section 15.02      No Invalidity, Etc.  If at any time any one or more of the provisions in this Mortgage is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be in any way affected or impaired thereby.

Section 15.03      Delegation of Powers.  The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any Person or Persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Vessel.  Any such delegation may be made upon such terms and subject to such regulations as the Mortgagee may think fit.  The Mortgagee shall not be in any way liable or responsible to the Owner for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate (other than gross negligence or willful misconduct); provided such delegation has been made in good faith.

Section 15.04      Certificates Conclusive.  A certification or determination by the Mortgagee as to any matter provided in this Mortgage shall, in the absence of manifest error, be conclusive and binding on the Owner.

Section 15.05      Counterparts.  This instrument may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original.

Section 15.06       Special Power of Attorney.  The Owner and Mortgagee each hereby confer a special power of attorney on Patton, Moreno & Asvat lawyers of Panama, Republic of Panama and/or any partner in that firm authorizing that firm or any partner in that firm to take all necessary steps to record this Mortgage in the appropriate Registry of the Republic of Panama and from time to time details of the indebtedness secured by this Mortgage.

ARTICLE XVI

JURISDICTION

Section 16.01      New York.  Any legal action or proceeding with respect to this Mortgage may be brought in the courts of the United States or State of New York sitting in New York and the Owner hereby accepts for itself and its property, generally and unconditionally, the non-exclusive jurisdiction of such court.  The Owner further irrevocably consents to the service of process out of such court in any such action or proceeding in the manner provided for in the Credit Agreement.  Nothing herein shall affect the right of the Mortgagee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Owner in any other jurisdiction.

Section 16.02      Power to Seize Vessel or Take Action.  Without prejudice to the generality of Section 16.01, the Mortgagee shall have the right to arrest and take action against the Vessel or the Owner at whatever place the Vessel or the Owner shall be found and for the purpose of any action which the Mortgagee may bring before the courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against the Vessel, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the master of the Vessel (or upon anyone acting as the master) and such service shall be deemed good service on the Owner for all purposes.

[remainder of page intentionally blank]

IN WITNESS whereof the Owner has caused this Mortgage to be executed the day and year first before written.

                                                                        GLOBAL INTERNATIONAL VESSELS LTD.

                                                                        By:

                                                                        Name: ______________________________

                                                                        Title: _______________________________

ACKNOWLEDGMENT OF MORTGAGE

STATE OF TEXAS                            §

                                                            §

COUNTY OF HARRIS                     §

On this ____ day of March, 2004 before me personally appeared ________________ to me known who being by me duly sworn did depose and say that he is the ___________________ of Global International Vessels Ltd., the company described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted to him by said company; and that said instrument is the act and deed of the company.

And the said ________________ did further produce to me sufficient proof that he is the ______________ of said company and that he was duly authorized by the said company to execute the foregoing mortgage, and I the notary hereby certify that the signature of the said _______________ on the foregoing mortgage is authentic.

Notary Public

ACCEPTANCE OF MORTGAGE

CREDIT LYONNAIS NEW YORK BRANCH, a banking institution incorporated in accordance with the laws of France and as Administrative Agent for the Lenders ('Mortgagee), DOES HEREBY ACCEPT the annexed First Preferred Ship Mortgage executed in its favor by the Owner as referred to therein covering the Vessel as defined therein and DOES HEREBY ACCEPT the said Mortgage in all respect and agrees to all terms and conditions of the said Mortgage.

IN WITNESS whereof the Mortgagee has caused this Acceptance of Mortgage to be executed this _____ day of March, 2004.

SIGNED AND DELIVERED by

The duly authorized signatory of Credit Lyonnais New York Branch

In the presence of

ACKNOWLEDGEMENT OF ACCEPTANCE

STATE OF NEW YORK                   §

                                                            §

COUNTY OF NEW YORK               §

            On this _____ day of March, 2004, before me personally appeared Philippe Soustra, to me known who being by me duly sworn did depose and say that he is the Executive Vice President of Credit Lyonnais New York Branch, the company described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted to him by said company; and that said instrument is the act and deed of the company.

            And the said Philippe Soustra did further produce to me sufficient proof that he is the Executive Vice President of said company and that he was duly authorized by the said company to execute the foregoing acceptance of mortgage, and I, the notary hereby certify that the signature of the said Philippe Soustra on the foregoing acceptance of mortgage is authentic.

                                                                        ________________________________________

                                                                                                Notary Public

EXHIBIT A

Vessel Name	Owner	Flag	Patente No.	Radio Call Letters
Ocean Winsertor	Global International Vessels Ltd.	Panama	28401-02	HO-2223

EXHIBIT B

List of Lenders

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York  10019

EXHIBIT C

Credit Agreement

See Attached

Vanuatu

EXHIBIT D

first preferred FLEET mortgage

GLOBAL INDUSTRIES, LTD.
and

CREDIT LYONNAIS NEW YORK BRANCH
as Administrative Agent

For the Lenders

Named Herein

Dated March ___, 2004

 TABLE OF CONTENTS

index

Section                   Matter                                                                                                            Page

FIRST PREFERRED FLEET MORTGAGE

        This FIRST PREFERRED FLEET MORTGAGE (this 'Mortgage') dated as of March ___, 2004 is by [OWNER], a _________________________ having its principal offices at [8000 Global Drive, Carlyss, Louisiana 70665] (the 'Owner'), in favor of CREDIT LYONNAIS NEW YORK BRANCH, having offices at 1301 Avenue of the Americas, New York, New York 10019, as Administrative Agent and mortgagee (in such capacity, the 'Mortgagee') for the benefit of the Lenders (as defined in the Credit Agreement referred to below).

RECITALS

        A.        The Owner is the sole owner of the whole (100%) of the vessels described on Exhibit A attached hereto and made a part hereof.

        B.         Pursuant to the terms of the Credit Agreement dated as of March __, 2004 (as the same may be amended or supplemented from time to time, the 'Credit Agreement') and made by and among [Owner] [Global Industries, Ltd., a Louisiana corporation], and Global Offshore Mexico, S. de. R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (together, the 'Borrowers'), Credit Lyonnais New York Branch, as Administrative Agent, and the lenders identified in Exhibit B attached hereto and who hereafter may become a party thereto ('Lenders'), the Lenders agreed to make available to the Borrowers a credit facility in the maximum principal amount at any one time outstanding of One Hundred Fifty Million United States Dollars (US$150,000,000) (the 'Credit Facility') in the form of Advances and Letters of Credit (each as defined in the Credit Agreement).  The Credit Facility, and interest, fees and commissions thereon, are to be paid and repaid, as the case may be, as provided in the Credit Agreement and the Notes (as defined in the Credit Agreement).  The Credit Facility is evidenced by the Credit Agreement, the Notes and the other Credit Documents (as defined in the Credit Agreement).

        C.        [The Owner has executed a Guaranty of the Borrowers' obligations under the Credit Facility (the 'Guaranty')].  It is required under the terms of the Credit Agreement that the Owner shall grant and execute this Mortgage as security for [its] [the Borrowers'] obligations under the Credit Facility.

        D.        Therefore, the Owner, in order to secure its obligations under [the Guaranty and the Borrowers' obligations under] the Credit Agreement and the Credit Documents, and the performance and observance of and compliance with all of the covenants, terms and conditions contained in this Mortgage, has duly authorized the execution and delivery of this Mortgage under and pursuant to the Maritime Act of Vanuatu [CAP 131], as amended (the 'Maritime Act  of Vanuatu'), which is entered into by the Owner in consideration of the Lenders agreeing, at the request of the [Owner and the] Borrowers, to make the Credit Facility available to the Borrowers and as a condition thereto and for other good and valuable consideration provided by the Lenders (the sufficiency of which the Owner hereby acknowledges).

        NOW, THEREFORE, the Owner and the Mortgagee agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

        Section 1.01          In this Mortgage unless the context otherwise requires, the following expressions shall have the following meanings:

        'Borrowers' has the meaning set forth in the Recitals hereof.

        'Casualty Event' has the meaning set forth in the Credit Agreement.

        'Commitment' has the meaning set forth in the Credit Agreement.

        'Credit Agreement' has the meaning set forth in the Recitals hereof.

        'Credit Documents' has the meaning set forth in the Credit Agreement.

        'Credit Facility' has the meaning set forth in the Recitals hereof.

        'Credit Facility Period' means the period commencing on the Effective Date and ending on the date upon which all amounts owing under the Credit Facility and all other amounts due to the Lenders pursuant to the Credit Agreement and the other Credit Documents have been repaid in full and the Credit Agreement has terminated.

        'Effective Date' means the date of this Mortgage.

        'Excepted Liens' has the meaning set forth in Section 6.01(b) hereof.

        ['Guaranty' has the meaning set forth in the Recitals hereof.]

        'Insurance Policies' has the meaning set forth in the Credit Agreement.

        'Lenders' has the meaning set forth in the Recitals hereof.

        'Lien' has the meaning set forth in the Credit Agreement.

        'Loan Party' has the meaning set forth in the Credit Agreement.

        'Maritime Act of Vanuatu' has the meaning set forth in the Credit Agreement.

        'Material Partial Loss' has the meaning set forth in the Credit Agreement.

        'Mortgage' has the meaning set forth in the first paragraph hereof.

        'Mortgagee' has the meaning set forth in the first paragraph hereof.

        'Notes' has the meaning set forth in the Credit Agreement.

        'Owner' has the meaning set forth in the first paragraph hereof.

        'Requisition Compensation' means all moneys or other compensation payable during the Credit Facility Period by reason of requisition for title or other compulsory acquisition of any Vessel otherwise than by requisition for hire.

        'Secured Indebtedness' means all obligations and liabilities of the Owner under the Guaranty and of the Borrowers and the other Loan Parties (whether for principal, interest, fees, reimbursement obligations, expenses or any other charges whatsoever), now existing or hereafter incurred under, arising out of or in connection with, any Credit Document to which it is a party including, without limitation, in the case of the Owner, [the Guaranty,] the Credit Agreement and the Notes, and the due performance and compliance by [the Owner,] the Borrowers, and the other Loan Parties with the terms of each such Credit Document.

        'Total Loss' has the meaning set forth in the Credit Agreement.

        'United States Dollars' and 'US$' means the lawful currency of the United States of America.

        'Vessels' means the Vessels described on Exhibit A hereto, and includes any share or interest therein, and each of their engines, generators, drilling machinery and equipment, masts, winches, anchors, chains, pumps and pumping equipment, furniture and fittings, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all additions, improvements and replacements hereafter made in or to said Vessels or any part thereof and all of their freight, hires and earnings.

        Section 1.02          Except where otherwise expressly provided or unless the context otherwise requires, words and expressions defined in the Credit Agreement shall bear the same meanings when used but not otherwise defined in this Mortgage.

        Section 1.03          In this Mortgage:

        (a)                section headings are inserted for convenience only and shall not affect the construction of this Mortgage and, unless otherwise specified, all references to Sections are to sections of this Mortgage;

        (b)               unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

        (c)                references to Persons include bodies corporate and unincorporated;

        (d)               references to assets include property, rights and assets of every description;

        (e)                references to any document are to be construed as references to such document as amended or supplemented from time to time; and

        (f)                 references to any enactment include re-enactments, amendments and extensions thereof.

ARTICLE II

THE MORTGAGE

        Section 2.01          Granting Clause.  In order to secure the payment of the Secured Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage and the other Credit Documents to which it is a party, the Owner has GRANTED, CONVEYED and MORTGAGED and does by these presents GRANT, CONVEY and MORTGAGE unto the Mortgagee for the benefit of the Lenders and their respective successors and assigns, the whole (100%) of each Vessel; TO HAVE AND TO HOLD the same unto the Mortgagee for the benefit of the Lenders and their respective successors and assigns forever, upon the terms herein set forth.

        Section 2.02          Termination.  If (a) the Owner and the Borrowers or their respective successors and assigns shall pay or cause to be paid to the Mortgagee and the other Lenders and their respective successors or assigns the Secured Indebtedness in full as and when the same shall become due and payable in accordance with the terms of the Credit Agreement, the Notes, the Guaranty, this Mortgage and the other Credit Documents (other than the reimbursement and contingent indemnification obligations to the extent no unsatisfied claim with respect thereto has been asserted); (b) the Owner and the Borrowers or their respective successors and assigns shall observe and comply with the covenants, terms and conditions contained in the Credit Agreement, the Notes, the Guaranty, this Mortgage and the other Credit Documents expressed or implied to be performed, observed or complied with by or on the part of the Owner, the Borrowers and their respective successors and assigns, and (c) the Commitments have been terminated, then these presents and the rights hereunder shall cease, determine and be void and, in such event, the Mortgagee agrees by accepting this Mortgage to furnish, execute and record, at the expense of the Owner, all such documents as the Owner may reasonably require to discharge this Mortgage, otherwise to be and remain in full force and effect.

        Section 2.03          Partial Release; No Waiver.  If any Vessel subject to this Mortgage is sold, transferred, conveyed or otherwise disposed, whether as permitted by Section 6.03 of the Credit Agreement or otherwise with the consent of the Lenders, such Vessel shall be released in writing by the Mortgagee from the lien of this Mortgage upon payment by the Owner to the Mortgagee of such amount as may be required by Section 6.03 of the Credit Agreement with respect to sales permitted by Section 6.03 of the Credit Agreement or otherwise as may be agreed by Mortgagee and the Lenders, and such release shall not affect the Mortgagees lien on the remaining Vessels, if any.  Notwithstanding anything to the contrary herein, it is not intended that any provision of this Mortgage shall waive the preferred status of this Mortgage and that if any provision or part thereof herein shall be construed as waiving the preferred status of this Mortgage then such provision shall to such extent be void and of no effect.

        Section 2.04          Owner Liable.  The Owner shall remain liable to perform all the obligations assumed by it in relation to each Vessel; and until such time as the Mortgagee or any Lender shall become the owner thereof following foreclosure, neither the Mortgagee nor any other Lender shall be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Owner to perform its obligations in respect thereof.

        Section 2.05          Recordation under the Maritime Act of Vanuatu.  For the purpose of this Mortgage and its filing and recordation as required by the Maritime Act of Vanuatu, (i) the total amount of the Secured Indebtedness is $150,000,000.00 of principal (being the maximum amount that may be outstanding at any one time), plus interest, expenses and fees thereon plus the performance of mortgage covenants; (ii) the interest of the Owner (mortgagor) in the Vessels is 100% and the interest mortgaged to the Mortgagee is 100%; (iii) the respective addresses of the Owner (mortgagor) and Mortgagee are as set forth on the first page of this Mortgage; (iv) the Maturity Date is March __, 2007, and (v) subject to the partial release provisions in Section 2.03 above, the discharge amount of the Mortgage is the same as the total amount, and upon receipt thereof, the Mortgagee shall release the Vessels from the lien of this Mortgage.  The Mortgagee expressly does not waive the preferred status of this Mortgage.

ARTICLE III

PAYMENT COVENANTS

        Section 3.01          Payment Obligations.  The Owner hereby covenants with the Mortgagee and the other Lenders:

        (a)                to pay and indemnify the Mortgagee and the other Lenders for all such reasonable expenses, claims, liabilities, losses, costs, duties, fees, charges, or other moneys as are stated in this Mortgage to be payable by the Owner to or recoverable from the Owner by the Mortgagee and the other Lenders (or in respect of which the Owner agrees in this Mortgage to indemnify the Mortgagee and the other Lenders) at the times and in the manner specified in this Mortgage;

        b)               to pay interest on any such reasonable expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Section 3.01(a) from the date on which the relevant expense, claim, liability, loss, cost, duty, fee, charge or other money is paid by the Mortgagee or any other Lender (both before and after any relevant judgment) at the rates specified in Section 2.06 of the Credit Agreement; and

        (c)                to pay and perform its obligations which may be or become due or owing to the Mortgagee or any other Lender, as the case may be, under this Mortgage and the other Credit Documents to which the Owner is or is to be a party at the times and in the manner specified herein or therein.

ARTICLE IV

PRESERVATION OF SECURITY

        Section 4.01          Owner's Covenants Concerning the Security.  It is declared and agreed that:

        (a)                the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Secured Indebtedness and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Indebtedness;

        (b)               the security so created shall be in addition to and shall not in any way be prejudiced or affected by any of the other Credit Documents;

        (c)                the Mortgagee shall not have to wait for any Lender to enforce any of the other Credit Documents, to the extent it may do so pursuant to the terms thereof, before enforcing the security created by this Mortgage;

        (d)               no failure or delay on the part of the Mortgagee in exercising any right, power or privilege hereunder and no course of dealing between the Owner and the Mortgagee or any other Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Mortgagee or any other Lender would otherwise have.  No notice to or demand on the Owner in any case shall entitle the Owner to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Mortgagee or the Lenders to any other or further action in any circumstances without notice or demand; and

        (e)                any waiver by the Mortgagee of any terms of this Mortgage or any consent given by the Mortgagee under this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

        Section 4.02          Settlements; No Waiver.  Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee or the Lenders or any of them by the Borrowers, any Guarantor, or any other Person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

        Section 4.03          Mortgagees Rights Not Affected.  The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Borrowers, any Loan Party, the Mortgagee, any Lender or any other Person:

        (a)                any waiver granted to or composition with the Borrowers, any Loan Party, or any other Person; or

        (b)               the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against any of the Borrowers, any Loan Party, or any other Person; or

        (c)                any legal limitation, disability, incapacity or other circumstances relating to the Borrowers, any Loan Party, or any other Person; or

        (d)               any amendment or supplement to the Credit Agreement, any of the other Credit Documents or any other document or security; or

        (e)                the dissolution, liquidation, amalgamation, reconstruction or reorganization of any of the Borrowers, any Loan Party, or any other Person; or

        (f)                 the unenforceability, invalidity or frustration of any obligations of any of the Borrowers, any Loan Party, or any other Person under the Credit Agreement, any of the other Credit Documents, or any other document or security.

        Section 4.04          Moneys Received by Mortgagee.  Until the Secured Indebtedness has been unconditionally and irrevocably paid in full to the satisfaction of the Mortgagee and the Commitments have been terminated, any moneys received, recovered or realized under Article VII relating in whole or in part to the Secured Indebtedness shall be held in a cash collateral account as security for the Secured Indebtedness and applied to the Secured Indebtedness in accordance with Section 7.06 of the Credit Agreement.

ARTICLE V

COVENANTS

        Section 5.01          Owner's Covenants Concerning the Vessels and Other Matters.  The Owner covenants with the Mortgagee and the other Lenders that throughout the Credit Facility Period the Owner will:

        (a)                keep each Vessel documented in its name as a Vanuatu vessel and will not cause or allow such documentation to be forfeited or imperiled;

        (b)               place, and use due diligence to retain, a properly certified copy of this Mortgage on board each Vessel with her papers and cause such certified copy of this Mortgage to be exhibited to any and all Persons (and to any representative of the Mortgagee on demand) having business with such Vessel which might give rise to any Lien thereon other than the Lien of this Mortgage, Liens for wages of the crew (including the master of the Vessel), Liens for general average or salvage, Liens for wages of stevedores when employed directly by a person listed in SS 59(2) of the Maritime Act of Vanuatu, and other maritime Liens incurred in the ordinary course of business provided such other maritime liens are inferior to the Liens created by this Mortgage (all such Liens herein collectively called 'Excepted Liens'); and to place and keep prominently displayed in the chart room and in the master's cabin of each Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than 6 inches wide and 9 inches high reading as follows:

NOTICE OF MORTGAGE

This Vessel is covered by a First Preferred Fleet Mortgage to Credit Lyonnais New York Branch, as Administrative Agent and Mortgagee for the benefit of the Lenders referred to in the said Mortgage under authority of the Maritime Act of Vanuatu [CAP 131], as amended.  Under the terms of the said Mortgage neither the Owner nor any charterer nor the master of this Vessel nor any other Person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage and other Excepted Liens (as that term is defined in said Mortgage); and

        (c)                The Owner will, at its sole cost and expense and at no cost to the Mortgagee, cause this Mortgage to be duly filed with the Office of the Commissioner or Deputy Commissioner of Maritime Affairs of the Republic of Vanuatu in accordance with the provisions of the Maritime Act of Vanuatu, and subsequently duly recorded, and will otherwise comply with and satisfy all the applicable provisions of the Maritime Act of Vanuatu, as amended, in order to establish, record and maintain this Mortgage as a first preferred mortgage thereunder upon each Vessel, and will do all such other acts and execute all such instruments, deeds, conveyances, mortgages and assurances as the Mortgagee shall reasonably require in order to subject each Vessel to the lien of this Mortgage as aforesaid.

ARTICLE VI

PROTECTION OF SECURITY

        Section 6.01          Mortgagees Rights.  The Mortgagee shall without prejudice to its other rights and powers under this Mortgage and the other Credit Documents be entitled (but not bound) at any time and as often as may be reasonably necessary to take any such action as it may in the reasonable exercise of its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage and the other Credit Documents (including, without limitation, such action as referred to in Section 6.02) and all reasonable expenses, liabilities, or losses (including, without limitation, reasonable legal fees) so incurred by the Mortgagee and the other Lenders in or about the protection or maintenance of the said security together with interest payable thereon according to Section 3.01(b) shall be repayable to it by the Owner on demand; provided that if no Event of Default exists, the Mortgagee shall give the Owner written notice prior to taking any such action.

        Section 6.02          Failure to Insure or Repair.  Without prejudice to the generality of Section 6.01:

        (a)                if the Owner does not comply in any material respect with any provision of Article V of this Mortgage and Section 5.02 of the Credit Agreement, the Mortgagee shall be entitled (but not bound) (i) to effect or to replace and renew and thereafter to maintain the Insurance Policies in such manner as the Mortgagee, in its discretion, may think fit and to require that all policies, contracts and other records relating to the Insurance Policies (including details of any correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate, and (ii) to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurance Policies or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as is reasonably necessary and to permit the brokers= through whom the collection or recovery is effected to charge the usual brokerage therefor, and

        (b)               if the Owner does not comply in any material respect with any provision of Section 5.13 of the Credit Agreement, the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs to and/or surveys of such Vessel as it deems reasonably expedient or necessary.

ARTICLE VII

ENFORCEABILITY AND MORTGAGEES POWERS

        Section 7.01          Events of Default.  During the continuance of any of the Events of Default specified in the Credit Agreement but without the necessity for any court order or declaration in any jurisdiction to the effect that an Event of Default has occurred, the security constituted by this Mortgage shall become immediately enforceable and the Mortgagee shall be entitled, as and when it may see fit, to put into force and exercise all or any of the powers possessed by it as mortgagee of each Vessel or otherwise and in particular:

        (a)                to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by applicable law including the provisions of the Maritime Act of Vanuatu or any other applicable law including the laws of any other applicable jurisdiction;

        (b)               to take possession of each Vessel or any of them whether actually or constructively and/or otherwise to take control of such Vessel wherever located and cause the Owner or any other Person in possession of such Vessel forthwith upon demand to surrender the same to the Mortgagee without legal process and without liability of the Mortgagee for any losses or damages incurred thereby and without having to render accounts to the Owner in connection therewith;

        (c)                to require that all policies, contracts, certificates of entry and other records relating to the Insurance Policies (including details of and correspondence concerning outstanding claims) be forthwith delivered to or to the order of the Mortgagee;

        (d)               to collect, recover, compromise and give a good discharge for any and all moneys or claims for moneys then outstanding or thereafter arising under the Insurance Policies or any Requisition Compensation and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

        (e)                to take over or institute (if necessary using the name of the Owner) all such proceedings in connection with any Vessel, the Insurance Policies, or any Requisition Compensation as the Mortgagee thinks reasonably necessary and to discharge, compound, release or compromise claims against the Owner in respect of any Vessel which have given or may give rise to any charge or Lien on such Vessel or which are or may be enforceable by proceedings against such Vessel;

        (f)                 following acceleration of the Credit Facility, to sell any Vessel or any share therein, upon advance notice of ten (10) consecutive days published in any newspaper authorized to publish legal notices of that kind in the hailing port and the places of sale of the Vessels and by sending notice of such sale at least fourteen (14) days prior to the date fixed for such sale to the Owner, free from any claim of or by the Owner of any nature whatsoever, and with or (subject to the rights of third parties under applicable law) without the benefit of any charter party or other contract for her employment, by public auction or private contract at such place and upon such commercially reasonable terms (including, without limitation, on terms such that payment of some or all of the purchase price be deferred) as the Mortgagee in its absolute discretion may determine with power to postpone any such sale, without being answerable for any loss occasioned by such sale or resulting from postponement thereof, and/or itself to purchase such Vessel at any such public auction and to set off the purchase price against all or any part of the Secured Indebtedness in the manner specified in Section 9.01 herein; provided, however that in the event any such Vessel shall be offered for sale by private sale, no newspaper publication of notice shall be required, nor notice of adjournment of sale;

        (g)                subject to the rights of any charter, to manage, insure, maintain and repair any Vessel and to charter, employ, sail or lay up any Vessel in such manner, upon such terms and for such period as the Mortgagee deems reasonably expedient; and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things reasonably incidental or conducive thereto and in particular to enter into such arrangements respecting such Vessel, and the insurance, management, maintenance, repair, classification, chartering and employment of such Vessel, in all respects as if the Mortgagee were the owner of such Vessel and without being responsible for any loss thereby incurred;

        (h)                to recover from the Owner on demand any liabilities, losses and reasonable expenses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under Section 7.01(g);

        (i)                  generally and in addition, but not in lieu of any of the above rights, to recover from the Owner on demand any liabilities, losses and reasonable expenses incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid; and

        (j)                 generally, take any other action or exercise any other right permitted by applicable law.

        Section 7.02          Sufficiency of Payments Received.  The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim, take any action or enforce any rights and benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

        Section 7.03          Mortgagee, Lenders Not Liable.  Neither the Mortgagee, the Lenders, nor any of their agents, managers, officers, employees, delegates and advisers shall be liable for any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under this Mortgage in the absence of its, his, or her gross negligence or willful misconduct.

        Section 7.04          No Mortgagee-in-Possession.  To the fullest extent permitted by law, the Mortgagee shall not by reason of the taking possession of any Vessel be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realization or for any default or omission for which a mortgagee-in-possession might be liable.

        Section 7.05          Purchaser's Rights on Sale.  Upon any sale of any Vessel or any share therein by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagees power of sale has arisen in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

        Section 7.06          Divestiture of Owner's Rights.  A sale of any Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Owner therein and thereto, and shall bar the Owner, its successors and assigns, and all Persons claiming by, through or under them.  No purchaser shall be bound to inquire whether notice has been given or whether any default has occurred, or as to the propriety of the sale, or as to application of the proceeds thereof.

ARTICLE VIII

APPLICATION OF MONEYS

        Section 8.01          Recoveries; Application.  All moneys received by the Mortgagee, including, without limitation:

        (a)                in respect of sale of any Vessel or any part thereof;

        (b)               in respect of recovery under the Insurance Policies in respect of Casualty Events, Material Partial     Losses and Total Losses not used to repair or replace the Vessel within the time required by the Credit Agreement,

        (c)                in respect of Requisition Compensation,

        shall be held and applied

FIRST: to the extent not already paid, to pay or make good all such reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon under Section 3.01(b)) as may have been paid or incurred by the Mortgagee in or about or incidental to the exercise by the Mortgagee of the powers specified or otherwise referred to in Article VI and Section 7.01 (or any of them) arising out of or in connection with the Mortgagee=s duties as Mortgagee;

SECOND: to pay or furnish indemnity in the proper amounts against any commitments or encumbrances which, in the reasonable opinion of the Mortgagee, have or may have priority over this Mortgage;

THIRD: except to the extent Owner is entitled to retain such moneys under the provisions of the Credit Agreement, to pay the Secured Indebtedness and to provide cash collateralization for outstanding Letters of Credit in accordance with the terms of the Credit Agreement; and

FOURTH: the surplus (if any) shall be paid to the Owner or to whomsoever else may be entitled thereto.

ARTICLE IX

FURTHER ASSURANCES

        Section 9.01          Perfection and Preservation of the Collateral.  The Owner shall execute and do all such assurances, acts and things as the Mortgagee may reasonably require for:

        (a)                perfecting or protecting the security created (or intended to be created) by this Mortgage; or

        (b)               preserving or protecting any of the rights of the Mortgagee and the other Lenders under this Mortgage; or

        (c)                ensuring that the security constituted by this Mortgage and the covenants and obligations of the Owner under this Mortgage shall inure to the benefit of any transferee, successor or assignee of the Mortgagee as is referred to in Section 13.01; or

        (d)               enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or

        (e)                the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage,

in any such case, forthwith upon demand by the Mortgagee and at the expense of the Owner.

ARTICLE X

POWER OF ATTORNEY

        Section 10.01      Owner's Attorney.  The Owner, by way of security and in order to more fully secure the performance of the Owner's obligations under this Mortgage, hereby irrevocably appoints the Mortgagee as its attorney for the duration of the Credit Facility Period for the purposes of:

        (a)                doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Owner itself could do, execute, sign or register in relation to any Vessel (including without limitation, transferring title to such Vessel to a third party), provided, however, that such power shall not be exercisable by or on behalf of the Mortgagee until this Mortgage shall have become immediately enforceable pursuant to Section 7.01;

        (b)               executing, signing, perfecting, doing and (if required) registering every such further assurance document, act, or thing as is referred to in Article IX; and

        (c)                during the continuance of any Event of Default, demanding, collecting, receiving, compromising, and suing for all freights, hires, earnings, issues, revenues and income of any Vessel.

        Section 10.02      Third Parties.  The exercise of such power as is referred to in Section 10.01(a) by or on behalf of the Mortgagee shall not put any Person dealing with the Mortgagee upon any enquiry as to whether this Mortgage has become enforceable nor shall such Person be in any way affected by notice that this Mortgage has not become enforceable and, in relation to Sections 10.01(a), 10.01(b) and 10.01(c), the exercise by the Mortgagee of such power shall be conclusive evidence as against third parties of its right to exercise the same.

ARTICLE XI

EXPENSES AND INDEMNITIES

        Section 11.01      Mortgage Preparation.  The Owner agrees to pay all reasonable out-of-pocket costs and expenses of the Mortgagee in connection with the negotiation, preparation, execution and delivery of this Mortgage and any amendment, waiver, release or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel and any valuation fees) and, after the occurrence and during the continuance of an Event of Default, each of the Mortgagee and the Lenders in connection with the enforcement of this Mortgage (including, without limitation, the actual reasonable fees and disbursements of counsel for the Mortgagee and the Lenders).

        Section 11.02      Owner's Indemnity.  Without limiting the foregoing Section 11.01, the Owner hereby further indemnifies the Mortgagee, each other Lender, and their respective officers, directors, employees, representatives and agents from and holds harmless and agrees to defend each of them against any and all losses, liabilities, obligations, claims, damages, or reasonable expenses incurred by any of them, as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Mortgagee is a party thereto) related to the entering into and/or performance of this Mortgage hereunder or the consummation of any transactions contemplated hereby, whether initiated by the Owner or any other Person, including without limitation, the actual reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (b) any personal injury to or death of or any loss or damage to property of any Person or (c) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, the generation, storage, transportation or disposal of Hazardous Materials at any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, the non-compliance of any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates with federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such Vessel, facility or location, or any violation or alleged violation of any Environmental Laws asserted against the Owner, any of its Affiliates, or any Vessel, facility or location at any time owned or operated by the Owner or any of its Affiliates, including, in each case, without limitation, the actual reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding.  To the extent that the undertaking to indemnify, pay or hold harmless and defend the Mortgagee set forth in this Section 11.02 may be unenforceable because it is violative of any law or public policy, the Owner shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Such obligation to indemnify, hold harmless and defend the Mortgagee and other Persons set out above shall apply irrespective of the negligence or strict liability of the Mortgagee or any other indemnified person, unless such loss or injury arises directly out of the gross negligence or willful misconduct of Mortgagee or such other indemnified person.

        Section 11.03      Payment Currency.  If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Owner or the liquidation of the Owner or for any other reason, any payment under or in connection with this Mortgage is made in a currency (the 'Payment Currency') other than the currency in which such payment is due under or in connection with this Mortgage (the 'Contractual Currency'), then to the extent that the amount of such payment actually received by the Mortgagee, when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Owner, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall.  For the purposes of this Section 11.03, 'rate of exchange' means the rate at which the Mortgagee is able on the date of such payment (or, if it is not practicable for the Mortgagee to purchase the contractual currency with the Payment Currency on the date of such payment, at the rate of exchange as soon afterwards as is practicable for the Mortgagee to do so) to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

        Section 11.04      Duties; Taxes.  The Owner shall at its own cost, pay promptly all stamp, documentary and other like duties and taxes to which the Credit Agreement and the other Credit Documents (or any of them) may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Owner to pay any such duties or taxes.

ARTICLE XII

COMMUNICATIONS

        Section 12.01      Notices.  All notices required to be given to the Mortgagee shall be made to the following address:

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York 10019

Attention: __________________

Telecopier:  _________________

Telephone:  _________________

All other notices shall be made to the addresses given in 10.02 of the Credit Agreement.

ARTICLE XIII

ASSIGNMENTS

        Section 13.01      Assignees.  This Mortgage shall be binding upon and shall inure to the benefit of the Owner, the Mortgagee and the Lenders and their respective transferees, successors and permitted assigns, and references in this Mortgage to any of them shall be construed accordingly.

        Section 13.02      No Assignment by Owner.  Except as permitted by the Credit Agreement, the Owner may not assign or transfer any of the Vessels or its rights and/or obligations under this Mortgage.

ARTICLE XIV

WAIVER; AMENDMENT

        Section 14.01      No Waiver.  None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Owner and the Mortgagee (with the consent of either the Majority Lenders or, to the extent required by Section 9.01 of the Credit Agreement, all of the Lenders).  No amendment to the Credit Agreement or any other Credit Document which affects the rights and obligations of the Mortgagee hereunder shall be effective without the consent of the Mortgagee thereto.

ARTICLE XV

MISCELLANEOUS

        Section 15.01      Governing Law.  This Mortgage shall be governed by the laws of the Republic of Vanuatu having regard always to the provisions of S11 of the Maritime Act of Vanuatu and, to the extent applicable, by the laws (including maritime laws) of the United States of America.

        Section 15.02      No Invalidity, Etc.  If at any time any one or more of the provisions in this Mortgage is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be in any way affected or impaired thereby.

        Section 15.03      Delegation of Powers.  The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any Person or Persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Vessels.  Any such delegation may be made upon such terms and subject to such regulations as the Mortgagee may think fit.  The Mortgagee shall not be in any way liable or responsible to the Owner for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate (other than gross negligence or willful misconduct); provided such delegation has been made in good faith.

        Section 15.04      Certificates Conclusive.  A certification or determination by the Mortgagee as to any matter provided in this Mortgage shall, in the absence of manifest error, be conclusive and binding on the Owner.

        Section 15.05      Counterparts.  This instrument may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original.

        Section 15.06      Mortgagee.  For purposes of the Maritime Act of Vanuatu, the 'mortgagee under this Mortgage is Credit Lyonnais New York Branch, in its capacity as Administrative Agent.

ARTICLE XVI

JURISDICTION

        Section 16.01      New York.  Any legal action or proceeding with respect to this Mortgage may be brought in the courts of the United States or State of New York sitting in New York and the Owner hereby accepts for itself and its property, generally and unconditionally, the non-exclusive jurisdiction of such court.  The Owner further irrevocably consents to the service of process out of such court in any such action or proceeding in the manner provided for in the Credit Agreement.  Nothing herein shall affect the right of the Mortgagee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Owner in any other jurisdiction.

        Section 16.02      Power to Seize Vessel or Take Action.  Without prejudice to the generality of Section 16.01, the Mortgagee shall have the right to arrest and take action against any Vessel or the Owner at whatever place such Vessel or the Owner shall be found and for the purpose of any action which the Mortgagee may bring before the courts of such jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against such Vessel, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the master of such Vessel (or upon anyone acting as the master) and such service shall be deemed good service on the Owner for all purposes.

[remainder of page intentionally blank]

        IN WITNESS whereof the Owner has caused this Mortgage to be executed the day and year first before written.

[OWNER]

By:

Name: ______________________________

Title: _______________________________

ACKNOWLEDGMENT OF MORTGAGE

STATE OF TEXAS                            SS

COUNTY OF HARRIS                     SS

        On this ___ day of March, 2004 before me personally appeared ________________ to me known who being by me duly sworn did depose and say that he is the ____________ of [Owner], the limited liability corporation described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted to him by said corporation; and that said instrument is the act and deed of the corporation..

        And the said ________________ did further produce to me sufficient proof that he is the ______________ of said company and that he was duly authorized by the said company to execute the foregoing mortgage, and I the notary hereby certify that the signature of the said _______________ on the foregoing mortgage is authentic.

Notary Public

EXHIBIT A

Vessel Name	Owner	Flag	Official Number
Vanuatu

EXHIBIT B

List of Lenders

Credit Lyonnais New York Branch

1301 Avenue of the Americas

New York, New York  10019

EXHIBIT E

FORM OF
NOTICE OF BORROWING

[Date]

Credit Lyonnais New York Branch,

as Administrative Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:          ____________________

Ladies and Gentlemen:

The undersigned, [Global Industries, Ltd., a Louisiana corporation] [Global Offshore Mexico, S.de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable] (the 'Comany'), refers to the Credit Agreement dated as of March 9, 2004 (as the same may be amended or modified from time to time, the 'Credit Agreement,' the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Company, [Global Industries, Ltd.], [the Mexican Borrower], the Lenders, and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the 'Proposed Borrowing') as required by Section 2.02(a) of the Credit Agreement:

        (1)        The Business Day of the Proposed Borrowing is ________________.

        (2)        The Proposed Borrowing will consist of Revolving Advances of the following Type:  [Eurodollar Advances] [Base Rate Advances].

        (3)        The aggregate amount of the Proposed Borrowing is $____________.

        [(4)      The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [_____ month[s] commencing on ____________ and ending on ____________].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

        (a)        the representations and warranties contained in Article IV of the Credit Agreement and in each other Credit Document are correct in all material respects on and as of the date of the Proposed Borrowing before and after giving effect to such Proposed Borrowing  and to the application of the proceeds therefrom, as though made on and as of such date; and

        (b)        no Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

[GLOBAL INDUSTRIES, LTD.]

[GLOBAL OFFSHORE MEXICO, S. DE R.L. DE C.V.]

By:

Name:

Title:

EXHIBIT F

FORM OF
NOTICE OF CONVERSION OR CONTINUATION

[Date]

Credit Lyonnais New York Branch

as Administrative Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:          _____________________

Ladies and Gentlemen:

The undersigned, Global Industries, Ltd., a Louisiana corporation (the 'Company'), refers to the Credit Agreement dated as of March 9, 2004 (as the same may be amended or modified from time to time, the 'Credit Agreement,' the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) among the Company, the Mexican Borrower, the Lenders, and the Administrative Agent, and hereby gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Continuation or Conversion ('Proposed Borrowing') of an outstanding Borrowing, and in connection with that request sets forth below the information relating to the Proposed Borrowing as required by Section 2.02(b) of the Credit Agreement:

        (a)        The Business Day of the Proposed Borrowing is _______________.

        (b)        The aggregate amount of the Borrowing to be Converted or Continued is $ _______ and consists of Revolving Advances of the following Type:  [Eurodollar Advances] [Base Rate Advances].

        (c)        The Proposed Borrowing consists of [a Conversion to [Eurodollar Advances][Base Rate Advances]] [a Continuation].

        [(d)      The Interest Period for each Proposed Borrowing composed of Eurodollar Advances is [____ month[s] commencing on ____________ and ending on _____________].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

        (a)        the representations and warranties contained in Article IV of the Credit Agreement and in each other Credit Document are correct in all material respects on and as of the date of such Proposed Borrowing before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

        (b)        no Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

EXHIBIT G

FORM OF PLEDGE AGREEMENT

        This Pledge Agreement dated as of [____________, ____] ('Pledge Agreement') is between ___________________________, a ____________ corporation ('Pledgor'), and Credit Lyonnais New York Branch, as administrative agent for the Credit Parties ('Secured Party').

INTRODUCTION

        A.        Global Industries, Ltd., a Louisiana corporation (the 'Parent Borrower'), and Global Offshore Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the 'Mexican Borrower' and, together with the Parent Borrower, the 'Borrowers'), have entered into a Credit Agreement dated as of March 9, 2004 (as amended, modified, supplemented or restated from time to time, the 'Credit Agreement,' the defined terms of which are used in this Pledge Agreement unless otherwise defined herein) together with the lenders party thereto (the 'Lenders'), and Credit Lyonnais New York Branch, as administrative agent ('Administrative Agent') for the Lenders, providing for the making of Advances by the Lenders and the Swingline Bank, and the issuance of Letters of Credit by the Issuing Bank.

        B.         Any Borrower may from time to time enter into one or more Rate Hedging Agreements with a Lender or an affiliate of a Lender (any such Lender or affiliate party to a Rate Hedging Agreement being referred to herein as a 'Swap Counterpart,' and together with the Secured Party, the Lenders, the Administrative Agent, the Issuing Bank, and the Swingline Bank, collectively referred to herein as the 'Credit Parties').

        C.        [The Pledgor has guaranteed the Mexican Borrower's obligations and the Guarantors' obligations owing to the Credit Parties under the Credit Documents pursuant to the Guaranty dated as of  [______________] executed by the Pledgor in favor of the Secured Party for the ratable benefit of the Credit Parties (as amended, modified, supplemented, or restated from time to time, the 'Guaranty').]

        D.        [The Pledgor has guaranteed the Parent Borrower's obligations, the Mexican Borrower's obligations, and the other Guarantors' obligations owing to the Credit Parties under the Credit Documents pursuant to the Guaranty dated as of [_______________] executed by the Pledgor in favor of the Secured Party for the ratable benefit of the Credit Parties (as amended, modified, supplemented, or restated from time to time, the 'Guaranty').]

        E.         [The Pledgor has guaranteed the Mexican Borrower's obligations owing to the Credit Parties under the Credit Documents pursuant to the Guaranty dated as of [___________, 1999] executed by the Pledgor in favor of the Secured Party for the ratable benefit of the Credit Parties (as amended, modified, supplemented or restated from time to time, the 'Guaranty').]

        F.         Under the Credit Agreement, it is a condition to the making of the Advances and the issuance of the Letters of Credit that the Pledgor shall secure its obligations under the Credit Documents by entering into this Pledge Agreement.

        Therefore, the Pledgor hereby agrees with the Secured Party for its benefit and the benefit of the other Credit Parties as follows:

Section 1.                  Definitions.  Any terms used in this Pledge Agreement that are defined in the Uniform Commercial Code as in effect in the State of New York ('UCC') shall have the meaning assigned to those terms by the UCC, unless otherwise defined in this Pledge Agreement.

Section 2.                  Pledge.

        2.01          Grant of Pledge.  The Pledgor hereby pledges to the Secured Party for its benefit and the ratable benefit of the other Credit Parties the Pledged Collateral, as defined in Section 2.02 below.  The pledge made herein shall secure all of (a) the Obligations of the [[Parent] [Mexican] Borrower] [Guarantors] now and hereafter existing under the Credit Agreement, the Notes, the Guaranty, and any other Credit Documents, whether for principal, Reimbursement Obligations, Rate Hedging Obligations owing to any Swap Counterpart, interest, fees, expenses, indemnification or otherwise, and (b) all obligations of the Pledgor now or hereafter existing under [the Guaranty or] this Agreement (all such obligations being the 'Secured Obligations').

        2.02          Pledged Collateral.  'Pledged Collateral' shall mean all of Pledgor's right, title, and interest in the following, whether now owned or hereafter acquired:

        (a)                the shares of stock listed on the attached Schedule 2.02(a) (the 'Initial Pledged Shares'), the certificates representing the Initial Pledged Shares, and all dividends, cash, instruments, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Initial Pledged Shares;

        (b)               all additional shares of stock and other securities of any issuer of the Initial Pledged Shares from time to time acquired by the Pledgor in any manner (together with the 'Initial Pledged Shares', the 'Pledged Shares'), and the certificates representing such additional shares or such securities, and all dividends, cash, instruments and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares or such securities;

        (c)                the indebtedness and the instruments evidencing indebtedness (the 'Pledged Debt'), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

        (d)               all additional indebtedness from time to time owed to the Pledgor by the obligor on the Pledged Debt for monies advanced by Pledgor to such obligor and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

        (e)                all of the general and limited partnership and membership interests listed in the attached Schedule 2.02(e), the documents and certificates, if any, representing such partnership or membership interests, all rights, privileges, authority and powers of the Pledgor as owner or holder of such partnership or membership interests in such partnerships or limited liability companies, as applicable, including, but not limited to, all rights, privileges, authority and powers relating to the economic interests of the Pledgor as owner or holder of such partnership or membership interests in such partnerships or limited liability companies, as applicable, including, without limitation, all contract rights relating thereto, all options and warrants of the Pledgor for the purchase of any partnership or membership interest in such partnerships or limited liability companies, as applicable, all of the Pledgor's interest in and to the profits and losses of such partnerships or limited liability companies and the Pledgor's right as a partner or member of such partnerships or such limited liability companies, as applicable, to receive distributions of such partnerships' or such limited liability companies' assets, upon complete or partial liquidation or otherwise, all distributions, cash, instruments, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for the Pledgor's partnership or membership interest in such partnerships or limited liability companies, and any other right, title, interest, privilege, authority and power of the Pledgor in or relating to such partnerships or limited liability companies (all of the foregoing being referred to collectively as the 'Initial Pledged Partnership/Membership Interests');

        (f)                 all additional partnership or membership interests of any issuer of the Initial Pledged Partnership/Membership Interests from time to time acquired by the Pledgor in any manner, all options, warrants, distributions, investment property, cash instruments, and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests (together with the 'Initial Pledged Partnership/Membership Interests', the 'Pledged Partnership/Membership Interests');

        (g)                all proceeds from the Pledged Collateral described in paragraphs (a) through (f) of this Section 2.02; and

        (h)                all accounting records, computer files and programs, files, records, and documents relating to the foregoing Pledged Collateral (the 'Records').

        2.03          Delivery of Pledged Collateral.  All certificates or instruments representing the Pledged Collateral shall be delivered to the Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Secured Party.  The Secured Party shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Secured Party or any of its nominees any of the Pledged Collateral, subject to the rights specified in Section 2.04.  In addition, the Secured Party shall have the right at any time to exchange the certificates or instruments representing the Pledged Collateral for certificates or instruments of smaller or larger denominations.

        2.04          Rights Retained by Pledgor.  Notwithstanding the pledge in Section 2.01, so long as no Event of Default shall have occurred and be continuing:

        (a)                and, if an Event of Default shall have occurred and be continuing, until such time thereafter as such voting and other consensual rights have been terminated pursuant to Section 5 hereof, the Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to the Pledged Shares for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that the Pledgor shall not exercise or shall refrain from exercising any such right if such action would or could reasonably be expected to have a materially adverse effect on the value of the Pledged Collateral or any part thereof;

        (b)               except as may otherwise be provided in the Credit Agreement, the Pledgor shall be entitled to receive and retain any and all dividends paid in respect of the Pledged Shares; provided, however, that any and all (i) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Shares, and (ii) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, shall be, and shall be delivered to the Secured Party to hold as, Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Secured Party and the other Credit Parties, be segregated from the other property or funds of the Pledgor,  and be delivered to the Secured Party as Pledged Collateral in the same form as so received (with any necessary indorsement or assignment);

        (c)                the Pledgor shall be entitled to receive and retain any and all principal and interest paid in respect of the Pledged Debt; provided, however, that any and all principal or interest paid or payable other than in cash in respect of, and instruments and other property received, receivable, or otherwise distributed in respect of, or in exchange for, any Pledged Debt shall be delivered to the Secured Party to hold as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Secured Party and the Credit Parties, be segregated from the other property or funds of the Pledgor, and be delivered to the Secured Party as Pledged Collateral in the same form as so received (with any necessary indorsement or assignment); and

        (d)               at and after such time as voting and other consensual rights have been terminated pursuant to Section 5 hereof, the Pledgor shall execute and deliver (or cause to be executed and delivered) to the Secured Party all proxies and other instruments as the Secured Party may reasonably request to (i) enable the Secured Party to exercise the voting and other rights which the Pledgor is entitled to exercise pursuant to paragraph (a) of this Section 2.04, and (ii) to receive the dividends or other distributions and proceeds of sale of the Pledged Shares and payments of principal and interest which the Pledgor is authorized to receive and retain pursuant to paragraph (b) and (c) of this Section 2.04.

Section 3.                  Pledgor's Representations and Warranties.  The Pledgor represents and warrants as follows:

        (a)                The Pledged Shares and the Pledged Partnership/Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable.

        (b)               The Pledged Debt has been duly authorized, issued, and delivered, and is the legal, valid, binding, and enforceable obligation of the obligor thereon and is not in default.

        (c)                There are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral.

        (d)               The Pledgor has the right to vote, pledge, and grant a security interest in or otherwise transfer the Pledged Collateral to which it has any right, title, and interest free of any Liens other than Liens permitted by the Credit Agreement.

        (e)                The Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien or option, except for (i) the security interest created by this Pledge Agreement and (ii) Liens permitted by the Credit Agreement, and the Pledgor has not sold, granted any option with respect to, assigned, transferred, or otherwise disposed of any interest in or to the Pledged Collateral.

        (f)                 The pledge of the Pledged Collateral does not violate (i) the articles, bylaws, operating agreements, or partnership agreement, as applicable, of the issuers of the Pledged Collateral, or any indenture, mortgage, bank loan, or credit agreement to which the Pledgor is a party or by which any of its respective properties or assets may be bound, or (ii) any restriction on such transfer or encumbrance of such Pledged Collateral.

        (g)                No consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body, that has not occurred, is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by the Pledgor (except to the extent that financing statements may be required under the UCC to be filed in order to maintain a perfected security interest in the Pledged Collateral) or (ii) for the exercise by the Secured Party of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

        (h)                The Pledged Shares constitute ____ percent of the issued and outstanding shares of capital stock of the respective issuers thereof indicated on the attached Schedule 2.02(a).

        (i)                  The Pledged Debt is not directly or indirectly secured by any Lien, does not evidence any lease, is not chattel paper, consists solely of advances of money made by the Pledgor to the obligor thereon and proceeds of Pledged Debt and is not evidenced by any instrument unless such instrument has been delivered to the Secured Party.

        (j)                 Upon delivery of each of the certificates or instruments, if any, representing the Pledged Collateral, the pledge of the Pledged Collateral pursuant to this Pledge Agreement will create a valid and perfected first priority security interest in the Pledged Collateral securing the payment and performance of the Secured Obligations.

        (k)               Upon the filing of financing statements with the _________________, the security interests granted to the Secured Parties hereunder will constitute valid first-priority perfected security interests in all Pledged Collateral with respect to which a security interest can be perfected by the filing of a financing statement, subject only to Liens permitted by the Credit Agreement.

        (l)                  The chief place of business and chief executive office of the Pledgor  and the office where the Pledgor keeps the Records are located at the address set forth opposite the Pledgor's name on the signature pages hereof.

Section 4.                  Pledgor's Covenants.

        4.01          Further Assurances.  The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary and that the Secured Party may reasonably request in writing, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

        4.02          Pledged Collateral Adjustments.  If, during the term of this Pledge Agreement, (a) any stock dividend, reclassification, readjustment, or other change is declared or made in the capital structure of any of the issuers of the Pledged Shares or the Pledged Partnership/Membership Interests, or any option included with the Pledged Collateral is exercised, or both, or (b) any subscription warrants or any other rights or options shall be issued in connection with the Pledged Collateral, then all new, substituted, and additional partnership interests, membership interests, certificates, shares, warrants, rights, options or other securities, issued by reason of any of the foregoing, shall be immediately delivered to and held by the Secured Party and shall constitute Pledged Collateral hereunder.

        4.03          Transfer, Other Liens, and Additional Shares.  The Pledgor agrees that it will not (a) sell, assign, or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (b) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Pledge Agreement and Permitted Prior Liens.  The Pledgor agrees that it will (a) cause each issuer of the Pledged Collateral not to issue any capital stock, partnership or membership interests or other equity securities in addition to or in substitution for the Pledged Collateral issued by such issuer, except to the Pledgor, and (b) pledge to the Secured Party in accordance with this Pledge Agreement, immediately upon its acquisition (directly or indirectly) thereof, any additional shares of capital stock or other equity securities of an issuer of the Pledged Shares.

        4.04          Intercompany Debt.  The Pledgor agrees that the Pledged Debt shall not be directly or indirectly secured by any Lien (except for Permitted Prior Liens), shall not evidence any lease, shall not be chattel paper, shall consist solely of advances of money made by the Pledgor to the obligor thereon and the proceeds of Pledged Debt.

Section 5.                  Remedies upon Default.  If any Event of Default shall have occurred and be continuing:

        5.01          UCC Remedies.  To the extent permitted by law, the Secured Party may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in this Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral).

        5.02          Dividends and Other Rights.

        (a)                All rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2.04(a) may be exercised by the Secured Party if the Secured Party so elects and gives notice of such election to the Pledgor and all rights of the Pledgor to receive the dividends and other distributions on or in respect of the Pledged Shares and the proceeds of sale of the Pledged Shares and interest and principal payments paid in respect of the Pledged Debt which it would otherwise be authorized to receive and retain pursuant to Section 2.04(c) shall cease.

        (b)               All dividends and other distributions on or in respect of the Pledged Shares and the proceeds of sale of the Pledged Shares and interest and principal payments paid in respect of the Pledged Debt which are received by the Pledgor shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Pledgor, and shall be promptly paid over to the Secured Party as Pledged Collateral in the same form as so received (with any necessary indorsement); provided, however, that if such Event of Default is cured, any such dividend or distribution paid to the Secured Party prior to that cure shall, upon request of the Pledgor, be returned by the Secured Party to the Pledgor.

        5.03          Sale of Pledged Collateral.  The Secured Party may upon ten days prior written notice to the Pledgor sell all or part of the Pledged Collateral at public or private sale, at any of the Secured Party's offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as are commercially reasonable.  The Secured Party shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        5.04          Exempt Sale.  If, in the opinion of the Secured Party, there is any question that a public or semi-public sale or distribution of any Pledged Collateral will violate any state or federal securities law, Secured Party in its discretion (a) may offer and sell securities privately to purchasers who will agree to take them for investment purposes only and not with a view to distribution and who will agree to the imposition of restrictive legends on the certificates representing the security, or (b) may sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by Secured Party shall be deemed to be not 'commercially reasonable solely because so made.  Pledgor shall cooperate fully with Secured Party in all respects in selling or realizing upon all or any part of the Pledged Collateral.

        5.05          Application of Collateral.  Any cash held by the Secured Party as Pledged Collateral and all cash proceeds received by the Secured Party from the sale of, collection of, or other realization of any part of the Pledged Collateral may, in the discretion of the Secured Party, be held by the Secured Party as Pledged Collateral or applied by the Secured Party against part of the Secured Obligations in the order set forth in section 7.06 of the Credit Agreement:

Section 6.                  Secured Party as Agent for Pledgor.

        6.01          Secured Party Appointed Attorney‑in‑Fact.  The Pledgor hereby irrevocably appoints the Secured Party the Pledgor's attorney‑in‑fact, with full authority, after the occurrence and during the continuation of an Event of Default, to act for the Pledgor and in the name of the Pledgor, and, in the Secured Party's discretion, subject to the Pledgor's revocable rights specified in Section 2.04, to take any action and to execute any instrument which the Secured Party may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, indorse, and collect all instruments made payable to the Pledgor representing any dividend, or the proceeds of the sale of the Pledged Shares, or other distribution in respect of the Pledged Shares and to give full discharge for the same.

        6.02          Secured Party May Perform.  If the Pledgor fails to perform any covenant contained herein, the Secured Party may itself perform, or cause performance of, such covenant.  Pledgor shall pay for the reasonable expenses of the Secured Party incurred in connection therewith in accordance with Section 7.04.

        6.03          Secured Party's Duties.  Except for the safe custody of any Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, the Secured Party shall have no duty as to any Pledged Collateral, as to ascertaining or taking action with respect to calls, conversion, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Secured Party or any other Credit Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Pledged Collateral.  The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property.  The Secured Party shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Credit Parties and such instructions shall be binding upon the holders of all Secured Obligations; provided, however, that the Secured Party shall not be required to take any action which exposes the Secured Party to personal liability or which is contrary to any Credit Document or applicable law.

Section 7.                  Miscellaneous.

        7.01          Amendments, Etc.  No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor herefrom shall be effective unless made in writing and signed by the Secured Party, the Pledgor, and either, as required by the Credit Agreement, the Majority Lenders or all the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.02          Addresses for Notices.  All notices and other communications provided for hereunder shall be in the manner and to the addresses set forth in the Credit Agreement.

        7.03          Continuing Security Interest; Transfer of Interest.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the indefeasible payment in full and termination of the Secured Obligations, (b) be binding upon the Pledgor, its successors, and assigns, and (c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of and be binding upon, the Secured Party and the other Credit Parties and their respective successors, transferees, and assigns.  Without limiting the generality of the foregoing clause, when the Secured Party or such other Credit Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Credit Document to any other Person pursuant to the terms of the Credit Agreement or other Credit Document, that other Person shall thereupon become vested with all the benefits held by the Secured Party or such Credit Party under this Pledge Agreement.  Upon the payment in full and termination of the Secured Obligations, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgor to the extent such Pledged Collateral shall not have been sold or otherwise applied pursuant to the terms hereof.  Upon any such termination, the Secured Party will, at the Pledgor's expense, deliver all Pledged Collateral to the Pledgor, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.

        7.04          Expenses.  The Pledgor will upon demand pay to the Secured Party for its benefit and the benefit of the other Credit Parties the amount of any and all expenses, including the reasonable legal fees and expenses, which the Secured Party and the other Credit Parties may incur in connection with (i) the administration of this Pledge Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

        7.05          No Waiver; Remedies.  To the fullest extent permitted under applicable law, no failure on the part of the Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided under any other Credit Document or by applicable law.

        7.06          Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Pledgor hereunder in the currency expressed to be payable herein (the 'specified currency') into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Secured Party could purchase the specified currency with such other currency at the Secured Party's main New York office on the Business Day preceding that on which final, non‑appealable judgment is given.  The obligations of the Pledgor in respect of any sum due to the Secured Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Secured Party of any sum adjudged to be so due in such other currency the Secured Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to the Secured Party in the specified currency, the Pledgor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to the Secured Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12 of the Credit Agreement, the Secured Party agrees to remit such excess to the Pledgor.

        7.07          Choice of Law; Submission to Jurisdiction.

        (a)                This Pledge Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

        (b)               Notwithstanding anything in Section 7.07(a) hereof to the contrary, nothing in this Pledge Agreement shall be deemed to constitute a waiver of any rights which the Secured Party, the Administrative Agent, the Issuing Bank, any of the Lenders or any of the other Credit Parties may have under the National Bank Act or other federal law, including without limitation the right to charge interest at the rate permitted by the laws of the state where the Secured Party, the Administrative Agent, the Issuing Bank, the applicable Lender or any other applicable Credit Party is located.

        (c)                THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS AND THE PLEDGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

        (d)               THE PLEDGOR HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE 'PROCESS AGENT'), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTIES SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO THE PLEDGOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, WITH A COPY TO THE PLEDGOR AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGES HERETO, AND THE PLEDGOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.  AS AN ALTERNATIVE METHOD OF SERVICE, THE PLEDGOR ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY CERTIFIED MAIL OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED HEREIN.  THE PLEDGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

        (e)                THE PLEDGOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY,  (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.  ANY JUDICIAL PROCEEDING BY THE PLEDGOR INVOLVING, DIRECTLY OR INDIRECTLY, THIS PLEDGE AGREEMENT, OR ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK.

[The rest of this page has been left blank intentionally.]

            The parties hereto have caused this Pledge Agreement to be duly executed as of the date first above written.

[PLEDGOR]

By:

Name:

Title:

CREDIT LYONNAIS NEW YORK BRANCH,

as agent for the ratable benefit of the Credit Parties

By:

Name:

Title:

EXHIBIT H-1

FORM OF REVOLVING NOTE (company)

$                                                                                                             [_____________ __, _____]

        For value received, the undersigned, Global Industries, Ltd., a Louisiana corporation ('Borrower'), hereby promises to pay to the order of _________________________ ('Lender') the principal amount of _______________ and __/100 Dollars ($________________) or, if less, the aggregate outstanding principal amount of each Revolving Advance (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower, together with interest on the unpaid principal amount of each such Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

        This Note is one of the Revolving  Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of March 9, 2004 (as the same may be amended or modified from time to time, the 'Credit Agreement'), among the Borrower, the Mexican Borrower, the Lenders, and Credit Lyonnais New York Branch, as Administrative Agent for the Lenders.  Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Revolving Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 1301 Avenue of the Americas, New York, New York 10019 (or at such other location or address as may be specified by the Administrative Agent in writing to the Borrower) in same day funds.  The Lender shall record all Revolving Advances and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrower's repayment obligations under this Note.

        Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

        The Obligations evidenced by this Note are guaranteed by certain Guaranties and secured pursuant to the terms of certain of the Security Documents.

        Subject to applicable federal law, this Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

EXHIBIT H-2

Form of Revolving Note (Mexican Borrower)

$                                              [_____________ __, _____]

REVOLVING NOTE	PAGARE

FOR VALUE RECEIVED, GLOBAL OFFSHORE MeXICO, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized and existing under the laws of the United Mexican States (the 'Borrower') hereby unconditionally promises to pay to the order of _________________ (the 'Lender') the principal sum of U.S. $____________ (______________________________________ LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA) (the 'Principal Amount'), or, if less, the aggregate outstanding principal amount of each Revolving Advance (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower, together with interest on the unpaid principal amount of each such Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of March 9, 2004 (as the same may be amended or modified from time to time, the 'Credit Agreement'), among Global Industries, Ltd., the Borrower, the Lender, Credit Lyonnais New York Branch, as Administrative Agent for the Lenders and the Lenders.  Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Revolving Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

'Dollars', 'U.S.$' or 'U.S. Dollar' means the lawful currency of the United States of America.

The principal amount hereof and interest thereon shall be payable in Dollars, on or before 11:00 am New York time in immediately available funds deposited at the account notified by the Lender to the Borrower within three Business Days prior to the applicable payment being made, and to the contrary, at 1301 Avenue of the Americas, New York, New York, 10019, United States of America. The Lender shall record all Revolving Advances and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrower's repayment obligations under this Note.

All payments by the Borrower or any of the Guarantors under this Promissory Note shall be made free and clear of and without any deduction or withholding for or on account of any present or future taxes, levies, duties or any other deductions imposed on interest or other payments, except for Excluded Taxes ('Taxes').  If any such deductions or withholdings are required to be made for or on account of the Taxes, from any amounts payable or paid by the Borrower or any of the Guarantors under this Promissory Note, the Borrower or the applicable Guarantor shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal (on an after-tax basis, taking into account any income taxes the Borrower will owe on the additional amounts) to the full amount which it would have received had payment not been made subject to deduction or withholding. It is understood by 'Excluded Taxes' in connection with the Lender or any other persons who receives a payment from the Borrower by any obligation derived from the present Promissory Note, the income tax on their net income.

The undersigned hereby waives diligence, demand, protest, and any other notice or demand whatsoever in respect to this Promissory Note.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however that if any action or proceeding in connection with this Promissory Note were brought to any courts in the United Mexican States, this Promissory Note shall be deemed as governed under the laws of the United Mexican States.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought in any New York State or Federal court of the United States sitting in New York City or any court sitting in the City of Mexico, United Mexican States; the undersigned waives the jurisdiction of any other courts.

For the purposes of article One Hundred and Twenty-eight of the Mexican General Law of Negotiable Instruments (Ley General de Titulos y Operaciones de Credito) the term for presentation of this Promissory Note for payment, is hereby irrevocably extended one year after the last payment date, in the understanding that such extension will not restrict the presentation of this Promissory Note before such date, only with respect to the amounts due and not paid hereunder.

This Promissory Note is executed in both English and Spanish versions.  In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern; provided, however, that in any action or proceeding brought in any court in the United Mexican  States, the Spanish version shall be controlling.

Por valor recibido, GLOBAL OFFSHORE MeXICO, S. DE R.L. DE C.V., una sociedad de responsabilidad limitada de capital variable constituida y existente de conformidad con las leyes de los Estados Unidos Mexicanos (el 'Deudor'), por este Pagare promete incondicionalmente pagar a la orden de _________________ (el 'Acreedor'), la cantidad principal de E.U.A. $___________ (___________________________________________ MONEDA DEL CURSO LEGAL DE LOS ESTADOS UNIDOS DE AMeRICA) (la 'Cantidad Principal') o, en caso de ser menos, la suma total agregada pendiente de cada Anticipo Revolvente (segun se define en el Contrato de Credito referido mas adelante) hecho por el Acreedor al Deudor, junto con intereses sobre el saldo insoluto de cada uno de dichos Anticipos Revolventes desde la fecha de dicho Anticipo Revolvente hasta que la suma total sea pagada en su totalidad, a las tasas de interes y en los plazos establecidos de conformidad con el Contrato de Credito.

Este Pagare es uno de los Pagares Revolventes referidos en, y tiene el derecho a los beneficios de, y esta sujeto a los termino de, el Contrato de Credito de fecha 9 de marzo de 2004 (como el mismo sea adicionado o modificado de tiempo en tiempo, el 'Contrato de Credito'), celebrado entre Global Industries, Ltd., el Deudor, el Acreedor, Credit Lyonnais Sucursal Nueva York, como Agente Administrativo de los Acreedores y los Acreedores.  Los terminos con mayusculas iniciales en este Pagare que son definidos en el Contrato de Credito y no son definidos de otra manera en  este Pagare, tienen el significado que se les atribuye en el Contrato de Credito.  El Contrato de Credito, entre otras cosas, (a) establece que para otorgar Anticipos Revolventes por parte del Acreedor al Deudor de tiempo en tiempo en una suma total que en ningun momento excedera en su agregado a la cantidad en Dolares anteriormente mencionada, el endeudamiento del Deudor resultante de cada uno de dichos Anticipos Revolventes siendo evidenciado por este Pagare y (b) contiene disposiciones para acelerar el vencimiento de este Pagare en caso de ocurrir ciertos eventos establecidos en el Contrato de Credito y para pagos anticipados de principal con anticipacion al vencimiento de este Pagare de conformidad con los terminos y condiciones especificados en el Contrato de Credito.

'Dolares' 'E.U.A.' o 'E.U.A. Dolar' significa moneda de curso legal de los Estados Unidos de America.

La cantidad principal de este Pagare y los intereses sobre la misma seran pagaderos en Dolares, a las 11:00 am hora de Nueva York en fondos inmediatamente disponibles, depositados en la cuenta que el Acreedor le notifique al Deudor dentro de los tres Dias Habiles anteriores a que el pago sea realizado y de lo contrario en 1301 Avenue of the Americas, Nueva York, Nueva York, 10019, Estados Unidos de America. .  El Acreedor debera registrar todos los Anticipos Revolventes y pagos de principal hechos bajo este Pagare, pero la falta del Acreedor de realizar dichos registros no afectara las obligaciones de repago del Deudor bajo el presente Pagare.

Todos los pagos a ser realizados por el Deudor o por cualquiera de los Avales conforme el presente se haran sin compensacion o contra-reclamacion y sin deduccion por o a cuenta de cualquier retencion de impuestos u cualquier otro pago presente o futuro salvo por los Impuestos Excluidos ('Impuestos').  Si cualquiera de dichas deducciones se requiere que sean hechas por o a cuenta de Impuestos, de cualquier cantidad pagadera o pagada por el Deudor, o cualquiera de los Avales, conforme este Pagare, el Deudor o el Aval aplicable pagara dichas cantidades adicionales que sean necesarias para asegurar que el Acreedor reciba una cantidad neta equivalente (en una base despues de impuestos, tomando en consideracion cualesquiera impuestos al ingreso que la Compania debiera) a la cantidad total que el Acreedor hubiere recibido si el pago no se hubiera hecho sujeto a dicho Impuesto.  Se entiende por 'Impuestos Excluidos' con respecto al Acreedor, o a cualquier otro que reciba un pago del Deudor por alguna obligacion derivada del presente Pagare, el impuesto sobre la renta sobre sus ingresos netos.

El Deudor renuncia a la presentacion, demanda, protesto y cualquier otra notificacion en relacion con este Pagare.

Este Pagare sera regido e interpretado de conformidad con las leyes del Estado de Nueva York, Estados Unidos de America; en la inteligencia, sin embargo, de que si cualquier accion o procedimiento en relacion con este Pagare se iniciara en los tribunales de los Estados Unidos Mexicanos, este Pagare se considerara regido de acuerdo con las leyes de los Estados Unidos Mexicanos.

Cualquier accion o procedimiento legal que derive o se relacione con este Pagare podra ser instituido en los tribunales del Estado de Nueva York o tribunales federales de los Estados Unidos de America localizados en la Ciudad de Nueva York o cualquier tribunal federal localizado en la Ciudad de Mexico, Distrito Federal, Estados Unidos Mexicanos, renunciando la suscrita a la jurisdiccion de cualesquiera otros tribunales.

Para los efectos del articulo Ciento Veintiocho de la Ley General de Titulos y Operaciones de Credito de Mexico, el plazo para presentacion de este Pagare por medio del presente se prorroga irrevocablemente un ano despues de la ultima fecha de pago, en el entendido de que dicha extension no impedira la presentacion de este Pagare con anterioridad a dicha fecha, unicamente por lo que respecta a las cantidades vencidas y no pagadas conforme al presente Pagare.

El presente Pagare se suscribe en versiones en ingles y espanol.  En caso de conflicto o duda en relacion con la debida interpretacion de este Pagare, la version en ingles prevalecera; en la inteligencia, sin embargo de que en cualquier procedimiento iniciado en los Estados Unidos Mexicanos, prevalecera la version en espanol.

Ciudad de Mexico, Distrito Federal, a ___ de _____ de 20__ City of Mexico, Federal District, _________, 20__

                                                                        GLOBAL OFFSHORE MEXICO, S. DE R.L. DE C.V.

                                                                        By:/Por:______________________________________

                                                                        Title:/Cargo:  Attorney-in-fact/Apoderado

                                                                        Domicile:/Domicilio:

                                                                        AS GUARANTOR/POR AVAL

                                                                        GLOBAL INDUSTRIES MeXICO HOLDINGS,
                                                                                S. DE R.L. DE C.V.

                                                                        By:/Por:______________________________________

                                                                        Title:/Cargo:  Attorney-in-fact/Apoderado

                                                                        Domicile:/Domicilio:

                                                                        GLOBAL INDUSTRIES SERVICES,
                                                                                    S. DE R.L. DE C.V.

                                                                        By:/Por:______________________________________

                                                                        Title:/Cargo:  Attorney-in-fact/Apoderado

                                                                        Domicile:/Domicilio:

                                                                        GLOBAL INDUSTRIES OFFSHORE SERVICES,
                                                                                    S. DE R.L. DE C.V.

                                                                        By:/Por:______________________________________

                                                                        Title:/Cargo:  Attorney-in-fact/Apoderado

                                                                        Domicile:/Domicilio:

                                                                        GLOBAL VESSELS MeXICO,
                                                                              S. DE R.L. DE C.V.

                                                                        By:/Por:______________________________________

                                                                        Title:/Cargo:  Attorney-in-fact/Apoderado

                                                                        Domicile:/Domicilio:

EXHIBIT I

FORM OF SECURITY AGREEMENT

        This Security Agreement dated as of [__________, 20__] ('Security Agreement') is between _______________________________, a __________________ corporation (the 'Debtor'), and Credit Lyonnais New York Branch, as administrative agent ('Secured Party') for the Credit Parties (as defined below).

INTRODUCTION

        A.        Global Industries, Ltd., a Louisiana corporation (the 'Parent Borrower'), and Global Offshore, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the 'Mexican Borrower' and, together with the Parent Borrower, the 'Borrowers'), have entered into a Credit Agreement dated as of March 9, 2004 (as amended, modified, supplemented or restated from time to time, the 'Credit Agreement,' the defined terms of which are used in this Security Agreement unless otherwise defined herein) together with the lenders party thereto (the 'Lenders') and Credit Lyonnais New York Branch, as administrative agent ('Administrative Agent') for the Lenders, providing for the making of Advances by the Lenders and the Swingline Bank, and the issuance of Letters of Credit by the Issuing Bank.

        B.         Any Borrower may from time to time enter into one or more Rate Hedging Agreements with a Lender or an affiliate of a Lender (any such Lender or affiliate party to a Rate Hedging Agreement being referred to herein as a 'Swap Counterparty,' and together with the Secured Party, the Lenders, the Administrative Agent, the Issuing Bank, and the Swingline Bank, collectively referred to herein as the 'Credit Parties').

        C.        [The Debtor has guaranteed the Mexican Borrower's obligations and the Guarantors' obligations owing to the Credit Parties under the Credit Documents pursuant to the Guaranty dated as of  [_______________] executed by the Debtor in favor of the Secured Party for the ratable benefit of the Credit Parties (as amended, modified, supplemented, or restated from time to time, the 'Guaranty').]

        D.        [The Debtor has guaranteed the Parent Borrower's obligations, the Mexican Borrower's obligations, and the other Guarantors' obligations owing to the Credit Parties under the Credit Documents pursuant to the Guaranty dated as of  [_____________] executed by the Debtor in favor of the Secured Party for the ratable benefit of the Credit Parties (as amended, modified, supplemented, or restated from time to time, the 'Guaranty').]

        E.         [The Debtor has guaranteed the Mexican Borrower's obligations owing to the Credit Parties under the Credit Documents pursuant to the Guaranty dated as of [________________] executed by the Debtor in favor of the Secured Party for the ratable benefit of the Credit Parties (as amended, modified, supplemented or restated from time to time, the 'Guaranty').]

        F.         Under the Credit Agreement, it is a condition to the making of the Advances and the issuance of the Letters of Credit that the Debtor shall secure its obligations under the Credit Documents by entering into this Security Agreement.

    Therefore, the Debtor hereby agrees with the Secured Party for its benefit and the benefit of the other Credit Parties as follows:

Section 1.                  Definitions.  Any terms used in this Security Agreement that are defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York ('UCC') shall have the meanings assigned to those terms by the UCC, unless otherwise defined in this Security Agreement.

Section 2.                  Security Interest.

        2.01          Grant of Security Interest.  The Debtor hereby grants to the Secured Party for its benefit and the ratable benefit of the Credit Parties a security interest in the Collateral (as defined in Section 2.02 below) to secure the performance and payment of (a) the Obligations of the [Debtor] [Parent Borrower] [Mexican Borrower] [Guarantors] now and hereafter existing under the Credit Agreement, the Notes, the Guaranties (as defined in the Credit Agreement), and any other Credit Documents, whether for principal, Reimbursement Obligations, Rate Hedging Obligations owing to any Counterparty, interest, fees, expenses, indemnification, or otherwise, and (b) all obligations of the Debtor now or hereafter existing under this Agreement or the other Credit Documents (all such obligations being the 'Secured Obligations').

        2.02          Collateral.  'Collateral' shall mean all of Debtor's right, title, and interest in the following, whether now owned or hereafter created or acquired or arising:

        (a)                Accounts.  All accounts, documents, instruments, chattel paper, and general intangibles (each as defined in Article 9 of the UCC), including, without limitation, (i) all accounts receivable, contract rights, book debts, notes, drafts, and other obligations or indebtedness owing to Debtor arising from the sale, lease, or exchange of goods or other property and/or the performance of services and (ii) (A) all insurances (including, without limitation, all certificates of entry in protection and indemnity and war risks associations or clubs) in respect of the Mortgaged Vessels and all renewals of and replacements for the same, (B) all claims, returns of premium and other moneys due and to become due under or in respect of said insurances and (C) all other rights of the Debtor under or in respect of said insurances; (all such accounts, documents, instruments, chattel paper and general intangibles being the 'Accounts');

        (b)               Inventory.  All inventory (as defined in Article 9 of the UCC) wherever located, including, without limitation, finished goods, raw materials, work in process, and all other personal property of every kind and description held for sale, rental, or lease or held to be furnished under contracts for services, or held for use in the processing, packaging, delivery, or shipping of such property, inventory in joint production with another Person, inventory in which Debtor has an interest as consignee and goods which are returned to or repossessed by the Debtor or stopped in transit by the Debtor, and other materials and supplies (including packaging and shipping materials) used or consumed in the manufacture or production thereof (all such inventory being the 'Inventory').

        (c)                Proceeds.  All proceeds of the foregoing Collateral and, to the extent not otherwise included, all payments under any insurance, indemnity, warranty, or guaranty of or for the foregoing Collateral; and

        (d)               Records.  All accounting records, computer files and programs, files, records, and documents relating to the foregoing Collateral (the 'Records').

Notwithstanding the foregoing, Collateral does not include any MARAD Collateral.

        2.03          Use of the Collateral.  So long as no Event of Default has occurred and is continuing, the Debtor shall be entitled to use and possess the Collateral, subject to the rights, remedies, powers, and privileges of the Secured Party under this Security Agreement.

        2.04          Debtor Remains Liable.  Anything herein to the contrary notwithstanding: (a) the Debtor shall remain liable under any contracts and agreements included in the Collateral to the extent set forth therein to perform its obligations thereunder to the same extent as if this Security Agreement had not been executed; (b) as between the Debtor and the Secured Party, the exercise by the Secured Party of any rights hereunder shall not release the Debtor from any obligations under any contracts and agreement included in the Collateral; and (c) Secured Party shall not have any obligation under any contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall Secured Party be obligated to perform or fulfill any of the obligations of the Debtor thereunder, including any obligation to make any inquiry as to the nature or sufficiency of any payment the Debtor may be entitled to receive thereunder, to present or file any claim, or to take any action to collect or enforce any claim for payment thereunder

Section 3.                  Representations and Warranties.  The Debtor hereby represents and warrants the following to the Secured Party and the Credit Parties:

        3.01          Debtor's Name.  The true and correct name of the Debtor is the name of the Debtor as listed on the signature pages to this Security Agreement.

        3.02          Inventory.  All of the Inventory owned by the Debtor is located at the facilities specified on the attached Schedule 3.02.  No Persons other than Debtor have possession of any of the Collateral.  No negotiable document has been issued to represent any Inventory.

        3.03          Accounts.  The chief place of business and chief executive office of the Debtor and the office where the Debtor keeps the Records are located at the address set forth in the attached Schedule 3.03.  None of the Accounts are evidenced by a promissory note or other instrument.  To the best of Debtor's knowledge each Account constitutes the legally valid and binding obligation of the customer obligated to pay the same arising from the sale, lease or rendition by Debtor of goods or services.  The amount represented by Debtor to the Secured Party as owing by each customer is the correct amount actually and unconditionally owing.  Each Account arose or shall have arisen in the ordinary course of Debtor's business.  To the best of Debtor's knowledge no customer has any defense, set-off, claim or counterclaim against Debtor that can be asserted against the Debtor, whether in any proceeding to enforce the Secured Party's rights in the Collateral or otherwise.

        3.04          Ownership; Other Liens.  The Debtor is and will be the record and beneficial owner of all of the Collateral free and clear of any Lien, except for the security interests created by this Security Agreement and other Liens permitted by the Credit Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is or will be on file in any recording office, except such as may have been filed in connection with (a) Liens created by this Security Agreement or (b) other Liens permitted by the Credit Agreement.

        3.05          Lien Priority and Perfection.  The security interest in the Collateral created pursuant to this Security Agreement creates a valid, binding, and perfected first priority security interest in the Collateral, securing the payment, performance and observance of the Secured Obligations, and such security interests will be perfected first priority security interests upon the filing of appropriate financing statements naming the Debtor as debtor and Secured Party as secured party in the jurisdictions set forth on the attached Schedule 3.05, to the extent such interest may be perfected under the UCC.

        3.06          Authorizations and Approvals.  No other authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is necessary to grant the security interests contemplated hereby, or to allow the Debtor to perform its obligations hereunder, or to permit the Secured Party or any Credit Party to exercise its rights and remedies hereunder.

Section 4.                  Debtors' Covenants.

        4.01          Further Assurances.  The Debtor agrees that at any time, at such Debtor's expense, such Debtor shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary and that the Secured Party or any Credit Party may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party or any Credit Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, the Debtor will at the Secured Party's request (a) deliver and pledge to the Secured Party, duly indorsed or accompanied by duly executed instruments of transfer or assignment, in form and substance reasonably satisfactory to the Secured Party, any instrument, document, or chattel paper representing any Account or arising as a result of the disposition of any Collateral, and (b) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be reasonably necessary and as the Secured Party may reasonably request in order to perfect and preserve the security interests granted or purported to be granted hereby.  The Debtor shall furnish to the Secured Party from time to time any statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request.

        4.02          Accounts and Inventory.  The Debtor shall use commercially reasonable efforts to collect payments on the Accounts when due.  The Debtor shall perform its obligations under each contract related to or giving rise to any Account. Except for Inventory in transit in the ordinary course of business, the Debtor shall keep all of the Inventory at the locations listed on Schedule 3.02.  The Debtor shall not permit any negotiable document to represent any Inventory.  The Debtor shall maintain and protect the Inventory and promptly furnish to the Secured Party a statement regarding any material loss or damage to the Inventory.

        4.03          Insurance.  Upon the request of the Secured Party, after the occurrence and during the continuance of an Event of Default, the Debtor shall execute and deliver to the Secured Party any additional assignments and other documents as may be necessary or desirable to enable the Secured Party to directly collect any insurance proceeds.

        4.04          Transfer of Collateral; Release of Security Interest.  The Debtor shall not sell, assign (by operation of law or otherwise), or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement.  The Secured Party shall promptly, at the Debtor's expense, execute and deliver all further instruments and documents, and take all further action that the Debtor may reasonably request in order to release its security interest in any Collateral which is disposed of in accordance with the terms of the Credit Agreement.

        4.05          Change of Name, Etc.  The Debtor will notify the Secured Party in writing 15 days prior to any change in the Debtor's name, identity or corporate structure, location of its chief executive office, chief place of business, or office where the Debtor keeps its Records, or state of incorporation.

Section 5.                  Remedies.  If any Event of Default shall have occurred and be continuing:

        5.01          UCC Remedies.  To the extent permitted by law, the Secured Party may exercise, in respect of the Collateral, in addition to other rights and remedies provided for in this Security Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral).

        5.02          Assembly of Collateral.  The Secured Party may require the Debtor to, at the Debtor's expense, promptly assemble all or part of the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party.  The Secured Party may occupy any premises owned or leased by the Debtor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Debtor in respect of such occupation.  The Secured Party shall have no obligation to take any action to assemble or otherwise take control of the Collateral, whether for the purposes of sale or otherwise.

        5.03          Sale of Collateral.  Upon at least ten Business Days prior written notice to the Debtor of the time and place of any proposed sale or other disposition, the Secured Party may sell all or part of the Collateral at a public or private sale, at any of the Secured Party's offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Secured Party deems commercially reasonable.  The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        5.04          Accounts.  The Secured Party may, or may direct any Debtor to, take any action the Secured Party deems reasonably necessary or advisable to enforce collection of the Accounts including, without limitation, notifying the account debtors or obligors under any Accounts of the assignment of such Accounts to the Secured Party and directing such account debtors or obligors to make payment of all amounts due or to become due directly to the Secured Party.  Upon such notification and direction, and at the expense of the Debtor, the Secured Party may enforce collection of any such Accounts, and adjust, settle, or compromise the amount or payment thereof in the same manner and to the same extent as the Debtor might have done.  After receipt by the Debtor of the notice referred to above, all amounts and proceeds (including instruments) received by the Debtor in respect of the Accounts shall be received in trust for the benefit of the Secured Party hereunder, shall be segregated from other funds of the Debtor, and shall promptly be paid over to the Secured Party in the same form as so received (with any necessary endorsement) to be held as Collateral.  None of the Debtors shall adjust, settle, or compromise the amount or payment of any receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

        5.05          Special Provisions for Collateral Located in Louisiana  The following shall apply if the foreclosure rights and remedies are governed by the laws of Louisiana.  Upon the existence and during the continuance of an Event of Default, the Secured Party shall have the right to cause the Collateral to be seized and sold under Louisiana executory or ordinary process, at the Secured Party's sole option, without appraisement, appraisement being hereby expressly waived, as an entirety or in portions as the Secured Party may determine, to the highest bidder for cash, and otherwise exercise the rights, powers and remedies afforded herein and under applicable Louisiana law.  For purposes of Louisiana executory process, the Debtor acknowledges the Secured Obligations and does hereby confess judgment in favor of the Secured Party for the full amount of the Secured Obligations not paid when due.  Any and all declarations of fact made by authentic act before a notary public in the presence of two witnesses by a person declaring that such facts lie within his knowledge shall constitute authentic evidence of such facts for the purpose of executory process.  The Debtor hereby waives: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the demand and three days' delay accorded by Louisiana Code of Civil Procedure Articles 2639 and 2721; (c) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (d) the three days' delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (e) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above.  In the event the Collateral or any part thereof is seized as an incident to an action for the recognition or enforcement of this Agreement by executory process, ordinary process, sequestration, writ of fieri facias, or otherwise, the Debtor and Secured Party agree that the court issuing any such order shall, if petitioned for by the Secured Party, direct the applicable sheriff to appoint as a keeper of the Collateral, the Secured Party or any agent designated by the Secured Party or any person named by the Secured Party at the time such seizure is effected.  This designation of a keeper will be pursuant to Louisiana Revised Statutes 9:5136-9:5140.2 and the Secured Party or its agent shall be entitled to all the rights and benefits of a keeper afforded thereunder as the same may be amended.  The Secured Party shall not be obligated to petition the court for the appointment of a keeper.

        5.06          Application of Collateral.  The proceeds of any sale or other realization upon all or any part of the Collateral shall be applied by the Secured Party in the order set forth in Section 7.06 of the Credit Agreement.

Section 6.                  Secured Party as Attorney-in-Fact for Debtor.

        6.01          Attorney‑In‑Fact.  The Debtor hereby irrevocably appoints the Secured Party as the Debtor's attorney‑in‑fact, with full authority, after the occurrence and during the continuation of an Event of Default, to act for the Debtor and in the name of the Debtor, in the Secured Party's discretion upon the occurrence and during the continuation of Default, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Debtor where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Secured Party may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral.

        The power of attorney granted hereby is coupled with an interest and is irrevocable.

        6.02          Secured Party Performance.  If the Debtor fails to perform any covenant contained herein, the Secured Party may itself perform, or cause performance of, such covenant, and the Debtor shall pay for the expenses of the Secured Party incurred in connection therewith in accordance with Section 7.01.

        6.03          Secured Party's Duties.  The powers conferred on the Secured Party under this Security Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the reasonable care of any Collateral in its possession and the accounting for monies or other property actually received by it hereunder, the Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Secured Party shall be deemed to have exercised reasonable care as to the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, provided that the Secured Party shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

Section 7.                  Miscellaneous.

        7.01          Expenses.  The Debtor shall upon demand pay to the Secured Party for its benefit and the benefit of the other Credit Parties the amount without duplication of any expenses, including the disbursements and reasonable fees of its counsel and of any experts and agents, which the Secured Party and the other Credit Parties may incur in connection with (a) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Collateral, (b) the exercise or enforcement of any of the rights of the Secured Party or any Credit Party hereunder, and (c) the failure by the Debtor to perform or observe any of the provisions hereof.

        7.02          Amendments, Etc.  No amendment or waiver of any provision of this Security Agreement nor consent to any departure by the Debtor from the terms of this Security Agreement shall be effective unless the same shall be in writing and signed by the Debtor, the Secured Party, and either, as required by the Credit Agreement, the Majority Lenders or all the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.03          Addresses for Notices.  All notices and other communications provided for hereunder shall be made as provided in the Credit Agreement.  All such notices and other communications shall be effective as provided in the Credit Agreement.

        7.04          Continuing Security Interest; Transfer of Interest.  This Security Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until indefeasible payment in full and termination of the Secured Obligations, (b) be binding upon the Debtor, the Secured Party, the Credit Parties and their respective successors, and assigns, and (c) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of, and be binding upon, the Secured Party, the Credit Parties, and their respective successors, transferees, and assigns.  Without limiting the generality of the foregoing clause, when any Credit Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Credit Document to any other Person pursuant to the terms of the Credit Agreement or other Credit Document, that other Person shall thereupon become vested with all the benefits held by such Credit Party under this Security Agreement.  Upon the indefeasible payment in full and termination of the Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Debtor to the extent such Collateral shall not have been sold or otherwise applied pursuant to the terms hereof.  Upon any such termination, the Secured Party, at the Debtor's expense, will execute and deliver to the Debtor such UCC statements and other documentation as the Debtor shall reasonably request and take any other actions reasonably requested by the Debtor to evidence or effect such termination.

        7.05          Waiver of Rights of Appraisement.  The Debtor hereby expressly waives the rights of appraisement, notice, or delay and expressly agrees to the immediate seizure of the Collateral in the event of suit thereon.

        7.06          Choice of Law; Submission to Jurisdiction.

        (a)                This Security Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

        (b)               Notwithstanding anything in Section 7.06(a) hereof to the contrary, nothing in this Security Agreement shall be deemed to constitute a waiver of any rights which the Secured Party, the Administrative Agent, the Issuing Bank, any of the Lenders or any of the other Credit Parties may have under the National Bank Act or other federal law, including, without limitation, the right to charge interest at the rate permitted by the laws of the state where the Secured Party, the Administrative Agent, the Issuing Bank, the applicable Lender or any other applicable Credit Party is located.

        (c)                THE DEBTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENTS AND THE DEBTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

        (d)               THE DEBTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY,  (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.  ANY JUDICIAL PROCEEDING BY THE DEBTOR INVOLVING, DIRECTLY OR INDIRECTLY, THIS SECURITY AGREEMENT, OR ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK.

        The parties hereto have caused this Security Agreement to be duly executed as of the date first above written.

DEBTOR:

[DEBTOR]

By:

Name:

Title:

SECURED PARTY:

CREDIT LYONNAIS NEW YORK BRANCH

as agent for the ratable benefit of the Credit Parties

By:

Name:

Title:

EXHIBIT J

FORM OF SWINGLINE NOTE

$10,000,000                                                                                                               [March 9, 2004]

        For value received, the undersigned Global Industries, Ltd., a Louisiana corporation (the 'Borrower'), hereby promises to pay to the order of Credit Lyonnais New York Branch (the 'Swingline Bank') the principal amount of Ten Million and No/100 Dollars ($10,000,000) or, if less, the aggregate outstanding principal amount of each Swingline Advance (as defined in the Credit Agreement referred to below) made by the Swingline Bank to the Borrower, together with interest on the unpaid principal amount of each such Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

        This Note is the Swingline Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of March 9, 2004 (as the same may be amended or modified from time to time, the 'Credit Agreement'), among the Borrower, the Mexican Borrower, the Lenders named therein, and Credit Lyonnais New York Branch, as Administrative Agent.  Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Swingline Advances by the Swingline Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at 1301 Avenue of the Americas, New York, New York 10019 (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds.  The Swingline Bank shall record all Swingline Advances and payments of principal made under this Note, but no failure of the Swingline Bank to make such recordings shall affect the Borrower's repayment obligations under this Note.

        Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

        The Obligations evidenced by this Note are guaranteed by certain Guaranties and secured pursuant to the terms of certain of the Security Documents.

        This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

EXHIBIT K

MORTGAGE, ASSIGNMENT OF LEASES, AND SECURITY AGREEMENT

SECURING FUTURE ADVANCES

BY

CREDIT LYONNAIS NEW YORK BRANCH

        BE IT KNOWN, that on this 9th day of March, 2004, before me, the undersigned Notary Public duly commissioned and qualified, personally came and appeared:

Global Industries, Ltd., a Louisiana corporation, appearing herein through its undersigned officer duly authorized hereunto, pursuant to resolutions of its Board of Directors, a certified copy of which is annexed hereto, which has a mailing address of 8000 Global Drive, Carlyss, Louisiana, 70665, and a Federal Tax Identification No. of 72-1212563 ('Mortgagor'),

which said Mortgagor did acknowledge and declare for the benefit of CREDIT LYONNAIS NEW YORK BRANCH, whose federal tax identification number is ____________________, with a mailing address of 1301 Avenue of the Americas, New York, New York 10019, individually (in such capacity, 'CLNY') and as administrative agent (in such capacity, 'Administrative Agent') for the Credit Parties (as hereinafter defined), with the Administrative Agent acting hereunder on behalf of the Credit Parties being referred to as 'Mortgagee', as follows:

RECITALS

        A. Mortgagor and Global Offshore Mexico, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the 'Mexican Borrower' and, together with the Mortgagor, the 'Borrowers'), have entered into a Credit Agreement dated as of March 9, 2004 (as amended, modified, supplemented or restated from time to time, the 'Credit Agreement') together with the lenders party thereto (the 'Lenders'), and the Administrative Agent, providing for the making of Advances by the Lenders and the Swingline Bank, and the issuance of Letters of Credit by the Issuing Bank. (All capitalized terms not otherwise defined in this Mortgage shall have the meaning assigned to such terms in the Credit Agreement).

        B. Mortgagor desires to execute this Mortgage in order to secure the full and punctual payment and performance of the Indebtedness (as hereinafter defined).

        C. The making of the loans by the Credit Parties to the Borrowers has been and will in the future be of substantial benefit to the Mortgagor and, consequently, the Mortgagor has agreed to execute and deliver this Mortgage and to grant the mortgage liens and security interests provided for herein.

        NOW, THEREFORE, the Mortgagor hereby agrees with the Mortgagee, for its benefit and the benefit of the Credit Parties, as follows:

ARTICLE 1

Definitions

        Section 1.1 Terms Defined Above. As used in this Mortgage, the terms 'CLNY,' 'Administrative Agent,' 'Mortgagee,' 'Mortgagor,' 'Mexican Borrower,' 'Borrowers,' and 'Credit Agreement' shall have the meanings indicated above.

        Section 1.2 Certain Definitions. As used in this Mortgage, the following terms shall have the meanings indicated, unless the context otherwise requires:

        'Collateral' shall have the meaning set forth in Section 2.3 ('Security Interests') of this Mortgage.

        'Credit Parties' shall mean the Lenders, the Administrative Agent, the Issuing Bank, and the Swingline Bank, and their respective successors and assigns.

        'Default' shall mean the occurrence of any of the events specified (or incorporated by reference to the Credit Agreement) in Section 5.1 ('Events of Default') hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

        'Default Rate' shall mean the rate of interest then payable under the Credit Agreement for a past-due Base Rate Advance.

        'Event of Default' shall have the meaning set forth in Section 5.1 ('Events of Default') of this Mortgage.

        'Indebtedness' shall mean the Secured Obligations and all of the following:

(a) the payment of all other amounts with interest thereon becoming due and payable under the terms of the Credit Documents, or any instrument securing or executed in connection with the Notes, including (but not limited to) any monies advanced by the Administrative Agent, the Issuing Bank, the Swingline Bank, or any of the Lenders on behalf of any Borrower;

(b) any extension, modification, renewal or reamortization of the Secured Obligations, and any increase or addition thereto; and

(c) the payment of all other indebtedness and obligations, of whatever kind or character, now owing or which may hereafter become owing by Mortgagor, any Borrower, or any guarantor of the Secured Obligations to the Credit Parties, pursuant to the terms and conditions of the Credit Documents, whether such indebtedness is direct or indirect, primary or secondary, fixed or contingent, or arises out of or is evidenced by a note, deed of trust, open account, overdraft, endorsement, surety agreement, guaranty or otherwise, it being contemplated that Mortgagor and the Borrowers may hereafter become indebted to the Credit Parties for further sum or sums.

        'Leases' shall have the meaning set forth in Section 2.2 ('Assignment of Leases and Rentals') of this Mortgage.

        'Lenders' shall mean the lenders (including CLNY) which are parties to the Credit Agreement and their respective successors and assigns.

        'Lien' shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute, or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term 'Lien' shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Mortgage, the Mortgagor shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

        'Mortgage' shall mean this Mortgage, Assignment of Leases and Security Agreement Securing Future Advances, as amended or supplemented from time to time.

        'Mortgaged Property' shall have the meaning set forth in Section 2.1 ('Hypothecation') of this Mortgage.

        'Note' and 'Notes' shall have the meanings set forth in the Credit Agreementand shall include all extensions, renewals, modifications, increases and rearrangements of same.

        'Permitted Prior Liens' shall have the meaning set forth in the Credit Agreement.

        'Person' shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

        'Premises' shall have the meaning set forth in Section 2.1 ('Hypothecation') of this Mortgage.

        'Proceeds' shall mean all cash and non-cash proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, Collateral, including without limitation all claims of the Mortgagor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, and including proceeds of all such proceeds, in each case whether now existing or hereafter arising.

        'Rentals' shall have the meaning set forth in Section 2.2 ('Assignment of Leases and Rentals') of this Mortgage.

        'Secured Obligations' shall mean the Obligations (as such term is defined in the Credit Agreement), including but not limited to:

(a) the obligations of the Borrowers under the Notes (which in the aggregate have a stated principal amount of up to $150,000,000), with interest at the rate stipulated therein and providing for final maturity on or before March 9, 2007;

(b) the obligations of the Guarantors under the Guaranties; and

(c) any other obligations of the Borrowers or the Guarantors arising under any Credit Documents, together with any extensions, modifications, substitutions, amendments and renewals thereof, the terms of which are incorporated herein by reference, whether for principal, interest, fees, expenses, indemnification or otherwise.

        'Security Interests' shall mean the mortgage liens, collateral assignments, and security interests in the Collateral and Proceeds granted hereunder securing the Indebtedness.

        'Tenants' shall have the meaning set forth in Section 2.2 ('Assignment of Leases and Rentals') of this Mortgage.

        'UCC' shall mean the Uniform Commercial Code, Commercial Laws-Secured Transactions (Louisiana Revised Statutes 10:9-101 through 9-605) in the State of Louisiana, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Louisiana, 'UCC' means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

        Section 1.3 Uniform Commercial Code Definitions. As used herein, the terms 'fixtures,' 'inventory,' 'goods,' 'accounts,' and 'equipment,' shall have the meanings given to those terms under the UCC.

ARTICLE 2

Liens and Security Interest

        Section 2.1 Hypothecation. In order to secure all present and future Indebtedness, all according to the terms and tenor hereof, Mortgagor does by these presents specially mortgage, affect and hypothecate in favor of Mortgagee, for the benefit of the Credit Parties, the following described property, to-wit:

See Exhibit 'A' attached hereto and made a part hereof by reference;

together with all the buildings and improvements situated on the above-described immovable property and all appurtenances, rights, ways, privileges, servitudes, prescriptions and advantages thereunto belonging or in anywise appertaining, including, but without limitation, all component parts of the above-described immovable property, and all component parts of any building or other construction located on the above-described immovable property, now or hereafter a part of or attached to said immovable property or used in connection therewith (said immovable property, together with said buildings and improvements and other rights, privileges and interests encumbered or conveyed hereby collectively referred to as the 'Premises') and, further, together with the right to receive proceeds attributable to the insurance loss of the Premises, all as provided in Louisiana Revised Statutes 9:5386. (All of the foregoing immovable and movable property and incorporeal rights covered by and subject to this Mortgage are herein collectively referred to as the 'Mortgaged Property.')

        The Mortgaged Property is to remain so specially mortgaged, affected and hypothecated unto and in favor of the Mortgagee until the full and final payment or discharge of the Indebtedness, and the Mortgagor is herein and hereby bound and obligated not to sell or alienate the Mortgaged Property, except under circumstances, if any, expressly permitted by the Credit Agreement.

        Section 2.2 Assignment of Leases and Rentals. In accordance with the provisions of La. R.S. 9:4401, and to further secure the full and punctual payment and performance of all present and future Indebtedness, the Mortgagor does hereby assign and pledge unto Mortgagee, for the benefit of the Credit Parties, and grant a continuing security interest in, all of the Mortgagor's right, title and interest in and to (i) all leases affecting the Mortgaged Property or any part thereof, whether now existing or hereafter arising, together with any and all renewals, extensions or modifications thereof (the 'Leases'), and (ii) all rentals, income, profits, security deposits and other sums due or becoming due under the Leases (the 'Rentals'). The rights assigned by this Mortgage include, without limitation, all of the Mortgagor's right, power, privilege and option to modify, amend or terminate the Leases, or waive or release the performance or satisfaction of any duty or obligation of any tenant or lessee (each a 'Tenant') under the Leases.

        Section 2.3 The Security Interests. In order to secure the full and punctual payment and performance of all present and future Indebtedness, the Mortgagor hereby grants to the Mortgagee, for the benefit of the Credit Parties, a continuing security interest in and to all right, title, and interest of the Mortgagor in, to, or under the following property, whether now owned or existing or hereafter acquired or arising:

(a) all of the movable property now or hereafter used in or found on or about the Premises, now owned or hereafter acquired by Mortgagor, including, but not limited to, all goods that become fixtures, all heating, lighting, refrigeration, plumbing, ventilating, laundry, incinerating, water-heating, cooking, dishwashing, electrical and air conditioning equipment, fixtures and appurtenances, together with all disposals, dishwashers, machinery, elevators, pumps, generators, sprinklers, wiring, pipe, doors, motors, compressors, boilers, condensing units, range hoods, windows, window screens, window shades, venetian blinds, awnings, drapes, shelving, mantels, cabinets, paneling, rugs and other floor coverings, and shrubbery, all building materials, inventory, furniture, appliances, goods, equipment and machinery and all renewals, replacements and substitutions thereof and additions thereto and Mortgagor's current and future rights as lessee under leases of any of the foregoing; all rights, titles and interests of Mortgagor in and to all timber to be cut from the Premises covered hereby and all minerals in, under and upon, produced or to be produced from the Premises, and without limitation of the foregoing, any and all permits, licenses, approvals, rights, rents, revenues, benefits, leases, concessions, licenses, tenements, hereditaments and appurtenances now or hereafter owned by Mortgagor and appertaining to, generated from, arising out of or belonging to the above described properties or any part thereof. Some of the said items are to become 'fixtures' on the Premises;

(b) All judgments, awards of damages, insurance proceeds and settlements hereafter made resulting from condemnation proceedings or the taking of all or any part of the Premises under the power of eminent domain, or for any damage (whether caused by a taking, a casualty or otherwise) to the Premises or any part thereof, or to any rights appurtenant thereto, including, but not limited to, any award for change of grade of streets. The Mortgagee is hereby authorized, but shall not be required, on behalf and in the name of Mortgagor to execute and deliver valid acquittances for, and to appeal from, any such judgments or awards. Subject to the terms and conditions of the Credit Agreement, the Mortgagee may apply all such sums or any part thereof so received as a payment on the Indebtedness;

(c) all bonuses, rents, royalties and other accounts resulting from the sale of severed minerals or the like (including oil and gas) accrued or to accrue under all oil, gas or mineral leases affecting the Premises, now existing or which may hereafter come into existence. Mortgagor directs payment of the same to the Mortgagee, for the benefit of the Credit Parties, at the option of the Mortgagee and upon written demand of the Mortgagee therefor, to be applied to the Indebtedness until paid, whether due or not, after any Event of Default;

(d) all books and records (including, without limitation, accounting records, customer lists, credit files, computer programs and data, tapes, disks, punch cards, data processing software, transaction files, master files, printouts and other computer materials and records) of the Mortgagor relating to the Premises; and

(e) all Proceeds and products of all or any of the Collateral described in clauses (a) through (d) hereof and, to the extent not otherwise included, all payments under any insurance, indemnity, warranty or guaranty of or for the foregoing Collateral.

The term 'Collateral' means each and all of the items and property described in clauses (a)-(e) above, together with the Mortgaged Property, the Leases, the Rentals and the property described in the balance of this Section 2.3 below.

        Without limitation of the foregoing, the 'Collateral' shall also include all right, title, and interest now owned or hereafter acquired by Mortgagor in and to the following described property and all replacements or substitutions therefor and all products and proceeds thereof:

(a) all contracts, now or hereafter entered into by and between the Mortgagor and any contractor or supplier as well as all right, title, and interest of Mortgagor under any subcontracts, providing for the construction (original, restorative, or otherwise) of any improvements to or on any of the Premises or the furnishing of any materials, supplies, equipment, or labor in connection with any such construction

(b) all of the plans, specifications, and drawings (including but not limited to plot plans, foundations plans, floor plans, elevations, framing plans, cross-sections of walls, mechanical plans, electrical plans and architectural and engineering plans, and architectural and engineering studies and analyses) heretofore or hereafter prepared by any architect or engineer, in respect of any of the Premises;

(c) all agreements now or hereafter entered into with any party in respect to architectural, engineering, management, or consulting services rendered or to be rendered in respect of planning, design, inspection, or supervision of the construction or management of any of the Premises;

(d) any commitment issued by any lender or investor other than the Mortgagee to finance or invest in any of the Premises; and

(e) any completion or performance bond or labor and material payment bond and any other bond relating to the Premises or to any contract providing for construction of improvements to any of the Premises.

        Section 2.4 Maximum Amount.

(a) The maximum amount of the Indebtedness that may be outstanding at any time and from time to time that this Mortgage secures, including without limitation as a mortgage and as a collateral assignment, including all principal, interest and any expenses or Advances incurred by the Credit Parties and all other amounts included within the Indebtedness, is six hundred million ($600,000,000) dollars.

(b) The Mortgagor acknowledges that this Mortgage secures all loans and advances made or incurred by the Credit Parties under or pursuant to this Mortgage and or otherwise pursuant to the Credit Agreement, whether optional or obligatory by the Credit Parties. This Mortgage is and shall remain effective, even though the amount of the Indebtedness may now be zero or may later be reduced to zero, until all of the amounts, liabilities, and obligations, present and future, comprising the Indebtedness have been incurred and are extinguished. When no Indebtedness secured by this Mortgage exists and the Credit Parties are not bound to permit any Indebtedness to be incurred, this Mortgage may be terminated by the Mortgagor upon thirty (30) days prior written notice sent by the Mortgagor to the Mortgagee in accordance with the provisions of this Mortgage.

        Section 2.5 Condemnation. Without limiting the generality of Section 2.3 above, the Mortgagor hereby assigns to the Mortgagee, for the benefit of the Credit Parties, any and all awards that may be given or made in any proceedings by any legally constituted authority to condemn or expropriate the Collateral, or any part thereof, under power of eminent domain, and if there is such a condemnation or expropriation, the Mortgagee shall have the right to apply the proceeds thereof toward the payment of the Indebtedness.

        Section 2.6 Subrogation to Existing Liens. It is agreed that the Liens and security interests hereby created shall take precedence over and be a prior Lien to any other Lien of any kind or character, including vendor's, materialman's or mechanic's Liens, hereafter created on the Collateral, and in the event the proceeds of the Notes are used to acquire or to pay off and satisfy any indebtedness and Liens heretofore existing on the Collateral, then the Mortgagee is, and shall be, subrogated to all of the rights, Liens, and remedies of the holders of the indebtedness and Liens so acquired or paid off, regardless of whether said indebtedness and Liens are acquired by the Mortgagee by assignment or are released by the holders thereof upon payment.

        Section 2.7 No Liability. The Security Interests are granted as security only and shall not subject the Administrative Agent or the Credit Parties to, or transfer or in any way affect or modify, any obligation or liability of the Mortgagor with respect to any of the Collateral or any transaction in connection therewith.

ARTICLE 3

Representations and Warranties

        In order to induce the Mortgagee to enter into this Mortgage, the Mortgagor represents and warrants to the Mortgagee (which representations and warranties will survive the extensions of credit under the Credit Documents) that:

        Section 3.1 Title to Collateral. The Mortgagor has good and merchantable title to the Collateral, except the portion thereof consisting of after-acquired property, free of all Liens except Permitted Prior Liens, and the Mortgagor will have good and merchantable title to such after-acquired Collateral, free of Liens except Permitted Prior Liens. Furthermore, the Mortgagor has not heretofore conveyed or agreed to convey or encumber the Collateral in any way, except with the Permitted Prior Liens.

        Section 3.2 Environmental Matters. All representations and warranties set forth in the Credit Agreement relating to Environmental Laws, Hazardous Substances, and related concepts are adopted herein by reference as if reproduced herein in their entirety, such representations and warranties being hereby expressly made by Mortgagor to Mortgagee with respect to the Mortgagor and the Collateral.

        Section 3.3 Legal Requirements. The Collateral is in compliance with all Legal Requirements affecting such property.

        Section 3.4 Certain Events. That prior to the recordation of this Mortgage in the appropriate records of the parish in which the Premises or any part thereof are situated, none of the following have occurred which have not been completed and paid for in full: (i) construction of any proposed above or below ground improvements, structures, additions or alterations, (ii) materials or supplies have been delivered to or labor performed on the Premises, and (iii) Mortgagor has entered into any contracts or agreements for the construction of any improvements, structures, additions or alterations, or the delivery of any materials or supplies or the performance of said labor.

        Section 3.5 Taxpayer Identification Number. The federal taxpayer identification number of the Mortgagor is as follows: 72-1212563.

        Section 3.6 Chief Executive Office. The chief executive office of the Mortgagor is located at 8000 Global Drive, Carlyss, Louisiana, 70665.

        Section 3.7 Business Locations. The books and records pertaining to the Collateral are located at the Premises.

        Section 3.8 Continuing Accuracy. All of the representations and warranties contained in this Article or elsewhere in this Mortgage shall be true through and until the date on which this Mortgage is canceled and released by Mortgagee, and Mortgagor shall promptly notify Mortgagee of any event which would render any of said representations and warranties untrue or misleading.

ARTICLE 4

Covenants

        The Mortgagor will at all times comply with the covenants contained in this Article 4, from the date hereof and for so long as any part of the Indebtedness is outstanding.

        Section 4.1 Credit Agreement. The Mortgagor will timely perform all of its obligations under the Credit Documents in accordance with their respective terms and conditions, including without limitation (i) paying all taxes and assessments levied or assessed against the Collateral as provided herein and in the Credit Agreement, (ii) maintaining the Collateral as provided herein and in the Credit Agreement, (iii) complying with all Legal Requirements as provided herein and in the Credit Agreement, (iv) carrying the insurance required herein and in the Credit Agreement and (iv) removing all Liens from the Collateral except those permitted under the Credit Agreement.

        Section 4.2 Taxes and Other Liens. The Mortgagor will pay and discharge promptly when due all excise, property, sales, use, and other taxes, assessments and governmental charges or levies imposed the Collateral as well as all claims of any kind (including claims for labor, materials, supplies, and rent) which, if unpaid, might become a Lien upon any or all of the Collateral, except to the extent expressly permitted by the terms of the Credit Agreement.

        Section 4.3 Further Assurances. The Mortgagor will keep the lien of this Mortgage valid and unimpaired. The Mortgagor will promptly (and in no event later than 15 days after written notice from the Mortgagee is received) cure any defects in the creation, execution, and delivery of this Mortgage. The Mortgagor at its expense will promptly execute and deliver to the Mortgagee upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Mortgagor in this Mortgage or to further evidence and more fully describe the Collateral or more fully state the secured obligations set out herein, or to perfect, protect or preserve any Liens created pursuant to this Mortgage, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Mortgage.

        Section 4.4 Reimbursement of Expenses. The Mortgagor will pay all reasonable legal fees incurred by the Mortgagee in connection with the preparation of this Mortgage. The Mortgagor will, upon request, promptly reimburse the Mortgagee for all amounts expended, advanced or incurred by the Mortgagee to satisfy any obligation of the Mortgagor under this Mortgage, or to protect the Collateral or business of the Mortgagor or to collect the Indebtedness, or to enforce the rights of the Mortgagee under this Mortgage, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Mortgagee in connection with any such matters, together with interest at the Default Rate on each such amount from the date that the same is expended, advanced or incurred by the Mortgagee until the date of reimbursement to the Mortgagee. All such amounts (and interest) shall be treated as Advances as provided hereinbelow in this Mortgage.

        Section 4.5 Insurance. The Mortgagor will procure and maintain for the benefit of the Mortgagee (a) original paid-up insurance policies with amounts, form and substance, companies and expiration dates acceptable to the Mortgagee and containing a non-contributory standard mortgagee clause or its equivalent in favor of the Mortgagee and (b) such other insurance as required by the Credit Agreement. In the event the Mortgagor should, for any reason whatsoever, fail to keep the Collateral or any part thereof so insured, or to keep said policies so payable, or fail to deliver to the Mortgagee the original or certified policies of insurance and the renewals therefor upon demand, then the Mortgagee, if it so elects, may itself have such insurance effected in such amounts and with such companies as it may deem proper and may pay the premiums therefor. The Mortgagor will notify the Mortgagee immediately in writing of any material fire or other casualty to or accident involving the Collateral, whether or not such fire, casualty or accident is covered by insurance. The Mortgagor will promptly further notify Mortgagor's insurance company and submit an appropriate claim and proof of claim to the insurance company as to any of the Collateral that is damaged or destroyed by fire or other casualty. If the Collateral is damaged or destroyed, in whole or in part, by fire or other casualty, the Mortgagee may, at its election, either apply the net proceeds thereof toward the payment of the Indebtedness or pay the net proceeds thereof to the Mortgagor, either wholly or in part, and under such conditions as the Mortgagee may determine to enable Mortgagor to repair or restore the Collateral. The Mortgagor will not do or permit anything to be done to the Collateral that may violate the terms of any insurance covering the Collateral or any part thereof.

        Section 4.6 Taxation of Mortgage. In the event that any governmental authority shall impose any taxation of mortgages or the indebtedness they secure, Mortgagor will pay such governmental taxes, assessments or charges either to the governmental authority or to Mortgagee, as provided by law.

        Section 4.7 Right of Inspection. The Mortgagor will permit any officer, employee or agent of the Mortgagee to visit and inspect the Collateral, examine the books of record and accounts of the Mortgagor, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Mortgagor with the Mortgagor 's officers, accountants and auditors, all at such reasonable times and on reasonable notice and as often as the Mortgagee may reasonably desire.

        Section 4.8 Indemnification. The Mortgagor will indemnify the Mortgagee and the Credit Parties and hold the Mortgagee and the Credit Parties harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against the Mortgagee or any Credit Party in any way relating to, or arising in connection with, the use or occupancy of the Collateral.

        Section 4.9 Compliance with Laws and Covenants. The Mortgagor will observe and comply with all Legal Requirements applicable to the Mortgagor or to the Collateral.

        Section 4.10 Maintenance of the Collateral. The Mortgagor will maintain, preserve, and keep the Collateral at all times in thorough repair, good working order and good condition and will, from time to time, make all necessary repairs, replacements, additions, betterments and improvements so that the security of this Mortgage and the value, use and operation of the Collateral shall at no time become impaired.

        Section 4.11 Environmental Indemnity. The Mortgagor will defend, indemnify and hold Mortgagee, the Credit Parties and their respective directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys' fees and fees of expert witnesses) arising from or in connection with (i) the presence in, on or under or the removal from the Collateral of any hazardous substances or solid wastes (as defined elsewhere in this Mortgage), or any releases or discharges of any hazardous substances or solid wastes on, under or from such property, (ii) any activity carried on or undertaken on or off the Collateral, whether prior to or during the term of this Mortgage, and whether by Mortgagor or any predecessor in title or any officers, employees, agents, contractors or subcontractors of Mortgagor or any predecessor in title, or any third persons at any time occupying or present on the Collateral, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transport or disposal of any hazardous substances or solid wastes at any time located or present on or under the Collateral, or (iii) any breach of any representation, warranty or covenant under the terms of this Mortgage. The foregoing indemnity shall further apply to any residual contamination on or under the Collateral, or affecting any natural resources, and to any contamination of the Collateral or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. Without prejudice to the survival of any other agreements of the Mortgagor hereunder, the provisions of this Section shall survive the final payment of all Indebtedness and the termination of this Mortgage and shall continue thereafter in full force and effect.

        Section 4.12 Filing. The Mortgagor agrees that a carbon, photographic, facsimile, photostatic or other reproduction of this Mortgage or of a financing statement is sufficient as a financing statement. The Mortgagor shall pay all costs of or incidental to the recording or filing of any financing, amendment, continuation, termination or other statements concerning the Collateral.

        Section 4.13 Transfer and Other Liens. The Mortgagor will not sell, lease, transfer, exchange or otherwise dispose of the Collateral or the Proceeds, or any part thereof, without the prior written consent of the Mortgagee and will not permit any Lien to attach to the Collateral or the Proceeds, or any part thereof, other than Permitted Prior Liens.

ARTICLE 5

Default

        Section 5.1 Events of Default. Any of the following events shall be considered an 'Event of Default' as that term is used herein:

(a) the occurrence of an 'Event of Default' as defined in the Credit Agreement; or

(b) the violation or breach of any term or provision of this Mortgage.

        Section 5.2 Remedies.

(a) Upon the happening of any Event of Default, the Mortgagee may, by written notice to the Mortgagor, declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Mortgagor.

(b) Upon the occurrence of any Event of Default, the Mortgagee may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against the Mortgagor, in and to the Collateral, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as the Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Mortgagee: (i) institute proceedings for the foreclosure of this Mortgage in which case the Collateral may be sold for cash or upon credit in one or more parcels or portions under executory or ordinary process, at the Mortgagees sole option, without appraisement, appraisement being expressly waived; or (ii) to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Mortgage for the portion of the Indebtedness then due and payable, subject to the continuing lien of this Mortgage for the balance of the Indebtedness not then due; or (iii) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained in this Mortgage; (iv) recover judgment on the Notes either before, during or after any proceedings for the enforcement of this Mortgage; or (v) apply for the appointment of a trustee, receiver, liquidator or conservator of the Collateral, without regard for the adequacy of the security for the Indebtedness and without regard for the solvency of the Mortgagor or of any person, firm or other entity liable for the payment of the Indebtedness; or (vi) pursue such other remedies as the Mortgagee may have under applicable law.

(c) The proceeds or avails of any sale made under or by virtue of this Article 5, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article 5 or otherwise, shall be applied in accordance with Section 7.06 of the Credit Agreement..

(d) Upon any sale made under or by virtue of this Article 5, the Mortgagee may bid for and acquire the Collateral or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Indebtedness the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which the Mortgagee is authorized to deduct under this Mortgage.

(e) The Mortgagee may proceed under this Mortgage solely as to the immovable property interests, or solely as to the movable property interests, or as to both the immovable and movable property interests in accordance with its rights and remedies in respect of the immovable property interests.

        Section 5.3 Leases and Rentals. Upon the occurrence of any Event of Default, the Mortgagee may additionally take any one or more of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as the Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Mortgagee:

(a) The Mortgagee may notify any and all Tenants to pay all Rentals due thereafter directly to the Mortgagee at the address set forth in the Mortgagees notice to such Tenants. The Mortgagor irrevocably agrees that all such Tenants shall be authorized to pay the Rentals directly to the Mortgagee without liability of such Tenants for the determination of the actual existence of any default by the Mortgagor claimed by the Mortgagee. Tenants shall be expressly relieved of any and all duty, liability and obligation to the Mortgagor in connection with any and all Rentals so paid.

(b) The Mortgagee may enter upon and take possession of the Mortgaged Property, to manage and operate the Mortgaged Property and the Mortgagor's business on the Mortgaged Property, and take possession of and use all books of account and financial records of the Mortgagor and its property managers or representatives, if any, relating to the Mortgaged Property.

(c) The Mortgagee may alter, modify, amend, terminate or permit the surrender of any or all Leases, and the Mortgagee may execute new Leases of any part of the Mortgaged Property, including Leases that extend beyond the maturity date of the Notes.

The enforcement of any and all such rights available to the Mortgagee hereunder shall continue for so long as the Mortgagee shall elect, notwithstanding that the collection and application of the Rentals may have cured the original default. Following the exercise of any of the foregoing rights, the Mortgagee may, at its sole option, through written notice to the Mortgagor, permit the Mortgagor to re-enter and take possession of the Mortgaged Property or any part thereof and to perform all acts necessary for the operation and maintenance of the Mortgaged Property, including the right to collect the Rentals, but the Mortgagee shall nevertheless have the right, effective upon written notice, to demand, sue for possession of and collect the Rentals under the Leases and otherwise exercise its rights under this Mortgage again.

        Section 5.4 Sale. Upon the occurrence of an Event of Default, the Mortgagee may exercise all rights of a secured party under the UCC and other applicable law (including the Uniform Commercial Code as in effect in another applicable jurisdiction) and, in addition, the Mortgagee may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell the Collateral and the Proceeds or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Mortgagee may deem satisfactory. The Mortgagee may be the purchaser of any or all of the Collateral and Proceeds so sold at any public sale (or, if the Collateral and Proceeds is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Mortgagor will execute and deliver such documents and take such other action as the Mortgagee deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Mortgagee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral and Proceeds so sold. Each purchaser at any such sale shall hold the Collateral and Proceeds so sold to it absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Mortgagor which may be waived, and the Mortgagor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay of appraisal which it has or may have under any law now existing or hereafter adopted. The Mortgagor agrees that ten (10) days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral and Proceeds constitutes ' reasonable notification' within the meaning of Section 9-504(3) of the UCC, except that shorter or no notice shall be reasonable as to any Collateral and Proceeds which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. The notice (if any) of such sale shall (a) in case of a public sale, state the time and place fixed for such sale, and (b) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Mortgagee may fix in the notice of such sale. At any such sale the Collateral and Proceeds may be sold in one lot as an entirety or in separate parcels or portions, as the Mortgagee may determine. The Mortgagee shall not be obligated to make any such sale pursuant to any such notice. The Mortgagee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral and Proceeds on credit or for future delivery, the Collateral or Proceeds so sold may be retained by the Mortgagee until the selling price is paid by the purchaser thereof, but the Mortgagee shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral and Proceeds so sold and, in case of any such failure, such Collateral and Proceeds may again be sold upon like notice.

        Section 5.5 Assemble Collateral. For the purpose of enforcing any and all rights and remedies under this Agreement the Mortgagee may (a) require the Mortgagor to, and the Mortgagor agrees that it will, at its expense and upon the request of the Mortgagee, forthwith assemble all or any part of the Collateral and Proceeds as directed by the Mortgagee and make it available at a place designated by the Mortgagee which is, in its opinion, reasonably convenient to the Mortgagee and the Mortgagor, whether at the Premises of the Mortgagor or otherwise, and Mortgagee shall be entitled to specific performance of this obligation, (b) to the extent permitted by applicable law of this or any other state, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral or Proceeds is or may be located, and without charge or liability to it seize and remove such Collateral or Proceeds from such premises, (c) have access to and use the Mortgagor's books and records relating to the Collateral and Proceeds and (d) prior to the disposition of the Collateral and Proceeds, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by the Mortgagor, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Mortgagee deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used by the Mortgagor.

        Section 5.6 Limitation on Duty of Mortgagee. Beyond the exercise of reasonable care in the custody thereof, the Mortgagee shall have no duty as to any Collateral or Proceeds in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Mortgagee shall be deemed to have exercised reasonable care in the custody of the Collateral and Proceeds in its possession if the Collateral and Proceeds is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral or Proceeds, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Mortgagee in good faith. The Mortgagor agrees that the Mortgagee shall not be obligated to preserve rights against prior parties obligated on any instruments.

        Section 5.7 Appointment of Agent. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Mortgagee may appoint a bank or trust company or one or more other Persons with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment.

        Section 5.8 Confession of Judgment. For purposes of foreclosure under Louisiana executory process procedures, Mortgagor hereby acknowledges the Indebtedness and confesses judgment in favor of Mortgagee for the full amount of the Indebtedness.

        Section 5.9 Attorney Fees and Expenses. In case the Notes are placed in the hands of an attorney at law for the filing of foreclosure proceedings, to protect the rights of Mortgagee or to enforce any of the agreements contained in this Mortgage, Mortgagor will pay all costs of collection, including but not limited to reasonable attorneys' fees, incurred in connection with the protection of or realization of collateral or in connection with any of Mortgagees collection efforts, whether or not suit on the Notes or any foreclosure proceedings is filed. All insurance expenses and all expenses of protecting, storing, warehousing, appraising, preparing for sale, handling, maintaining and shipping the Collateral, all expenses in respect of periodic appraisals and inspections of the Collateral to the extent the same may be requested from time to time, and all expenses in respect of the sale or other disposition thereof shall be borne and paid by the Mortgagor; and if the Mortgagor fails to promptly pay any portion thereof when due, the Mortgagee may, at its option, but shall not be required to, pay the same and charge the Mortgagor's account therefor, and the Mortgagor agrees to reimburse the Mortgagee therefor on demand. The Mortgagor further agrees that the Indebtedness shall be increased by the amount of said costs and fees.

        Section 5.10 Renewal and Extension. The Mortgagee, without notice, may release any part of the Collateral, or any person liable on the Indebtedness, without in any way affecting the Lien hereof upon any portion of the Collateral not expressly released, and may agree with any party obligated on the Indebtedness, or having any interest in the Collateral, to renew and extend the time or manner of payment of all or any part of the Indebtedness. Such agreement shall not in any way release or impair the Lien hereof, but shall renew and extend the Lien hereof against the Collateral without altering or affecting the priority of the Lien created by this Mortgage in favor of any junior encumbrancer, mortgagee, or purchaser, or any person acquiring an interest in the Collateral, and this Mortgage shall remain first and superior to any Liens that may be placed thereon, or that may be fixed, given or imposed by law thereon after the execution of this instrument notwithstanding any such extension of the time of payment, or the release of a portion of said property from this Lien.

        Section 5.11 Advances by Mortgagee. The Mortgagor authorizes the Mortgagee in the Mortgagees discretion to advance any sums necessary for the purpose of paying (a) insurance premiums, (b) any and all excise, property, sales, use and other taxes, forced contributions, service charges, local assessments and governmental charges on any of the Collateral, (c) any Liens affecting the Collateral (whether superior or subordinate to the lien of this Mortgage) not permitted by this Mortgage, (d) necessary repairs and maintenance expenses, or (e) any other amounts which the Mortgagee deems necessary and appropriate to preserve the validity and ranking of this Mortgage, to cure any Defaults or to prevent the occurrence of any Default (collectively, the 'Advances') of whatever kind; provided, however, that nothing herein contained shall be construed as making such Advances obligatory upon Mortgagee, or as making Mortgagee liable for any loss, damage, or injury resulting from the nonpayment thereof. The Mortgagor covenants and agrees that within five (5) days after demand therefor by the Mortgagee, the Mortgagor will repay the Advances to Mortgagee, together with interest thereon at the Default Rate, and in addition will repay any other reasonable costs, attorneys' fees and expenses, charges and expenses of any and every kind for the full protection and preservation of the Collateral or this Mortgage, including payments required in respect to any Lien affecting the Collateral, together with interest thereon at the Default Rate. All such Advances and amounts (including interest) shall be included in the Indebtedness secured hereby (subject to the maximum amount of the Indebtedness set forth above in this Mortgage).

        Section 5.12 Keeper. In the event the Collateral, or any part thereof, is seized as an incident to an action for the recognition or enforcement of this Mortgage by executory process, ordinary process, sequestration, writ of fieri facias or otherwise, the Mortgagor and the Mortgagee agree that the court issuing any such order shall, if petitioned for by Mortgagee, direct the applicable sheriff to appoint as a keeper of the Collateral, the Mortgagee or any agent designated by Mortgagee or any person named by Mortgagee at the time such seizure is effected. This designation is pursuant to Louisiana Revised Statutes 9:5136 through 5140.2, inclusive, as the same may be amended, and the Mortgagee shall be entitled to all the rights and benefits afforded thereunder. It is hereby agreed that the keeper shall be entitled to receive as compensation, in excess of its reasonable costs and expenses incurred in the administration or preservation of the Collateral, an amount equal to $250.00 per day, which shall be included as Indebtedness secured by this Mortgage. The designation of keeper made herein shall not be deemed to require the Mortgagee to provoke the appointment of such a keeper.

        Section 5.13 Waivers. The Mortgagor waives in favor of the Mortgagee any and all homestead exemptions and other exemptions of seizure or otherwise to which Mortgagor is or may be entitled under the constitution and statutes of the State of Louisiana insofar as the Collateral is concerned. Mortgagor further waives: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the demand and three days' delay accorded by Louisiana Code of Civil Procedure Articles 2639 and 2721; (c) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (d) the three days' delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (e) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above.

        Section 5.14 Authentic Evidence. Any and all declarations of facts made by authentic act before a notary public in the presence of two witnesses by a person declaring that such facts lie within his knowledge, shall constitute authentic evidence of such facts for the purpose of executory process. The Mortgagor specifically agrees that such an affidavit by a representative of the Mortgagee as to the existence, amount, terms and maturity of the Indebtedness and of a default thereunder shall constitute authentic evidence of such facts for the purpose of executory process.

ARTICLE 6

Miscellaneous

        Section 6.1 Notices. Any notice or demand which, by provision of this Mortgage, is required or permitted to be given or served by one party to or on the other shall be delivered or made in accordance with the provisions of the Credit Agreement.

        Section 6.2 Amendment. Neither this Mortgage nor any provisions hereof may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        Section 6.3 Invalidity. In the event that any one or more of the provisions contained in this Mortgage shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Mortgage.

        Section 6.4 Survival of Agreements. All representations and warranties of the Mortgagor herein, and all covenants and agreements herein not fully performed before the effective date of this Mortgage, shall survive such date.

        Section 6.5 Waivers. No course of dealing on the part of the Mortgagee, its officers, employees, consultants or agents, nor any failure or delay by the Mortgagee with respect to exercising any of its rights, powers or privileges under this Mortgage shall operate as a waiver thereof.

        Section 6.6 Cumulative Rights. The rights and remedies of the Mortgagee under this Mortgage and the other Credit Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

        Section 6.7 Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Mortgagor and the Mortgagee to be performed hereunder.

        Section 6.8 Successors and Assigns; Participants.

(a) All covenants and agreements contained by or on behalf of the Mortgagor in this Mortgage shall bind its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns.

(b) This Mortgage is for the benefit of the Mortgagee, the Credit Parties and such other Person or Persons as may from time to time become or be the holders of any of the Indebtedness, and this Mortgage shall be transferable and negotiable, with the same force and effect and to the same extent as the Indebtedness may be transferrable, it being understood that, upon the transfer or assignment by the Credit Parties of any of the Indebtedness, the legal holder of such Indebtedness shall have all of the rights granted to the Mortgagee, for the benefit of the Credit Parties, under this Mortgage. The Mortgagor specifically agrees that upon any transfer of all or any portion of the Indebtedness, this Mortgage shall secure with retroactive rank the existing Indebtedness of the Mortgagor to the transferee and any and all Indebtedness to such transferee thereafter arising.

(c) Mortgagor hereby recognizes and agrees that the Mortgagee and the Credit Parties may, from time to time, one or more times, transfer all or any portion of the Indebtedness to one or more third parties. Such transfers may include, but are not limited to, sales of participation interests in such Indebtedness in favor of one or more third party lenders. Mortgagor specifically (i) consents to all such transfers and assignments, waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable law; (ii) agrees that the purchaser of a participation interest in the Indebtedness will be considered as the absolute owner of a percentage interest of such Indebtedness and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) agrees that any purchaser of a participation interest in the Indebtedness may exercise any and all rights of counter-claim, set-off, banker's lien and other liens with respect to any and all monies owing to the Mortgagor; and (iv) agrees that, upon any transfer of all or any portion of the Indebtedness, the Mortgagee and/or the subject Credit Party may transfer and deliver any and all collateral securing repayment of that Indebtedness to the transferee of such Indebtedness and such collateral shall secure any and all of the Indebtedness in favor of such a transferee, and after any such transfer has taken place, the Mortgagee and/or subject Credit Party shall be fully discharged from any and all future liability and responsibility to Mortgagor with respect to such collateral, and the transferee thereafter shall be vested with all the powers, rights and duties with respect to such collateral.

        Section 6.9 Reinstatement. In the event the Mortgagee shall elect to invoke any of the rights or remedies provided for herein, but shall thereafter determine to withdraw or discontinue same for any reason, it shall have the unqualified right to do so, whereupon all parties shall be automatically restored and returned to their respective positions regarding the Indebtedness and this document as shall have existed prior to the invocation of the Mortgagees rights hereunder and the rights, powers and remedies of the Mortgagee hereunder shall be and remain in full force and effect.

        Section 6.10 Further Documents. Mortgagor agrees that it shall execute and deliver such other and further documents and do and perform such other acts as may be reasonably necessary and proper to carry out the intention of the parties as herein expressed and to effect the purposes of this document and the loan transaction referred to herein. Without limitation of the foregoing, Mortgagor agrees to execute and deliver such documents as may be necessary to cause the Liens and security interests granted hereby to cover and apply to any property placed in, on or about the Premises in addition to, or replacement or substitution of, any of the Collateral.

        Section 6.11 Titles of Articles, Sections, and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Mortgage or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

        Section 6.12 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

        Section 6.13 Governing Law. This Mortgage is a contract made under and shall be construed in accordance with and governed by the laws of the United States of America and the State of Louisiana.

        Section 6.14 WAIVER OF JURY TRIAL. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE MORTGAGOR AND THE MORTGAGEE MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO, WHETHER DIRECTLY OR INDIRECTLY (AND WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE), THIS MORTGAGE, THE COLLATERAL AND ANY OTHER CREDIT DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE RELATIONSHIP ESTABLISHED HEREUNDER. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS MORTGAGE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE MORTGAGOR, AND THE MORTGAGOR HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE MORTGAGOR FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

        Section 6.15 Certificates. The production of mortgage, conveyance, tax research or other certificates is waived by consent, and the Mortgagor and the Mortgagee agree to hold me, Notary, harmless for failure to procure and attach same.

        Section 6.16 Credit Agreement. To the extent the specific terms and provisions of this Mortgage expressly conflict with the specific terms and provisions of the Credit Agreement, the specific terms and provisions of the Credit Agreement shall control. In the event that any provision in this Mortgage provides for action or the exercise of discretion by the Mortgagee, the terms of the Credit Agreement shall control for purposes of determining any consent or approval required from any of the Credit Parties prior to Mortgagees action or exercise of discretion.

THUS DONE AND PASSED on the day and in the month and year hereinabove first written, in the presence of the undersigned witnesses who hereunto sign their names with the Mortgagor, and me, Notary, after due reading of the whole.

WITNESSES:                                                                             MORTGAGOR:

                                                                                                     GLOBAL INDUSTRIES, LTD.,

                                                                                                     a Louisiana Corporation

____________________________________                    By:_______________________________

____________________________________                    Name: _______________________________

____________________________________                    Title: _______________________________

NOTARY PUBLIC

Printed Name: ___________________

My Commission Expires: __________

EXHIBIT A

PROPERTY DESCRIPTION

8000 Global Drive

Carlyss, Louisiana 70665

CALCASIEU

EXHIBIT L

FORM OF COMMITMENT INCREASE AGREEMENT

            This Commitment Increase Agreement dated as of ___________ ___, 2004 ('Agreement') is by and among Global Industries, Ltd., a Louisiana corporation ('Company'), [Affected Lender] ('Affected Lender') and Credit Lyonnais New York Branch, as Administrative Agent for the Lenders under the Credit Agreement described below (the 'Administrative Agent').

A.                 Reference is made to the Credit Agreement dated as of March 9, 2004 (as amended, supplemented or otherwise modified on or before the date hereof, 'Credit Agreement') among the Company, Global Offshore Mexico, S. de R.L. de C.V., the Lenders and the Administrative Agent.  All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement.

B.                 Pursuant to Section 2.01(c) of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to increase the aggregate Revolving Commitments by [adding to the Credit Agreement one or more commercial banks or other financial institutions] allowing one or more Lenders to increase their Revolving Commitments so that such added Revolving Commitments shall equal the increase in aggregate Revolving Commitments requested by the Company.

C.                 The Company has given notice to the Administrative Agent of its intention, pursuant to such Section 2.01(c) and with the consent of the Affected Lender, to increase the aggregate Revolving Commitments from [$______________] to [$________________], and the Guarantors and the Administrative Agent are willing to consent thereto.

Accordingly, the parties hereto agree as follows:

Increase of Revolving Commitment.  Pursuant to Section 2.01(c) of the Credit Agreement, the amount of the aggregate Revolving Commitments is hereby increased from [$________________] to [$________________].  The Affected Lender's Revolving Commitment, after giving effect to this Agreement is [$_______________].

Affected Lender.  The Affected Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.05 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) represents that the execution and delivery of this Agreement by the Affected Lender is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender, (vi) if the Affected Lender is a new lender, agrees that its payment instructions and notice instructions are as set forth in Schedule 1 and specifies as its Applicable Lending Office the office set forth in Schedule 1, (vii) if the Affected Lender is a new lender, attaches the forms required by Section 2.11(e) of the Credit Agreement, and (viii) if the Affected Lender is a new lender, represents that it is an Eligible Assignee.

 Company Representations and Warranties.  The Company hereby represents and warrants that (a) no Default or Event of Default exists under the Credit Agreement, and a certificate from a Responsible Officer stating that no Default or Event of Default exists has been, or contemporaneously herewith is being, delivered to the Administrative Agent, and (b) the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement are true and correct except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is true and correct as of such earlier date.

Consents.  (a) The Guarantors hereby consent to the increase in the Commitments effectuated hereby.  (b) The Administrative Agent hereby consents to this Agreement.

Governing Law; Credit Document.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This Agreement is a 'Credit Document' for all purposes.

Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Expenses.  The Company agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

Effectiveness.  When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Company, the Administrative Agent, the Guarantors and the Affected Lender, this Agreement shall become effective as of the date first written above.  Upon the effectiveness of this Agreement, the Affected Lender, to the extent such lender is not currently a Lender, shall constitute a 'Lender' under the Credit Agreement and the Affected Lender's Commitment shall be [$__________________].

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                                        GLOBAL INDUSTRIES, LTD.

                                                                        By: __________________________________

                                                                        Name:________________________________

                                                                        Title:_________________________________

                                                                        CREDIT LYONNAIS NEW YORK BRANCH,
                                                                        as Administrative Agent

                                                                        By: ___________________________________

                                                                        Name: _________________________________

                                                                        Title: __________________________________

 [Affected Lender]

 as Affected Lender

                                                                        By: ___________________________________

                                                                        Name: _________________________________

                                                                        Title: __________________________________

                                                                        [Guarantors]

                                                                        By: ___________________________________

                                                                        Name: _________________________________

                                                                        Title: __________________________________